UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BOSTON PROPERTIES, INC.

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April 6, 2022

To My Fellow BXP Stockholders,

On behalf of the entire Board of Directors, I want to thank you for your continued support of Boston Properties, Inc. and invite you to attend our 2022 Annual Meeting of Stockholders on May 19, 2022, in Washington, DC. I am delighted to say that we intend to hold our annual meeting in person once again. This will be the first “in-person” annual meeting since 2019, and it will be the first time since becoming a public company in 1997 that we will hold the meeting in Washington, DC. We hope to see you there.

As I reflect on BXP’s performance over the past two years – years dominated by the COVID-19 pandemic – I am impressed and inspired by the Company’s leadership and resilience. Like previous unforeseen events and downcycles, BXP’s strategy of operating in supply-constrained markets with high barriers-to-entry and signing long-term leases with financially strong tenants has proven durable yet again. In particular, 2021 was a year of economic volatility, including continued uncertainty regarding the duration and severity of COVID-19 and its variants, inflationary pressures and global supply chain disruptions that impacted most industries and many of our tenants. BXP’s executive team, led by Owen Thomas and Doug Linde, with the strategic oversight of a diverse and experienced Board, navigated these challenges, and we ended the year with positive momentum. We reported growth in diluted FFO per share of more than 4%(1) for 2021, our leasing volume rebounded to our historical quarterly average, we continued to execute on our sizeable development pipeline, and we established our Strategic Capital Program and used it to expand our footprint into Seattle, WA and the Midtown South submarket in New York City. The financial markets rewarded these successes as BXP’s total return to stockholders for 2021 was 26.2%.

BXP is stronger in many other ways because of the proper foundation that we laid for sustainable future growth. A critical element of that foundation is strong corporate governance, which begins with an independent Board of Directors with diverse backgrounds, skills and experiences and clearly defined committee roles and responsibilities. Properly constructed, the Board then actively engages with Company leadership and oversees strategy, risk and overall performance. As a Board, we remain committed to fulfilling these responsibilities and are keenly focused on BXP’s progress on environmental, social and governance (ESG) matters, including our strong commitments to diversity and sustainability.

With respect to sustainability, in particular, we reinforced our long-term focus on ESG issues by:

•	establishing a Sustainability Committee of the Board to enhance oversight of sustainability issues,

•	announcing our commitment to achieve carbon-neutral operations by 2025, including direct and indirect Scope 1 and Scope 2 emissions from our actively managed office portfolio, and

•

issuing a total of $1.7 billion of debt securities in our third and fourth green-bond offerings and committing to allocate the net proceeds to eligible “green” projects that support our sustainability goals.

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Numerous industry groups have recognized BXP’s commitment to sustainable development and operations.

•	BXP earned a tenth consecutive “Green Star” recognition in the 2021 GRESB® assessment and a GRESB 5-star rating.

•	BXP was named to Newsweek’s America’s Most Responsible Companies, ranking #1 in the real estate industry and #31 overall out of 500 companies in 2021.

•

BXP was named to the Dow Jones Sustainability Index (DJSI) North America. BXP was one of nine real estate companies that qualified and the only office REIT in the index, scoring in the 93rd percentile of the real estate companies assessed for inclusion.

•	BXP was also named to the inaugural Forbes Green Growth 50 list, ranking #4 among the top 50 companies reducing greenhouse gas emissions while growing profits.

The Board is proud of this recognition and is committed to maintaining BXP’s leadership role among participants in the real estate industry.

We also remain committed to the initiatives articulated by our Diversity & Inclusion Committee, including improvement in the recruiting, retention and advancement of ethnically diverse employees. More than half of all BXP employees promoted in early 2022 were women and more than 20% were non-white. The Board believes it is critical to set the tone at the top and lead by example in this area, so I’m delighted to add that, in December 2021, we appointed Mary E. Kipp to our Board. Mary lives and works in Seattle, Washington, a new market we entered for the first time in 2021. She is highly accomplished and has executive-level, public company experience as the current President and CEO of Puget Sound Energy, Inc., the largest electric and natural gas utility in the State of Washington. Prior to joining PSE, Mary served as CEO of El Paso Electric Company and as Deputy Chair of the Federal Reserve Bank of Dallas. Mary is a uniquely qualified leader who shares our commitment to clean energy. Under her leadership, PSE is in the process of transitioning to supply 100% clean energy. We are fortunate that she joined our Board and that she now serves on our Audit and Sustainability Committees.

The accompanying proxy statement contains a great deal of other important information about Boston Properties and its corporate governance and executive compensation. We hope you will take the time to read it and vote at the annual meeting. On behalf of BXP’s Board of Directors and management team, thank you for choosing to invest in BXP. Your trust, support and engagement are essential to us as we work to create long-term, sustainable value for all of you.

Sincerely,

Joel I. Klein

Chairman of the Board

(1)	For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

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NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Location: Metropolitan Square 655 15th Street, NW, 2nd Floor Washington, DC 20005 Date: Thursday, May 19, 2022 Time: 9:00 a.m., Eastern Time

Items of Business:

1. To elect the eleven (11) nominees for director named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified.

2. To hold a non-binding, advisory vote on named executive officer compensation.

3.  To approve the Boston Properties, Inc. Non-Employee Director Compensation Plan.

4.  To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

5.  To consider and act upon any other matters that are properly brought by or at the direction of the Board of Directors before the annual meeting and at any adjournments or postponements thereof.

Record Date: March 23, 2022. Only holders of record of BXP common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

We intend to follow applicable local health protocols relating to the COVID-19 pandemic as such protocols exist on the meeting date (e.g., mask wearing and social distancing). You should not attend the meeting if you feel sick, have been recently exposed to COVID-19 or are awaiting COVID-19 test results.

Proxy Voting

Whether or not you plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the proxy statement. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided.

If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,

FRANK D. BURT, ESQ.

Secretary

April 6, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 19, 2022. The proxy statement and our 2021 annual report to stockholders are available at www.proxyvote.com.

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›	PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. References to “we,” “us,” “our,” “BXP” and the “Company” in this proxy statement refer to Boston Properties, Inc. and references to “BPLP” and the “Operating Partnership” in this proxy statement refer to Boston Properties Limited Partnership, our operating partnership.

2022 ANNUAL MEETING INFORMATION

Date and Time	Location	Record Date
Thursday, May 19, 2022 9:00 a.m., Eastern Time	Metropolitan Square 655 15th Street, NW, 2nd Floor Washington, DC 20005	March 23, 2022

VOTING MATTERS AND RECOMMENDATIONS

		Board voting recommendation	Where to find more information

Proposal 1	Election of Eleven (11) Directors	FOR each nominee	Page 9

Proposal 2	Non-binding, Advisory Vote on Named Executive Officer Compensation	FOR	Page 111

Proposal 3	Approval of the Boston Properties, Inc. Non-Employee Director Compensation Plan	FOR	Page 112

Proposal 4	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Page 117

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›	PROXY SUMMARY

BOARD AND GOVERNANCE HIGHLIGHTS

DIRECTOR SUCCESSION

On December 20, 2021, our Board appointed Mary E. Kipp to fill the vacancy on the Board resulting from the resignation of Karen E. Dykstra. Since 2016, our Board (1) nominated, and our stockholders elected, five new directors, and (2) appointed one director to fill a vacancy on the Board. Of these six additions to our Board over the past six years, four are women.

APPOINTMENT OF CHAIRMAN AND LEAD INDEPENDENT DIRECTOR

Currently, Joel I. Klein serves as Chairman of the Board and Owen D. Thomas serves as our Chief Executive Officer. Our Board of Directors has determined that it is in the best interests of BXP and our stockholders to appoint Mr. Thomas as Chairman and CEO, effective immediately following the 2022 annual meeting. Our Board believes that having Mr. Thomas serve as Chairman and CEO promotes clear accountability and leadership with one person setting the tone for our employees, investors, tenants, vendors and other stakeholders and having primary responsibility for executing our strategy. The combined role also maintains transparency between management and the Board by serving as an effective bridge for communication between the Board and management on significant business developments and time-sensitive matters, and it provides unified leadership for carrying out our strategic initiatives and business plans. To ensure that an appropriate level of oversight continues between our independent directors and the CEO, the independent directors have selected Kelly A. Ayotte to serve as Lead Independent Director, effective immediately following the 2022 annual meeting. If re-elected at the 2022 annual meeting, Mr. Klein, who has served as independent, non-executive Chairman of the Board since May 2019 (and as Lead Independent Director from May 2016 to May 2019), will continue serving as a director of the Company. See “Corporate Governance — Board Leadership Structure” beginning on page 27 of this proxy statement.

NON-EMPLOYEE DIRECTOR COMPENSATION

At our 2019 annual meeting, our stockholders approved the Boston Properties, Inc. Non-Employee Director Compensation Plan (the “Director Compensation Plan”), which sets forth the cash and equity compensation that is paid to our non-employee directors in a specific, formulaic manner. Although we were not legally required to obtain stockholder approval for the Director Compensation Plan, our stockholders approved the plan at our 2019 annual meeting.

The Director Compensation Plan remained the same for calendar years 2019, 2020 and 2021. In late 2021, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consultant, to conduct a comprehensive review and assessment of the Director Compensation Plan and to help ensure that our non-employee director compensation program remains competitive and that its structure is generally consistent with “best” practices. As a result of this review, the Compensation Committee recommended, and our Board of Directors approved, (1) an increase of $25,000 to the annual cash retainer payable to the Chairman of the Board, if one is selected, from $100,000 to $125,000, (2) the establishment of an annual cash retainer payable to the Lead Independent Director, if one is selected, in the amount of $50,000 and (3) an increase of $15,000 in the value of the annual equity retainer that each non-employee director is entitled to receive, from $150,000 to $165,000. FW Cook did not recommend, and the Board did not make, any other changes to the Director Compensation Plan.

Because of the interests that our non-employee directors have in the establishment of the compensation they receive, our Board again determined to submit the new plan for stockholder approval at the 2022 annual meeting. If approved by our stockholders, the changes will be retroactive to January 1, 2022. See “Proposal 3: Approval of the Boston Properties, Inc. Non-Employee Director Compensation Plan” beginning on page 112 of this proxy statement for more detail.

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›	PROXY SUMMARY

BOARD NOMINEES

Following the recommendation of the Nominating and Corporate Governance (“NCG”) Committee, our Board of Directors has nominated the following eleven (11) candidates for election as directors at the 2022 annual meeting of stockholders.

Name	Principal Occupation	Age(1)	Director Since	Independent	Current Committee Memberships

Joel I. Klein(2) Chairman of the Board	Chief Executive Officer of Retromer Therapeutics Corp.	75	2013		• ex officio(3)

Kelly A. Ayotte(2)	Former United States Senator for the State of New Hampshire	53	2018		• Compensation - Chair • NCG

Bruce W. Duncan(4)	Former President and Chief Executive Officer of CyrusOne Inc.	70	2016		• Audit • NCG

Carol B. Einiger	President of Post Rock Advisors, LLC	72	2004		• Compensation • NCG

Diane J. Hoskins	Co-Chair and Co-Chief Executive Officer of M. Arthur Gensler Jr. & Associates, Inc.	64	2019		• NCG • Sustainability - Chair

Mary E. Kipp(4)	President & Chief Executive Officer of Puget Sound Energy, Inc.	54	2021		• Audit • Sustainability

Douglas T. Linde	President of Boston Properties, Inc.	58	2010		• Sustainability

Matthew J. Lustig	Chairman of North America Investment Banking and Head of Real Estate & Lodging at Lazard Frères & Co.	61	2011		• NCG - Chair • Sustainability

Owen D. Thomas(2)	Chief Executive Officer of Boston Properties, Inc.	60	2013		• Sustainability

David A. Twardock(4)	Former President of Prudential Mortgage Capital Company, LLC	65	2003		• Audit - Chair • Compensation

William H. Walton, III	Co-Founder and Managing Member of Rockpoint Group, LLC	70	2019		• Compensation

(1)	Ages are as of May 19, 2022, the date of the 2022 annual meeting.

(2)

Assuming their re-election to our Board of Directors, immediately following the 2022 annual meeting Mr. Thomas will become our Chairman of the Board, Ms. Ayotte will become our Lead Independent Director and Mr. Klein will continue to serve as a director.

(3)	As independent Chairman, Mr. Klein serves ex officio as a member of each of the Board’s committees.

(4)

Our Board of Directors determined that each of Ms. Kipp and Messrs. Duncan and Twardock qualifies as an “audit committee financial expert” as that term is defined in the rules of the Securities and Exchange Commission (the “SEC”).

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›	PROXY SUMMARY

SNAPSHOT OF 2022 BOARD NOMINEES

Presented below is a snapshot of the expected composition of our Board of Directors immediately following the 2022 annual meeting, assuming the election of the eleven (11) nominees named in proxy statement. Our Board of Directors believes that, collectively, the nominees exhibit an effective mix of qualifications, experience, diversity and tenure. For comparison purposes, we have also presented comparable metrics for the constituents of the S&P 500 Index, of which BXP is a member. Data for the S&P 500 Index is based on the Spencer Stuart Board Index 2021.

The following summarizes the qualifications and experience of the eleven (11) nominees for election as directors. For additional information, see “Proposal 1: Election of Directors – Nominees for Election” beginning on page 12 of this proxy statement.

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›	PROXY SUMMARY

ENVIRONMENTAL, SOCIAL & GOVERNANCE

Environmental, social and governance (“ESG”) considerations continue to evolve and influence how we conduct our business. Our core business is the long-term ownership of commercial real estate; therefore, sustainable development and responsible growth are fundamental to our investment philosophy. As stakeholder interest in issues like healthy buildings, climate resilience, diversity and inclusion, health and wellness, social equity and community involvement continues to grow, it reinforces just how intertwined our work is with many important aspects of people’s lives. It also means BXP has a unique opportunity to provide leadership in crafting solutions, and we intend to continue making efforts to improve ESG performance and conduct our business in a manner that contributes to positive economic, social and environmental outcomes for our customers, stockholders, employees and the communities in which we operate. For additional information, see “Human Capital and Sustainability” beginning on page 41.

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›	PROXY SUMMARY

ENVIRONMENTAL

Sustainability Highlights

•  Corporate member of the U.S. Green Building Council®

•  Fitwel Champion through a partnership with Fitwel, a leading healthy building certification system, to support healthy building design and operational practices across our portfolio

•  In 2017, shortly after the U.S. announced its withdrawal from the Paris Agreement, we proudly signed the We Are Still In declaration

•  Between 2018-2021, BPLP issued an aggregate of $3.55 billion of green bonds in four separate offerings; use of net proceeds is restricted to “eligible green projects”

•  The Science Based Targets initiative (SBTi) Target Validation Team classified BXP’s emissions reduction target as in line with a 1.5°C trajectory, currently the most ambitious designation available; BXP is one of 13 North American real estate companies with this distinction and the only office company in that group

•  28.3 million square feet LEED certified, of which 98% is certified at the highest Gold and Platinum levels

•  We publish an annual ESG report, which is available on our website at http://www.bxp.com under the heading “Commitment,” but is not incorporated by reference into this proxy statement or any other document we file with the SEC

2021 Awards and Recognitions

•  Ranked among the top real estate companies in the GRESB assessment, earning a sixth consecutive 5-Star rating and a tenth consecutive “Green Star” designation

•  Named to the inaugural Forbes Green Growth 50 list, ranking #4 among the top 50 companies reducing greenhouse gas emissions while growing profits

•  Recognized by the U.S. Environmental Protection Agency as a 2021 ENERGY STAR Partner of the Year - Sustained Excellence

•  Named one of America’s Most Responsible Companies by Newsweek magazine, ranking #1 in the real estate industry and #31 overall out of 500 companies

•  Maintained Green Lease Leader distinction at the highest Gold level by the Institute for Market Transformation and the U.S. Department of Energy

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›	PROXY SUMMARY

SOCIAL

Diversity & Inclusion Achievements in 2021

In 2021, we advanced the mission of the BXP Diversity & Inclusion (“D&I”) Committee to promote diversity, inclusion, equality and transparency as part of our culture, business activities and decision-making practices. Notable actions and achievements in 2021 included the following:

•  Launched the formation of three Employee Resource Groups for Women, Ethnic Minorities, and LGBTQA+

•  Made strategic hires in Human Resources dedicated to promoting D&I

•  Revised our internal processes for our Property Management and Construction Departments to track and promote the inclusion of underrepresented business enterprises, including vendors, suppliers and subcontractors, as business partners

•  Proactively procured a minority- and woman-owned bank to act as co-manager in two of our unsecured senior notes offerings in 2021

•  Commenced a depository relationship with a Black-led bank

•  Advanced diversity in the BXP workforce:

New Hires:(1)

› 43% ethnically diverse

› 53% women

Total Workforce:(1)(2)

› 4% increase in ethnically diverse employees

› 1% increase in women employees

Officer Level:(2)

› 5% increase in ethnically diverse officers

› 6% increase in women officers

The following is a snapshot of the diversity of our workforce as of December 31, 2021:
Total Workforce(1)(3)	Managers & Above(3)

Employee Engagement & Development(4)

•  We invest significant resources in our employees’ personal growth by providing a range of development opportunities including training, tuition reimbursement and seminars and conferences

•  The success of our efforts is demonstrated by the satisfaction and long tenure of our employees:

•  average tenure is 10.0 years for employees and 18.8 years for our executive leadership

•  38% of our employees have worked at BXP for more than 10 years

Tenure of All Employees

(1)	Excludes union employees for which the union controls the hiring decisions.
(2)	Represents year-over-year change compared to 2020.
(3)

We determine race and gender based on our employees’ self-identification. Ethnic minorities are defined as those included in the EEO Ethnicity and Race Categories: Asian, Black/African American, Hispanic/Latino, American Indian/Alaskan Native, Native Hawaiian or other Pacific Islander, or multiracial background.

(4)	Data as of December 31, 2021.

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›	PROXY SUMMARY

GOVERNANCE

Board Leadership, Composition & Independence	Stockholder Rights

•  Joel I. Klein currently serves as our independent, non-executive Chairman of the Board

•  Conditioned on their elections as directors, Mr. Thomas will serve as Chairman and CEO and Ms. Ayotte will serve as Lead Independent Director, effective immediately following the 2022 annual meeting

•  Incorporated in Delaware

› Maryland Unsolicited Takeovers Act does not apply to us

•  Proxy Access By-law right

•  Annual election of all directors

•  Majority voting standard in uncontested director elections

•  Stockholder right to amend By-laws

•  No Stockholder Rights Plan (or “poison pill”)

•  Disclosure of Policy on Company Political Spending

•  Eleven (11) directors

•  82% independent

•  Four directors are women and one director is African American

•  Two Board committees are chaired by women

•  Four of the last six (67%) new directors since 2016 are women

Director Qualifications and Policies	Compensation

•  Regular executive sessions of independent directors

•  All directors, officers and employees are subject to a Code of Business Conduct and Ethics

•  Each director attended more than 75% of the meetings of the Board and committees on which he or she served in 2021; in the aggregate, our directors attended more than 98% of the total number of meetings held in 2021

•  Annual self-evaluations for the Board and each committee, and bi-annual interviews of individual directors by our Chairman (if independent) or Lead Independent Director, as applicable; process overseen by our NCG Committee

•  90% of votes cast FOR our “Say-on-Pay” proposal at the 2021 annual meeting

•  Stock ownership requirements for executives (for CEO, 6x base salary)

•  Double-trigger vesting for time-based equity awards

•  Compensation clawback policy

•  Policy against tax gross-up provisions

•  Non-employee directors are compensated under a stockholder-approved plan

•  Stock ownership requirements for directors (5x annual retainer)

•  Anti-hedging, anti-pledging and anti-short-sale policies

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1›	PROPOSAL 1: ELECTION OF DIRECTORS

PROXY STATEMENT

This proxy statement is being made available to stockholders of Boston Properties, Inc. (“we,” “us,” “our,” “BXP” or the “Company”) on or about April 6, 2022 via the Internet or by delivering printed copies by mail, and is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. (our “Board” or our “Board of Directors”) for use at our 2022 annual meeting of stockholders to be held on Thursday, May 19, 2022 at 9:00 a.m., Eastern Time, at Metropolitan Square, 655 15th Street, NW, 2nd Floor, Washington, DC 20005, and any adjournments or postponements thereof.

We intend to follow applicable local health protocols relating to the COVID-19 pandemic as such protocols exist on the meeting date (e.g., mask wearing and social distancing). You should not attend the meeting if you feel sick, have been recently exposed to COVID-19 or are awaiting COVID-19 test results.

PROPOSAL 1:

ELECTION OF DIRECTORS

BXP is currently governed by an eleven-member Board of Directors. The current members of our Board of Directors are:

› Kelly A. Ayotte › Mary E. Kipp › Owen D. Thomas	› Bruce W. Duncan › Joel I. Klein › David A. Twardock	› Carol B. Einiger › Douglas T. Linde › William H. Walton, III	› Diane J. Hoskins › Matthew J. Lustig

At the 2022 annual meeting of stockholders, directors will be elected to hold office for a one-year term expiring at the 2023 annual meeting of stockholders. Directors hold office until their successors are duly elected and qualified, or until their earlier resignation or removal. Any director appointed to our Board of Directors to fill a vacancy will hold office for a term expiring at the next annual meeting of stockholders following such appointment.

Following the recommendation of the NCG Committee, our Board of Directors nominated all incumbent directors for re-election. In making its recommendations, the NCG Committee considered a number of factors, including its criteria for Board membership, which include the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on our Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend.

VOTE REQUIRED AND MAJORITY VOTING STANDARD

Our By-laws provide for a majority voting standard. This means that, in an uncontested election, nominees for director are elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The majority voting standard would not apply in contested elections, which, generally, will include any situation in which BXP receives a notice that a stockholder has nominated a person for election to our Board of Directors at a meeting of stockholders that is not withdrawn on or before the tenth day before we first mail the notice for such meeting to the stockholders.

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1›	PROPOSAL 1: ELECTION OF DIRECTORS

The majority voting standard will apply to the election of directors at the 2022 annual meeting of stockholders. Accordingly, nominees for director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Broker non-votes, if any, and abstentions will not be treated as votes cast.

Our Corporate Governance Guidelines contain a related resignation policy, under which a director who fails to receive the required number of votes for re-election will tender his or her resignation to our Board of Directors for its consideration. The NCG Committee will then act on an expedited basis to determine whether it is advisable to accept the director’s resignation and will submit its recommendation for prompt consideration by our Board of Directors. Our Board of Directors will act on the tendered resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision. Any director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The NCG Committee and our Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” each of its nominees: Kelly A. Ayotte,
Bruce W. Duncan, Carol B. Einiger, Diane J. Hoskins, Mary E. Kipp, Joel I. Klein, Douglas T. Linde,
Matthew J. Lustig, Owen D. Thomas, David A. Twardock and William H. Walton, III. Properly
authorized proxies solicited by the Board of Directors will be voted “FOR” each of the nominees unless instructions to the contrary are given.

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1›	PROPOSAL 1: ELECTION OF DIRECTORS

›  SUMMARY OF BOARD NOMINEE QUALIFICATIONS AND EXPERIENCE

In addition to the minimum qualifications that our Board of Directors believes are necessary for all directors, the following chart highlights some of the key qualifications and experience that our Board believes are relevant to the effective oversight of BXP and the execution of our long-term strategy. A mark for an attribute indicates that the nominee gained the attribute through a current or prior position other than his or her service on the BXP Board of Directors. Our Board did not assign specific weights to any of these attributes or otherwise formally rate the level of a nominee’s attribute relative to the rating for any other potential nominee or any other person. The absence of a mark for an attribute does not necessarily mean that the nominee does not possess that attribute; it means only that when the Board considered that nominee in the overall context of the composition of our Board of Directors, that attribute was not a key factor in the determination to nominate that individual. Further information on each nominee’s qualifications and relevant experience is provided in the individual biographical descriptions below.

(1)	As of May 19, 2022, the date of the 2022 annual meeting.

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1›	PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at the 2022 annual meeting, based on information furnished to us by each nominee, as well as the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of BXP.

JOEL I. KLEIN Chief Executive Officer of Retromer Therapeutics Corp.

Qualifications:

Mr. Klein has worked for more than 40 years in private industry and government during which time he has gained significant experience in senior policy making and executive roles, as well as a broad range of legal and financial matters.

Professional Background:

•  Chief Executive Officer of Retromer Therapeutics Corp., a biotech start-up, since December 2020

•  Senior Advisor to CEO, Oscar Health Corporation, a health insurance company (“Oscar”), since January 2022; Chief Policy and Strategy Officer at Oscar from January 2016 to January 2022

•  Director of Juul Labs since March 2021

•  Director of News Corporation from January 2011 to November 2020

•  Executive Vice President, Office of the Chairman of News Corporation from June 2003 to December 2015 and Chief Executive Officer of Amplify, the education division of News Corporation, from January 2011 to December 2015

•  Chancellor of the New York City Department of Education from 2002 through 2010, where Mr. Klein oversaw a system of over 1,600 schools with 1.1 million students, 136,000 employees and a $22 billion budget

•  U.S. Chairman and Chief Executive Officer of Bertelsmann, Inc. and Chief U.S. Liaison Officer to Bertelsmann AG, a media company, from 2001 to 2002

•  Various roles with the Clinton administration, including Assistant U.S. Attorney General in charge of the Antitrust Division of the U.S. Department of Justice from 1997 to 2000 and Deputy White House Counsel to President Clinton from 1993 to 1995. Mr. Klein entered the Clinton administration after 20 years of public and private legal work in Washington, DC

Other Leadership Experience, Community

Involvement and Education:

•  Chair of the Board of StudentsFirstNY

•  Member of the Board of The Foundation for Excellence in Education (ExcelinEd)

•  Member of the Advisory Boards of the Zuckerman Mind Brain Behavior Institute and Columbia College

•  Received a BA, magna cum laude, from Columbia University and a JD, magna cum laude, from Harvard Law School

•  Received honorary degrees from ten colleges and universities

Director since:

January 2013

Age: 75

Independent

Chairman of the Board

Current Board Committees:

•  ex officio member of all committees

Other Public Company Boards:

•  Current: None

•  Former (past 5 years): News Corporation

| 2022 Proxy Statement 12

1›	PROPOSAL 1: ELECTION OF DIRECTORS

SENATOR KELLY A. AYOTTE Former United States Senator for the State of New Hampshire

Qualifications:

Former Senator Ayotte provides significant leadership experience and expertise in the areas of public policy, government and the law.

Professional Business Experience:

•  Represented New Hampshire in the United States Senate from 2011 to 2016; chaired the Armed Services Subcommittee on Readiness and the Commerce Subcommittee on Aviation Operations; and served on the Budget, Homeland Security and Governmental Affairs, Small Business and Entrepreneurship, and Aging Committees

•  New Hampshire’s first female Attorney General from 2004 to 2009 appointed by Republican Governor Craig Benson and reappointed twice by Democratic Governor John Lynch

•  Various positions with the State of New Hampshire from 1998 to 2004, including, Deputy Attorney General, Chief of the Homicide Prosecution Unit and Legal Counsel to Governor Craig Benson

•  Former associate at the McLane Middleton law firm and law clerk to the New Hampshire Supreme Court

•  Director of The Blackstone Group, Inc. since May 2019, Caterpillar Inc. since August 2017 and News Corporation since April 2017

•  Director of Blink Health LLC and BAE Systems, Inc., each a private company board

•  Former director of Bloom Energy Corporation from 2017 to 2019

•  Member of advisory boards of Microsoft Corporation, Chubb Insurance and Cirtronics Corporation

Other Leadership Experience, Community Involvement and Education:

•  Senior Advisor for Citizens for Responsible Energy Solutions

•  Member of the non-profit boards of the One Campaign, the International Republican Institute, the McCain Institute, Swim with a Mission, Winning for Women and Veterans Count of New Hampshire

•  Member of the Board of Advisors for the Center on Military and Political Power at the Foundation for Defense of Democracies

•  Graduated with honors from the Pennsylvania State University and received a JD from the Villanova University School of Law

Director since: May 2018

Age: 53

Independent

Current Board Committees:

•  Compensation (Chair)

•  NCG

Other Public Company Boards:

•  Current: The Blackstone Group, Inc., Caterpillar Inc. and News Corporation

•  Former (past 5 years): Bloom Energy Corporation

| 2022 Proxy Statement 13

1›	PROPOSAL 1: ELECTION OF DIRECTORS

BRUCE W. DUNCAN Former President and Chief Executive Officer of CyrusOne Inc.

Qualifications:

Mr. Duncan provides more than 30 years of diverse real estate management and investment experience, including as a chief executive officer and a director of other publicly traded companies.

Professional Business Experience:

•  Former President, Chief Executive Officer and director of CyrusOne Inc., a real estate investment trust (“REIT”) that develops, owns, operates and invests in data centers, from July 2020 to July 2021

•  Various positions at First Industrial Realty Trust, Inc., an industrial REIT, including Chairman of the Board from January 2016 and director from January 2009 until retiring from both positions in July 2020; President and Chief Executive Officer from January 2009 until he stepped down as President in September 2016 and retired as Chief Executive Officer in November 2016

•  Former Chairman of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), a leading worldwide hotel and leisure company, from May 2005 until its acquisition by Marriott International, Inc. in September 2016; director of Starwood from 1999 to September 2016; interim Chief Executive Officer of Starwood from April 2007 to September 2007

•  Trustee of Starwood Hotels & Resorts, a REIT and former subsidiary of Starwood, from 1995 to 2006

•  Director of the mutual funds sponsored and managed by T. Rowe Price Associates, Inc. since September 2013

•  Senior Advisor to Kohlberg Kravis Roberts & Co. (“KKR”), a global investment firm, since 2018; previously senior advisor to KKR from July 2008 to January 2009

•  Director of Marriott International, Inc., the world’s largest hotel company, from September 2016 to July 2020

•  Various positions at Equity Residential, one of the largest publicly traded apartment REITs in the United States, from March 2002 to December 2005, including:

›  Chief Executive Officer and Trustee from May 2005 to December 2005,

›  President, Chief Executive Officer and Trustee from January 2003 to May 2005, and

›  President and Trustee from March 2002 to December 2002

•  Chairman, President and Chief Executive Officer of Cadillac Fairview Corporation, one of North America’s largest owners and developers of retail and office properties, from December 1995 to March 2000

Other Leadership Experience, Community

Involvement and Education:

•  Life Trustee of Rush University Medical Center in Chicago

•  Former member of the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”)

•  Former member of the Executive Committees of the Board of the Canadian Institute for Public Real Estate Companies (CIPREC) and the National Multi-Housing Council (NMHC)

•  Former trustee of the International Council of Shopping Centers (ICSC)

•  Received a BA in Economics from Kenyon College and an MBA in Finance from the University of Chicago

Director since: May 2016

Age: 70

Independent

Current Board Committees:

•  Audit

•  NCG

Other Public Company Boards:

•  Current: None

•  Former (past 5 years): CyrusOne Inc., First Industrial Realty Trust, Inc. and Marriott International, Inc.

| 2022 Proxy Statement 14

1›	PROPOSAL 1: ELECTION OF DIRECTORS

CAROL B. EINIGER President of Post Rock Advisors, LLC

Qualifications:

Ms. Einiger provides more than 40 years of experience as an investment banker and investment advisor, during which time she has gained significant expertise in the operation of public and private debt and equity capital markets and the evaluation of investment opportunities.

Professional Background:

•  President of Post Rock Advisors, LLC, a private family investment office, since June 2018

•  Senior Advisor at Roundtable Investment Partners LLC, a registered investment advisory firm, from January 2017 to June 2018

•  Founder and President of Post Rock Advisors, LLC, a registered investment advisory firm, from 2005 to 2016

•  Chief Investment Officer of The Rockefeller University, with responsibility for the management of the University’s endowment, from 1996 to 2005

•  Chief Financial Officer and Acting President of the Edna McConnell Clark Foundation from 1992 to 1996

•  Managing Director at Wasserstein Perella & Co. from 1989 to 1992

•  Visiting Professor and Executive-in-Residence at Columbia Business School from 1988 to 1989

•  Managing Director, Head of the Capital Markets Department and various positions at The First Boston Corporation from 1973 to 1988

•  Previously at Goldman, Sachs & Co. from 1971 to 1972

Other Leadership Experience, Community

Involvement and Education:

•  Trustee and member of the Investment Committee, Albert Einstein College of Medicine

•  Chair of the Executive Council, Montefiore Einstein Cancer Center

•  Member of the Investment Committee, JPB Foundation

•  Former Director and Chair of the Investment Committee, UJA-Federation of New York

•  Former Trustee and member of the Investment Committees of the University of Pennsylvania, the Lasker Foundation and Horace Mann School

•  Former Vice Chair of the Investment Committee of The Museum of Modern Art

•  Former member of the Board of Overseers, Columbia Business School

•  Former member of the Advisory Board of Blackstone Alternative Asset Management

•  Former Director, Credit Suisse First Boston (USA) and the New York Stem Cell Foundation

•  Recipient of numerous awards, including the Alumni Award of Merit of the University of Pennsylvania, the Columbia Business School Distinguished Alumna Award, the AJC National Human Relations Award, the Anti-Defamation League Woman of Achievement Award and the Catalyst Award for Corporate Leadership

•  Received a BA from the University of Pennsylvania and an MBA with honors from Columbia Business School

Director since: May 2004 Age: 72 Independent Current Board Committees: • Compensation • NCG Other Public Company Boards: • Current: None • Former (past 5 years): None

| 2022 Proxy Statement 15

1›	PROPOSAL 1: ELECTION OF DIRECTORS

DIANE J. HOSKINS Co-Chair and Co-Chief Executive Officer of M. Arthur Gensler Jr. & Associates, Inc.

Qualifications:

Ms. Hoskins has more than 30 years of architecture, design, real estate and business experience, including as a chief executive officer of a global brand. During this time, she has gained extensive leadership, strategic planning, financial stewardship and organizational development experience, as well as a deep understanding of markets and clients, including their current and future space needs and insight into how companies envision their workspaces of the future.

Professional Background:

•  Co-Chair since 2021 and Co-CEO since 2005 of M. Arthur Gensler Jr. & Associates, Inc. (“Gensler”), the world’s largest architecture, design, and planning firm where Ms. Hoskins has broad responsibility for overseeing the company’s global platform and managing its day-to-day operations, including more than 5,000 employees networked across 48 offices in the Americas, Europe, Asia, and the Middle East

•  Chair of the Gensler Board of Directors from 2018 to 2021 and a director of Gensler since 2004

•  Various positions at Gensler since 1995, including Southeast Regional Managing Principal and Managing Director of the Washington, DC office

•  Founded the Gensler Research Institute in 2005 to generate new knowledge and develop a deeper understanding of the connection between design, business and the human experience

•  Senior Vice President of A. Epstein & Sons Architecture and Engineering from 1990 to 1994

•  Development Analyst at Olympia & York from 1987 to 1990

•  Architect Designer at Gensler from 1983 to 1985

•  Architect at Skidmore Owings & Merrill from 1980 to 1983

Other Leadership Experience, Community

Involvement and Education:

•  Member of the World Economic Forum’s Global Future Council on Cities & Urbanization and the CEO Initiative by Fortune and Time

•  Fellow of the American Institute of Architects, Global Board Member of the Urban Land Institute, Board Member of the Washington Board of Trade and member of several organizations, including the Economic Club of Washington, DC

•  Serves on the Visiting Committee of the School of Architecture at the Massachusetts Institute of Technology (MIT) and the Board of Advisors of the University of California, Los Angeles (UCLA) Anderson School of Management

•  Ms. Hoskins has been honored by several organizations for her work, including the Spirit of Life Award from City of Hope and the Outstanding Impact Award from the Council of Real Estate Women

•  Inducted into the Washington Business Hall of Fame in 2016, and co-ranked on the Business Insider’s 100 “Creators” list, a who’s who of the world’s 100 top creative visionaries

•  Ms. Hoskins is sought after by the media to share her expertise in many top tier media outlets, including The Wall Street Journal, The New York Times, Harvard Business Review, Fortune, Business Insider, Financial Times, Bloomberg TV, and global architecture and design trade publications

•  Frequent speaker at premier conferences, including the Bloomberg Business/CEO Summit, the Economist Human Potential Conference, and the Wall Street Journal Future of Cities Conference; was a featured panelist at the UN Climate Summit in the fall of 2019

•  Graduated from MIT and holds an MBA from the Anderson Graduate School of Management at UCLA

Director since: May 2019 Age: 64 Independent Current Board Committees: • Sustainability (Chair) • NCG Other Public Company Boards: • Current: None • Former (past 5 years): None

| 2022 Proxy Statement 16

1›	PROPOSAL 1: ELECTION OF DIRECTORS

MARY E. KIPP President & Chief Executive Officer of Puget Sound Energy, Inc.

Qualifications:

Ms. Kipp has extensive executive and leadership experience with public companies in the energy services industry, particularly in implementing the transition to supplying 100% clean electricity. As a resident in the Company’s newest market of Seattle, she adds a geographically diverse perspective to the Board.

Professional Background:

•  President, Chief Executive Officer and a director of both Puget Energy, Inc. (“PEI”), an energy services holding company, and its wholly owned subsidiary, Puget Sound Energy, Inc. (“PSE”), the largest electric and natural gas utility in the State of Washington, since January 2020

•  Joined PEI and PSE as President in August 2019

•  President and Chief Executive Officer of El Paso Electric Company (“EPE”) from May 2017 to August 2019

•  Director of EPE from December 2015 to August 2019

•  Various positions at EPE from 2007 to 2019, including Chief Executive Officer from December 2015 to May 2017 and President from September 2014 to December 2015, Senior Vice President, General Counsel and Chief Compliance Officer and Vice President, Legal and Chief Compliance Officer

•  Former prosecuting attorney for the Federal Energy Regulatory Commission (FERC)

•  Former attorney for El Paso Natural Gas Company and Greenberg Traurig, LLP

•  Director of Landis+Gyr from June 2018 to June 2019

Other Leadership Experience, Community

Involvement and Education:

•  Member of the Boards of Directors of Alliance to Save Energy and Energy Insurance Mutual

•  Co-chair of Edison Electric Institute’s Institute for Electric Innovation

•  Member of the Board of Trustees of Seattle University

•  Former Chair of Smart Electric Power Alliance and Borderplex Alliance

•  Former Deputy Chair of the Federal Reserve Bank of Dallas

•  Former member of the executive committee of the Texas Business Leadership Council

•  Received a BA from Williams College and a JD from The University of Texas School of Law, and is an alumnus of Exeter College, Oxford University

Director since: December 2021

Age: 54

Independent

Current Board Committees:

•  Audit

•  Sustainability

Other Public Company Boards:

•  Current: None

•  Former (past 5 years): El Paso Electric Company and Landis+Gyr

| 2022 Proxy Statement 17

1›	PROPOSAL 1: ELECTION OF DIRECTORS

DOUGLAS T. LINDE President of Boston Properties, Inc.

Qualifications:

Mr. Linde has more than 37 years of experience in the real estate industry, including as our President and former Chief Financial Officer, during which time he gained extensive knowledge of the real estate industry, capital markets and real estate finance, as well as substantial experience in transactional, operational and accounting matters.

Professional Background:

•  President of Boston Properties, Inc. since May 2007

•  Mr. Linde joined BXP in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and to develop new business opportunities; served as Senior Vice President for Financial and Capital Markets from October 1998 to January 2005, Chief Financial Officer and Treasurer from September 2000 to November 2007, and Executive Vice President from January 2005 to May 2007

•  President of Capstone Investments, a Boston real estate investment company, from 1993 to 1997

•  Project Manager and Assistant to the Chief Financial Officer at Wright Runstad and Company, a private real estate developer in Seattle, WA, from 1989 to 1993

•  Began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group

Other Leadership Experience, Community

Involvement and Education:

•  Trustee of the Beth Israel Lahey Health Board of Trustees

•  Director Emeritus of the Board of Directors of Beth Israel Deaconess Medical Center (“BIDMC”) and co-chair of the BIDMC capital campaign

•  Member of the Real Estate Roundtable

•  Former Director of the Boston Municipal Research Bureau and Jobs for Massachusetts

•  Former Member of the Urban Studies and Planning Visiting Committee at MIT

•  Trustee Emeritus of the Wesleyan University Board of Trustees

•  Received a BA from Wesleyan University and an MBA from Harvard Business School

Director since: January 2010 Age: 58 Current Board Committees: • Sustainability Other Public Company Boards: • Current: None • Former (past 5 years): None

| 2022 Proxy Statement 18

1›	PROPOSAL 1: ELECTION OF DIRECTORS

MATTHEW J. LUSTIG Chairman of North America Investment Banking and Head of Real Estate & Lodging at Lazard Frères & Co.

Qualifications:

Mr. Lustig has worked in the real estate industry for more than 35 years, during which time he has gained extensive experience providing strategic and financial advice and transaction execution to clients and their boards of directors, including leading real estate companies, and investing in real estate companies and assets as a principal.

Professional Background:

•  Chairman of North America Investment Banking at Lazard Frères & Co. (“Lazard”), the investment bank, since 2019, and Head of North America Investment Banking from 2012 to 2019, with responsibility for the management of a range of Financial Advisory/Investment Banking businesses

•  Head of Real Estate & Lodging at Lazard, a position he has held for more than 20 years. In recent years, Mr. Lustig has played an active role in more than $400 billion of advisory assignments and transactions involving leading real estate and lodging companies in the public and private markets

•  Former Chief Executive Officer of the real estate investment business of Lazard and its successors, where he oversaw multiple funds with more than $2.5 billion of equity capital invested in REITs and real estate operating companies

•  Director of Ventas, Inc., a REIT with a portfolio of senior housing, research and innovation, and healthcare properties, since May 2011

•  Former Chairman of Atria Senior Living Group, Inc., until it was acquired by Ventas in May 2011

•  Former director of several other public and private fund portfolio REITs and companies

Other Leadership Experience, Community

Involvement and Education:

•  Member of the Real Estate Roundtable, the Urban Land Institute, the Pension Real Estate Association (former Board and Executive Committee member) and the Council on Foreign Relations

•  Member of the Real Estate centers at the business schools of Wharton/UPenn (former Chairman of the Advisory Board) and Columbia University

•  Member of the Board of Advisors at the School of Foreign Service at Georgetown University

•  Received a BSFS from Georgetown University

Director since: January 2011 Age: 61 Independent Current Board Committees: • NCG (Chair) • Sustainability Other Public Company Boards: • Current: Ventas, Inc. • Former (past 5 years): None

| 2022 Proxy Statement 19

1›	PROPOSAL 1: ELECTION OF DIRECTORS

OWEN D. THOMAS Chief Executive Officer of Boston Properties, Inc.

Qualifications:

Mr. Thomas is a recognized leader in the real estate industry with more than 33 years of executive leadership, strategic planning, management experience and international experience, as well as substantial experience in financial and capital markets.

Professional Background:

•  Chief Executive Officer and a director of Boston Properties, Inc. since April 2013

•  Member of the Board of Directors of Lehman Brothers Holdings Inc. (“LBHI”) since March 2012; Chairman of the Board of LBHI from March 2012 until March 2013

•  Various positions at Morgan Stanley from 1987 to 2011, including Chief Executive Officer of Morgan Stanley Asia Ltd., President of Morgan Stanley Investment Management, Head of Morgan Stanley Real Estate and Managing Director

•  Member of Morgan Stanley’s Management Committee from 2005 to 2011

•  Director of Grosvenor Group Limited from 2011 to 2013

Other Leadership Experience, Community

Involvement and Education:

•  Director and former Global Chairman of the Urban Land Institute

•  Director of the Real Estate Roundtable

•  Member of the Executive Board of Nareit

•  Member, The Economic Club of New York

•  Member and former Chairman of the Pension Real Estate Association

•  Chair-elect and Trustee of Woodberry Forest School

•  Former Director of the University of Virginia Investment Management Company

•  Received a BS in Mechanical Engineering from the University of Virginia and an MBA from Harvard Business School

Our Board agreed to nominate Mr. Thomas for re-election to the Board of Directors for so long as he remains CEO, and he has agreed to resign from the Board upon termination of employment.

Director since: April 2013 Age: 60 Current Board Committees: • Sustainability Other Public Company Boards: • Current: None • Former (past 5 years): None

| 2022 Proxy Statement 20

1›	PROPOSAL 1: ELECTION OF DIRECTORS

DAVID A. TWARDOCK Former President of Prudential Mortgage Capital Company, LLC

Qualifications:

Mr. Twardock has more than 35 years of experience in the real estate finance industry, during which time he has overseen the lending and asset management of billions of dollars of commercial mortgages and other real estate debt financing and the management and disposition of billions of dollars of real estate equity. As such, he provides keen insights with respect to important capital sources for us.

Professional Background:

•  Former President of Prudential Mortgage Capital Company, LLC, the real estate finance affiliate of Prudential Financial, Inc., from December 1998 to March 2013, which had more than $70 billion in assets under management and administration as of December 31, 2012 and annually loaned billions of dollars in real estate debt financings

•  Various positions with Prudential relating to real estate equity and debt from 1982 to December 1998, including as Senior Managing Director of Prudential Realty Group from 1996 to November 1998

•  Member of the advisory board of LBA Realty

•  Private investor in multiple real estate partnerships

•  Director of Morgan Stanley Bank, N.A. from 2015 through 2018

•  Member of the advisory board of Blue Vista Capital Management from 2015 to 2020

Other Leadership Experience, Community

Involvement and Education:

•  Member of the Urban Land Institute and the Economics Club of Chicago

•  Former director of the Real Estate Roundtable and former Chairman of the Real Estate Roundtable Capital Markets Committee

•  Received a BS in Civil Engineering from the University of Illinois and an MBA in Finance and Behavioral Science from the University of Chicago

Director since: May 2003 Age: 65 Independent Current Board Committees: • Audit (Chair) • Compensation Other Public Company Boards: • Current: None • Former (past 5 years): None

| 2022 Proxy Statement 21

1›	PROPOSAL 1: ELECTION OF DIRECTORS

WILLIAM H. WALTON, III Co-Founder and Managing Member of Rockpoint Group, LLC

Qualifications:

Mr. Walton has more than 40 years of real estate investment, development and executive experience, as well as having served as a director of several public and private companies.

Professional Background:

•  Co-Founder and Managing Member of Rockpoint Group, LLC (“Rockpoint”), a global real estate investment management firm, where Mr. Walton is responsible for the overall operations and management of Rockpoint, as well as overseeing the origination, structuring and asset management of all of Rockpoint’s investment activities; since 1994, the Rockpoint founding managing members have invested in approximately $70 billion of real estate

•  Co-founder of Westbrook Real Estate Partners, LLC (“Westbrook”), a real estate investment management firm

•  Managing director in the real estate group of Morgan Stanley & Co., Inc. prior to co-founding Westbrook

•  Director of Dream Finders Homes, Inc., a publicly traded residential building company since, January 2021, and FRP Holdings, Inc., a publicly traded real estate investment and development company, since February 2015

•  Director of Crow Holdings, a privately owned real estate and investment firm, since December 2007

•  Former trustee of Corporate Office Properties Trust and former director of Florida Rock Industries and The St. Joe Company

Other Leadership Experience, Community

Involvement and Education:

•  Involved with several real estate industry organizations

•  Director, trustee or advisory board member of several non-profit organizations, with a particular interest in educational and policy entities, including the American Enterprise Institute, the Jacksonville University Public Policy Institute, the University of Florida Investment Corporation, as well as Princeton University’s Andlinger Center for Energy and the Environment, Griswold Center for Economic Policy Studies, Mpala Research Center and Art Museum

•  Former member of the boards of Communities in Schools, the Episcopal School of Jacksonville, KIPP Jacksonville Schools, Princeton University and Princeton University Investment Company

•  Received an AB from Princeton University and an MBA from Harvard Business School

Director since: May 2019

Age: 70

Independent

Current Board Committees:

•  Compensation

Other Public Company Boards:

•  Current: Dream Finders Homes, Inc., FRP Holdings, Inc.

•  Former (past 5 years): None

| 2022 Proxy Statement 22

1›	PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTOR INDEPENDENCE

Under the rules of the NYSE, a majority of the Board of Directors must qualify as “independent directors.” To qualify as an “independent director,” the Board must affirmatively determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board of Directors established categorical standards to assist it in making the required independence determinations.

Under these categorical standards, any relationship with us shall be deemed not material if:

1.	The relationship does not preclude a finding of independence under Sections 303A.02(b) of the NYSE Listed Company Manual (the “NYSE Disqualifying Rules”); and

2.	The relationship does not involve any of the following, whether currently existing or occurring since the end of the last fiscal year or during the past three fiscal years:

(a)

a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity that has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(b)

a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity to which the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(c)

a director or an immediate family member of the director being an officer, director or trustee of a charitable organization where the annual discretionary charitable contributions of the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in any single year to the charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues for the fiscal year;

(d)

a director or an immediate family member of a director being indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of $120,000;

(e)

a director being an executive officer, partner or greater than 10% equity owner of an entity, or being a trustee or a substantial beneficiary of a trust or estate, indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of the greater of $120,000 or 5% of such entity’s total consolidated assets, or to whom the Company or an entity controlled by an executive officer of the Company is indebted (other than with respect to (i) any publicly traded debt securities of the Company or such entity or (ii) non-recourse loans secured by real estate where both the lender and the Company or such entity intend for the lender to transfer all right to, and control over, the loan within 12 months and the documentation includes customary provisions for loans targeted at the commercial mortgage backed securities (CMBS) or collateralized debt obligation (CDO) markets) in an amount in excess of 5% of the Company’s or such entity’s total consolidated assets;

(f)

a transaction or currently proposed transaction (other than relating to the ownership of securities), which involved or involves the direct or indirect payment in a single year of in excess of $120,000 from the Company,

| 2022 Proxy Statement 23

1›	PROPOSAL 1: ELECTION OF DIRECTORS

an executive officer of the Company or an entity controlled by an executive officer of the Company to a director or an immediate family member of a director;

(g)

a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity that has a co-investment or is a joint venture partner with the Company where the amount of the entity’s equity investment in any single year exceeds the greater of $1 million or 2% of the total consolidated assets of the entity; or

(h)

a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity (other than the Company) in which an executive officer of the Company or an entity controlled by an executive officer of the Company is an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of the entity.

For purposes of these standards, “immediate family” member has the same meaning as in the NYSE Disqualifying Rules.

Relationships not specifically deemed not material by the above categorical standards may, in the Board’s judgment, be deemed not to be material.

›  2022 INDEPENDENCE DETERMINATIONS

The Board of Directors concluded that the following directors qualify as independent directors under NYSE rules because (1) none of them has any relationships with the Company or any executive officer of the Company that would disqualify him or her from being considered independent under the minimum objective standards contained in the NYSE rules and (2) with one exception, none of them has any relationships other than those deemed to be immaterial under the categorical standards adopted by the Board of Directors.

9 of 11 BXP Directors are Independent	›	› Kelly A. Ayotte › Diane J. Hoskins › Matthew J. Lustig	› Bruce W. Duncan › Mary E. Kipp › David A. Twardock	› Carol B. Einiger › Joel I. Klein › William H. Walton, III

In determining that Mr. Klein qualifies as an independent director, our Board considered that (1) Mr. Klein is the Chief Executive Officer of a start-up company that signed a lease agreement with BXP in September 2021 for approximately 2,700 square feet in the ordinary course of business, (2) in the professional opinion of a third-party real estate professional, the fixed rent and other financial obligations under the lease represented the fair rental value for the space, and (3) Mr. Klein has no direct pecuniary interest in the transaction.

In determining that each of Ms. Ayotte and Mr. Twardock qualifies as an independent director for purposes of his or her service on the Compensation Committee, our Board considered that (1) each serves or previously served as a non-employee director (or advisory board member) for a company with which BXP has a commercial relationship and engaged in transactions in the ordinary course of business, (2) each transaction was on arms’-length terms and the director had no direct or indirect involvement in the transaction, and (3) the director had no pecuniary interest in the success of the transaction.

| 2022 Proxy Statement 24

1›	PROPOSAL 1: ELECTION OF DIRECTORS

CONSIDERATION OF DIRECTOR NOMINEES

›  SECURITYHOLDER RECOMMENDATIONS

The NCG Committee’s current policy is to review and consider any director candidates recommended by securityholders in compliance with the procedures established from time to time by the NCG Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, who will forward all recommendations to the NCG Committee. We did not receive any securityholder recommendations for director candidates for election at the 2022 annual meeting in compliance with the procedures set forth below. All securityholder recommendations for director candidates for election at the 2023 annual meeting of stockholders must be submitted to our Secretary on or before December 7, 2022 and must include the following information:

•	the name and address of record of the securityholder;

•

a representation that the securityholder is a record holder of our securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the ”Exchange Act”);

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•

a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	a description of all arrangements or understandings between the securityholder and the proposed director candidate;

•

the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission (“SEC”).

›  BOARD MEMBERSHIP CRITERIA

The NCG Committee has established criteria for NCG Committee-recommended director nominees. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	the candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	the candidate must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the candidate may serve;

•

the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us and our stockholders; and

•	to the extent the candidate serves or has previously served on other boards, the candidate must have a history of actively contributing at board meetings.

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1›	PROPOSAL 1: ELECTION OF DIRECTORS

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	a majority of the Board of Directors will be “independent” as defined by the NYSE rules;

•	each of its Audit, Compensation and NCG Committees will be comprised entirely of independent directors; and

•

at least one member of the Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Finally, in addition to any other standards the NCG Committee may deem appropriate from time to time for the overall structure and composition of the Board, the NCG Committee may consider the following factors when recommending director candidates to the full Board for nomination, or presenting director candidates to the full Board for consideration:

•	whether the candidate has direct experience in the real estate industry or in the markets in which we operate; and

•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

›  IDENTIFYING AND EVALUATING NOMINEES

The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate.

The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the NCG Committee may consider, in addition to the minimum qualifications for NCG Committee-recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence, the needs of our Board, and whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

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2›	CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

BXP is committed to adopting and adhering to corporate governance policies and practices that foster effective leadership and independent oversight of management. Our Board of Directors oversees management performance on behalf of our stockholders to ensure that our stockholders’ long-term interests are being served, to monitor adherence to BXP’s standards and policies (including policies to manage risk), and to promote the exercise of responsible corporate citizenship.

BOARD LEADERSHIP STRUCTURE

›  BXP’S POLICY ON BOARD LEADERSHIP STRUCTURE

The Board of Directors is responsible for broad corporate policy and overall performance of the Company through the oversight of management and stewardship of the Company. Among other duties, the Board is responsible for overseeing the strategy, ESG priorities and risk management for the Company. The Board appoints the Company’s officers, assigns responsibility for management of the Company’s operations to such officers, and reviews their performance.

Our Board of Directors believes it is important to maintain flexibility to determine its board leadership structure based on the best interests of the Company and its stockholders from time to time. Therefore, we do not have a firm policy with respect to whether or not the roles of Chairman of the Board and CEO should be separate or combined. Instead, our Board makes this determination on an annual basis and as appropriate.

As the following timeline shows, BXP has operated under both structures in the past.

HISTORY OF BOARD LEADERSHIP

Regardless of the specific leadership structure in effect, the Company incorporates a strong defined leadership role for an independent director. Our Board has determined, and our Corporate Governance Guidelines reflect, that our Board leadership structure should include either an independent, non-executive Chairman of the Board or a Lead Independent Director.

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2›	CORPORATE GOVERNANCE

Specifically, our Corporate Governance Guidelines provide that it is the Board’s policy that if:

›	the positions of Chairman of the Board and CEO are held by the same person, or	the independent directors shall select an independent director to serve as Lead Independent Director
›	the position of Chairman of the Board is held by a non-independent director, or
›	none of the directors has been elected to serve as Chairman of the Board,

Our Corporate Governance Guidelines further provide that an independent director selected to serve as Lead Independent Director will serve in that role until (1) he or she ceases to be an independent director or resigns from the position, (2) a successor is selected by a majority of the independent directors or (3) an independent director is serving as the Chairman of the Board. In addition, if the Chairman of the Board is an independent director, then he or she shall assume the responsibilities of the Lead Independent Director referenced below and there will not be a separate Lead Independent Director.

›  BXP’S BOARD LEADERSHIP STRUCTURE

Our Board of Directors determined that it is in the best interests of BXP and our stockholders to combine the roles of Chairman and CEO and appoint Mr. Thomas as Chairman and CEO, effective immediately following the 2022 annual meeting. Our Board believes that having Mr. Thomas serve as Chairman and CEO will promote clear accountability and strong leadership with one person setting the tone for our employees, investors, tenants, vendors and other stakeholders and having primary responsibility for executing our strategy. The combined role also preserves transparency between management and the Board by serving as an effective bridge for communication between the Board and management on significant business developments and time-sensitive matters and provides unified leadership for carrying out our strategic initiatives and business plans.

To ensure an appropriate level of oversight continues between our independent directors and the CEO, the independent directors have selected Ms. Ayotte to serve as Lead Independent Director, effective immediately following the 2022 annual meeting. We first established the role of Lead Independent Director in 2014 to enhance and provide further assurances to our stockholders of the independent oversight exercised by our Board of Directors. If re-elected at the 2022 annual meeting, Mr. Klein, who has served as our independent Chairman of the Board since May 2019 (and as Lead Independent Director from May 2016 to May 2019), will continue serving as a director of the Company.

Our Board of Directors encourages strong communication among all of its independent directors and the Chairman and CEO, and the Board believes that it has been able to, and will continue to, effectively provide independent oversight of our business and affairs, including risks facing the Company, through the role of our Lead Independent Director, the independent committees of our Board of Directors, the overall composition of our Board of Directors and contributions from all of our independent directors and other corporate governance policies in effect.

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2›	CORPORATE GOVERNANCE

›  DUTIES AND RESPONSIBILITIES OF THE LEAD INDEPENDENT DIRECTOR

In addition to responsibilities that may be assigned from time to time by the independent directors of the Board, the duties and responsibilities of our Lead Independent Director include:

•  Approving information sent to the Board

•  Approving Board meeting agendas and schedules to assure sufficient time for all agenda items

•  Coordinating the work of each committee with the activities of the full Board

•  Calling meetings of the independent directors and special meetings of the Board, as necessary

•  Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors

•  Attending meetings of Board committees regularly

•  Working with the CEO and the Chair of the NCG Committee to provide strategic direction on all Board and governance matters

•  Serving as liaison between the CEO and the independent directors

•  Working with the CEO on matters of strategic importance to the Board and the Company

•  Ensuring that he/she is available, if requested by major investors, for direct consultation and communication

•  Working with the Compensation Committee to establish and review annual and long-term goals for assessing performance and to evaluate the performance of the CEO

•  Conducting bi-annual interviews with individual directors regarding individual contributions and overall Board composition and planning

•  Independently reviewing with the CEO the Company’s succession plan for executive officers

•  Encouraging and facilitating active participation of all directors

BOARD AND COMMITTEE MEETINGS

Number of Meetings and Attendance. Our Board of Directors met eight (8) times during 2021. Each incumbent director attended at least 75% of the aggregate of (x) the total number of meetings of our Board of Directors in 2021 held during the period for which he or she was a director and (y) the total number of meetings in 2021 of all committees of our Board of Directors on which the director served during the periods that he or she served.

Annual Meeting Attendance. Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. All directors then serving attended the 2021 annual meeting of stockholders.

Meetings of Non-Management Directors. Directors who qualify as “non-management” within the meaning of the rules of the NYSE meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our entire Board and at such other times that the non-management directors deem appropriate, and they are chaired by our independent Chairman of the Board, if one is elected, or our Lead Independent Director. Each director has the right to call an executive session. Currently, all of our non-management directors are independent.

8

Board meetings in 2021

100%

attendance at the

2021 Annual Meeting

In the aggregate, during 2021, our directors attended more than 98% of the total number of Board meetings and meetings of committees on which they served.

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2›	CORPORATE GOVERNANCE

BOARD REFRESHMENT AND EVALUATIONS

›  DIRECTOR SUCCESSION PLANNING

Led by our NCG Committee, our Board of Directors remains focused on ensuring (1) a smooth transition when directors decide to retire or otherwise leave our Board and (2) that the composition of our Board is systematically refreshed so that, taken as a whole, it has the desired mix of skills, experience, continuity, reputation and diversity relevant to our strategic direction and operating environment, as well as the knowledge, ability and independence to continue to deliver the high standard of governance and oversight expected by investors. Among other aspects of the process, our Board of Directors:

•

identifies the collective mix of desired skills, experience, knowledge, diversity and independence for our Board of Directors, taken as a whole, and identifies potential opportunities for enhancement in one or more of those areas;

•	considers each current director’s experience, skills, principal occupation, reputation, independence, age, tenure, committee membership and diversity (including geography, gender and ethnicity); and

•

considers the results of our Board and committee self-evaluations, as well as feedback received from the bi-annual interviews of each director by our Chairman of the Board or Lead Independent Director, as applicable (see “— Board and Committee Evaluations” below).

Since 2016, our Board (1) nominated, and our stockholders elected, five new directors and (2) appointed one director to fill a vacancy on the Board. Of these six additions to our Board, four are women and one is African American. Ms. Kipp, who was appointed to the Board in December 2021, was initially recommended for consideration by Mr. Lustig.

›  BOARD COMMITTEE ROTATION

The NCG Committee also considers the periodic rotation of committee members and committee chairs to introduce fresh perspectives and to broaden and diversify the views and experience represented on committees.

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2›	CORPORATE GOVERNANCE

›  BOARD AND COMMITTEE EVALUATIONS

The feedback received from each director during the Board and committee evaluation processes plays a key role in ensuring that our Board and its committees function effectively, and in overall director succession planning. To this end, the NCG Committee is responsible for establishing the process used and the criteria for the evaluations.

Topics considered during the Board and committee evaluations include:
Board and Committee Operations

•  Board and committee membership, including independence, director skills, background, expertise and diversity

•  Board rotation and succession

•  Proper scope of each committee’s authority and responsibilities

• Process for director nominations
	›	• Number and conduct of meetings, including time allocated for, and encouragement of, candid dialogue and executive sessions
• Materials and information, including quality, quantity and timeliness of information received from management, and suggestions for educational sessions
• Culture
Board Performance	›	• Strategic oversight • Risk oversight › Financial › Cyber Attacks and Intrusions › ESG • Identification of topics that should receive more attention and discussion • Management succession
Committee Performance	›	• Performance of committee duties under its charter • Effectiveness of outside advisors

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2›	CORPORATE GOVERNANCE

BOARD COMMITTEES

Our Board of Directors has an (1) Audit, (2) Compensation and (3) NCG Committee. Each of these committees operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. As required by the rules of the NYSE, a copy of each of these charters is available in the Investors section of our website at https://investors.bxp.com/ under the heading “Governance.” In addition, on March 18, 2021, our Board of Directors established a Sustainability Committee. Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of BXP or to discharge specific duties delegated by the full Board of Directors.

The membership and the function of each of these committees, and the number of meetings each held during 2021, are described below.

	Current Committee Assignments
Name	Audit	Compensation	NCG	Sustainability

Kelly A. Ayotte

Bruce W. Duncan

Carol B. Einiger

Diane H. Hoskins

Mary E. Kipp

Joel I. Klein(1)	ex officio	ex officio	ex officio	ex officio

Douglas T. Linde

Matthew J. Lustig

Owen D. Thomas

David A. Twardock

William H. Walton

Number of Meetings in 2021	8	8	4	2

Committee Chair	Committee Member	Audit Committee Financial Expert

(1)	As Chairman, Mr. Klein serves ex officio as a member of each of the Board’s committees.

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2›	CORPORATE GOVERNANCE

›  AUDIT COMMITTEE

Members:

David A. Twardock (Chair)

Bruce W. Duncan

Mary E. Kipp*

Number of Meetings in

2021: 8

Financial Expertise: Our Board of Directors determined that each of Ms. Kipp and Messrs. Duncan and Twardock qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC.

*Ms. Kipp was appointed to the Audit Committee on December 20, 2021.

The Audit Committee’s responsibilities include:

•  sole authority to appoint, retain, terminate and determine the compensation of our independent registered public accounting firm;

•  reviewing with our independent registered public accounting firm the scope and results of the audit engagement;

•  approving professional services provided by our independent registered public accounting firm;

•  reviewing the independence of our independent registered public accounting firm;

•  overseeing the planning and conduct of our annual risk assessment;

•  overseeing our cyber security risk management;

•  evaluating the Company’s internal audit function and reviewing the internal audit plan; and

•  performing such other oversight functions as may be requested by our Board of Directors from time to time.

Each member of the Audit Committee is an independent director as that term is defined in the rules of the NYSE.

For additional disclosures regarding the Audit Committee, including the Audit Committee Report, see “Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 117.

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2›	CORPORATE GOVERNANCE

›  COMPENSATION COMMITTEE

Members: Kelly A. Ayotte (Chair) Carol B. Einiger David A. Twardock William H. Walton, III Number of Meetings in 2021: 8

The Compensation Committee’s responsibilities include:

•  reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO and certain designated senior executive officers;

•  evaluating the performance of the CEO and designated senior executive officers in light of such goals and objectives and determining and approving compensation of these officers based on such evaluation;

•  reviewing and approving the compensation of other executive officers;

•  reviewing and approving grants and awards under all incentive-based compensation plans and equity-based plans;

•  reviewing and making recommendations to the full Board of Directors regarding the compensation of non-employee directors; and

•  performing other functions and duties deemed appropriate by our Board of Directors.

Each member of the Compensation Committee is an independent director as that term is defined in the rules of the NYSE.

The Compensation Committee makes all compensation decisions for all executive officers. The Compensation Committee reviews and approves all equity awards for all employees and has delegated limited authority to the CEO to make equity grants to employees who are not executive officers.

In 2021, the Compensation Committee engaged FW Cook to serve as its independent, third-party advisor with respect to our overall executive compensation program and to advise on the reasonableness of executive compensation levels in comparison with those of other similarly situated companies and consult on the structure of our executive compensation program to optimally support our business objectives. FW Cook also advised on executive compensation trends among REITs and the broader market. Information concerning the nature and scope of FW Cook’s assignments and related disclosures is included under “Compensation Discussion and Analysis” beginning on page 58.

The Compensation Committee Report is included in this proxy statement on page 92.

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2›	CORPORATE GOVERNANCE

›  NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members: Matthew J. Lustig (Chair) Kelly A. Ayotte Bruce W. Duncan Carol B. Einiger Diane J. Hoskins Number of Meetings in 2021: 4

The NCG Committee’s responsibilities include:

•  identifying individuals qualified to become Board members, consistent with criteria established by the NCG Committee, and recommending to the Board director nominees for election at each annual meeting of stockholders;

•  recommending to the Board the directors for appointment to is committees;

•  establishing a policy with regard to the consideration by the NCG Committee of director candidates recommended by securityholders;

•  establishing procedures to be followed by securityholders submitting such recommendations and establishing a process for identifying and evaluating nominees for our Board of Directors, including nominees recommended by securityholders; and

•  performing such other functions as may be requested by our Board of Directors from time to time.

The NCG Committee is also responsible for annually reviewing our Corporate Governance Guidelines and recommending any changes to our Board of Directors. These Corporate Governance Guidelines provide that the NCG Committee, together with our CEO, is responsible for coordinating succession planning by our Board of Directors. A copy of the Corporate Governance Guidelines is available on our website at http://investors.bxp.com/governance-guidelines.

Each member of the NCG Committee is an independent director as that term is defined in the rules of the NYSE.

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2›	CORPORATE GOVERNANCE

›  SUSTAINABILITY COMMITTEE

Members:

Diane J. Hoskins (Chair)

Mary E. Kipp*

Douglas T. Linde

Matthew J. Lustig

Owen D. Thomas

Number of Meetings in

2021: 2

*Ms. Kipp was appointed to the Sustainability Committee on December 20, 2021.

The Board of Directors established the Sustainability Committee on March 18, 2021. Under its charter the Sustainability Committee’s responsibilities include:

•  reviewing and sharing real estate industry sustainability best practices;

•  working with our Board and management to establish environmental performance goals (energy, emissions, water and waste), and initiatives related to climate action and resilience;

•  monitoring and evaluating the Company’s progress in achieving its sustainability goals and commitments, as well as relevant independent environmental, sustainability and governance ratings and rankings;

•  reporting to and advising our Board as appropriate on the Company’s sustainability objectives and its strategy;

•  periodically reviewing legal, regulatory and compliance matters that may have a material impact on the implementation of the Company’s sustainability objectives, and making recommendations to our Board and management, as appropriate, with respect to the Company’s response to such matters;

•  assisting our Board in fulfilling its oversight responsibility by identifying, evaluating and monitoring the environmental and climate trends, issues, risks and concerns that affect or could affect the Company’s business activities and performance;

•  advising our Board on significant stakeholder concerns related to sustainability; and

•  performing such other functions as may be requested by our Board of Directors from time to time.

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2›	CORPORATE GOVERNANCE

BOARD’S ROLE IN RISK OVERSIGHT

Our Board of Directors has overall responsibility for our risk oversight. The Board discharges this responsibility either directly or indirectly through its committees. While the full Board of Directors is primarily responsible for risk oversight, its committees monitor and address risks that are within the scope of a particular committee’s expertise, the committee’s charter or the resolution(s) appointing the committee. Our Board and its committees exercise their oversight responsibilities in a variety of ways, but in all cases, our directors are informed by regular reports from management and third-party advisors and consultants that are intended to identify key risks and help ensure that we employ appropriate strategies to mitigate them.

BOARD OF DIRECTORS Our Board of Directors administers its risk oversight function through:
› Regular periodic reports from management on material risks that we face, including, among others:	› Required approval by our Board of Directors (or a committee thereof) of significant transactions and other matters, including, among others:

›  market conditions

›  tenant concentrations, credit worthiness and possible tenant bankruptcies

›  leasing activity and expected expirations

›  the status of development projects

›  compliance with debt covenants and credit ratings

›  management of debt maturities and interest-rate risk

›  access to debt and equity capital markets

›  existing and potential legal claims

›  environmental, social and governance risks

›  potential cyber-attacks and intrusions

›  public health crises, pandemics and epidemics

›  succession planning

›  acquisitions and dispositions of properties

›  development and redevelopment projects

›  new borrowings, refinancings and guarantees of debt, and the use of hedging instruments to manage interest-rate risk

›  the appointment of all officers

›  the compensation of executive officers

›  transactions with related persons and conflicts of interest

› Reports from the Audit, Compensation, NCG and Sustainability Committees, and other committees that may be established from time to time, on matters delegated to them
› Reports from outside advisors and consultants, including ESG, climate-risk, legal, accounting and tax professionals, regarding various areas of potential risk

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2›	CORPORATE GOVERNANCE

BOARD COMMITTEES Our Board of Directors uses its committees to assist in risk oversight as follows:
Audit Committee	Compensation Committee	NCG Committee	Sustainability Committee

The Audit Committee oversees risks related to:

•  the integrity of our financial statements and internal control over financial reporting;

•  compliance with GAAP and the use of estimates and judgments;

•  our use of non-GAAP financial measures;

•  cyber security;

•  REIT compliance;

•  pending and threatened litigation, legal and regulatory requirements, and insurance;

•  the performance of our internal audit function;

•  the independence and performance of our independent auditors; and

•  our anti-fraud program.

The Compensation Committee oversees risks related to:

•  our ability to attract, retain and motivate our executive officers;

•  the use of compensation practices and plans to align the interests of our executives with our stockholders; and

•  the influence of incentive compensation on excessive risk-taking.

For more information, see “Compensation Discussion and Analysis — IV. Other Compensation Policies — Assessment of Compensation-Related Risks” on page 91.

The NCG Committee oversees risks related to:

•  the composition, leadership and independence of the Board and its committees;

•  the general operations of the Board;

•  the process of conducting the annual Board and committee self-evaluations and bi-annual interviews;

•  our compliance with our Corporate Governance Guidelines and applicable laws and regulations, including applicable rules of the NYSE; and

•  policies with respect to the consideration of director candidates recommended by stockholders.

The Sustainability Committee oversees risks related to:

•  environmental and climate action and resilience trends and issues;

•  our progress in achieving our sustainability goals and initiatives; and

•  regulatory compliance matters that may impact our sustainability objectives.

Audit Committee Role in Risk Assessment. The Audit Committee oversees an annual risk assessment designed to identify and analyze risks to achieving BXP’s business objectives. The results of the risk assessment are used to develop BXP’s annual internal audit plan.

Because of the role of our Board of Directors in risk oversight, our Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Our Board of Directors recognizes that there are different leadership structures that could allow it to effectively oversee the management of these risks, and while our Board believes its current and anticipated leadership structures enable it to effectively manage such risks, it is not the primary reason our Board of Directors selected its leadership structure over other potential alternatives. See the discussion under the heading “— Board Leadership Structure” beginning on page 27 for a discussion of why our Board of Directors has determined that its current leadership structure is appropriate.

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2›	CORPORATE GOVERNANCE

OTHER GOVERNANCE MATTERS

›  CODE OF BUSINESS CONDUCT AND ETHICS AND OTHER POLICIES

Our Board of Directors adopted the following policies, copies of which are available on our website:

•	Code of Business Conduct and Ethics (the “Code of Ethics”) — available on our website at http://investors.bxp.com/code-conduct-and-ethics

The Code of Ethics governs business decisions made and actions taken by our directors, officers and employees. We intend to disclose on this website any amendment to, or waiver of, any provision of this Code of Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE rules.

•	Corporate Governance Guidelines — available on our website at http://investors.bxp.com/governance-guidelines

•	Policy on Company Political Spending — available on our website at http://investors.bxp.com/policy-political-spend

›  COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties who wish to communicate with our Board, any director, our non-management directors as a group, or our Audit Committee may do so as shown below. We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded by the Compliance Officer promptly to the addressee(s).

Communicate with any of our directors or the Board of Directors as a group:	Communicate with our non-management directors as a group:

Name(s) of Director(s)/Board of Directors of Boston Properties, Inc. c/o Compliance Officer Boston Properties, Inc. 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103	Non-Management Directors of Boston Properties, Inc. c/o Compliance Officer Boston Properties, Inc. 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103

Communicate with our Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters:

Follow any of the “Procedures for Submission of Complaints under the Audit Committee Complaint Procedures” that are attached as Exhibit 1 to our Code of Ethics (see “— Code of Business Conduct and Ethics and Other Policies” above)

Chair of the Audit Committee of Boston Properties, Inc. c/o Compliance Officer Boston Properties, Inc. 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103

You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

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2›	CORPORATE GOVERNANCE

›  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mses. Ayotte and Einiger and Messrs. Twardock and Walton each served on the Compensation Committee during 2021. None of these persons has served as an officer or employee of BXP. None of these persons had any relationships with BXP requiring disclosure under Item 404 of Regulation S-K. None of BXP’s executive officers served as a director or a member of a compensation committee (or other committee serving a similar function) of any other entity, an executive officer of which served as a director of BXP or a member of the Compensation Committee during 2021.

›  PROXY ACCESS BY-LAW PROVISIONS

Our By-laws include a proxy access right for stockholders, pursuant to which a stockholder, or group of no more than five stockholders, meeting specified eligibility requirements, may include director nominees in our proxy materials for annual meetings of our stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must:

•	have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock continuously for at least the prior three years;

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting).

For purposes of the foregoing requirements, issued and outstanding common units, other than those owned by us, our Operating Partnership or any of their directly or indirectly wholly owned subsidiaries and excluding issued and outstanding long term incentive units, will be treated as issued and outstanding shares of common stock.

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria, and stockholders will not be entitled to utilize this proxy access right at an annual meeting if we receive notice through our traditional advanced notice by-law provisions that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 25% of the number of directors then in office.

The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our By-laws.

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3›	HUMAN CAPITAL AND SUSTAINABILITY

HUMAN CAPITAL AND SUSTAINABILITY

HUMAN CAPITAL

Our success depends on human capital. We are focused on social performance and positive externalities, including diversity and inclusion in our workforce, the well-being of our employees, their training and professional development, and making positive contributions to the communities we serve.

›  DIVERSITY & INCLUSION

Our policy is to recruit, hire, assign, promote and train in all job titles without regard to race, national origin, religion, age, color, sex, sexual orientation, gender identity, disability, or protected veteran status, or any other characteristic protected by applicable law.

In 2020, we launched the BXP Diversity & Inclusion (“D&I”) Committee and, in 2021, we advanced our mission to promote diversity, inclusion, equality and transparency as part of our culture, business activities and decision-making practices. We identified actionable diversity goals and proposed initiatives in the areas of recruitment and development, company policies and community outreach.

Diversity & Inclusion Goals and Initiatives		Notable 2021 Actions & Achievements

Establish a charter, structure and overall construct for the formation of impactful Employee Resource Groups	›	Launched the formation of three Employee Resource Groups for Women, Ethnic Minorities, and LGBTQA+

Hire Diversity- & Inclusion-focused Human Resources professionals	›	Made strategic hires in Human Resources dedicated to promoting D&I

Advance diversity in the BXP workforce	›

New Hires:(1)

› 43% ethnically diverse

› 53% women

Total Workforce:(1)(2)

› 4% increase of ethnically diverse employees

› 1% increase of women employees

Officer Level:(2)

› 5% increase of ethnically diverse officers

› 6% increase of women officers

Determine baselines and set appropriate goals to increase the diversity of our supplier, vendor and contractor network	›

Revised our internal processes for our Property Management and Construction Departments to track and promote the inclusion of underrepresented business enterprises, including vendors, suppliers and subcontractors, as business partners

Develop relationships with minority-owned or minority-led banks	›	Proactively procured a minority- and woman-owned bank to act as co-manager in two of our unsecured senior notes offerings in 2021 Commenced a depository relationship with a Black-led bank

(1)	Excludes union employees for which the union controls the hiring decisions.
(2)	Represents year-over-year change compared to 2020.

| 2022 Proxy Statement 41

3›	HUMAN CAPITAL AND SUSTAINABILITY

The following is a snapshot of the diversity of our workforce as of December 31, 2021:

Total Workforce(1)	Managers & Above(1)

(1)   We determine race and gender based on our employees’ self-identification. Ethnic minorities are defined as those included in the EEO Ethnicity and Race Categories: Asian, Black or African American, Hispanic or Latino, American Indian or Alaskan Native, Native Hawaiian or other Pacific Islander, or multiracial background. Total workforce includes all of our employees except union employees for which the union controls the hiring process.

›  CULTURE & EMPLOYEE ENGAGEMENT

The success of our business is tied to the quality of our workforce, and we strive to maintain a corporate environment without losing the entrepreneurial spirit with which we were founded more than 50 years ago.

•	We conduct employee engagement surveys to monitor satisfaction in all aspects of their employment

•	The success of our efforts in the workplace is demonstrated by the satisfaction and long tenure of our employees:

•	38% worked at BXP for ten or more years

•	average tenure is 10.0 years for all employees and 18.8 years for our executive leadership.

›  HEALTH, SAFETY & WELLNESS

We are keenly aware of the influence of buildings on human health and its importance to our tenants and employees. In light of the COVID-19 pandemic, our focus on healthy buildings has become even more important.

•	In early 2020, we established a Health Security Task Force of internal and external subject matter experts.

•

Task force developed the BXP Health Security Plan, which we published in May 2020 and updated in March 2021. The BXP Health Security Plan is a comprehensive set of building operational measures, including cleaning and disinfection, air and water quality, physical distancing, screening and personal protective equipment and health security communication.

•	We conduct health and security quality audits to ensure implementation and effectiveness of the plan at our properties.

•	In 2021, we commenced an initiative focused on indoor air quality and, in early 2022, installed real-time indoor air quality monitoring sensors in select buildings throughout our portfolio.

We also believe the success of our employees depends upon their physical health, mental health, work-life balance and financial well-being. To support this, our employee benefits program includes:

•	an Employee Wellness Program to encourage employees to improve their health and well-being, and

•

an Employee Assistance Program that includes services for childcare, eldercare, personal relationship information, financial planning assistance, stress management, mental illness and general wellness and self-help.

| 2022 Proxy Statement 42

3›	HUMAN CAPITAL AND SUSTAINABILITY

›  CAREER DEVELOPMENT & TRAINING

We invest significant resources in our employees’ personal and professional growth and development and provide a range of development opportunities that build and strengthen employees’ leadership and professional skills. These development opportunities include in-person and virtual training sessions, in-house learning opportunities, various management trainings, departmental conferences, executive “town hall” meetings and external programs.

SUSTAINABILITY

We actively work to promote our growth and operations sustainably and responsibly across our six regions. Our sustainability strategy is to conduct our business, the development and operation of new and existing buildings, in a manner that contributes to positive economic, social and environmental outcomes for our investors, customers, employees and the communities we serve. Our investment philosophy is shaped by our core strategy of long-term ownership and our commitment to our communities and the centers of commerce and civic life that make them thrive. We are focused on developing and maintaining healthy, high-performance buildings, while simultaneously mitigating operational costs and the potential external impacts of energy, water, waste, greenhouse gas emissions and climate change. To that end, we have publicly adopted long-term energy, emissions, water and waste goals that establish aggressive reduction targets and have been aligned with the United Nations Sustainable Development Goals. BXP is a corporate member of the U.S. Green Building Council® (“USGBC”) and has a long history of owning, developing and operating properties that are certified under USGBC’s Leadership in Energy and Environmental Design™ (LEED®) rating system. In 2018, we announced a partnership with a leading healthy building certification system, Fitwel, to support healthy building design and operational practices across our portfolio, becoming a Fitwel Champion.

In addition, since 2018 we have been an active participant in the green bond market, which provides access to sustainability-focused investors interested in the positive environmental externalities of our business activities. We also make a social impact through charitable giving, volunteerism, public realm investments and diversity and inclusion. Through these efforts, we demonstrate that operating and developing commercial real estate can be conducted with a conscious regard for the environment and wider society while mutually benefiting our stakeholders.

›  INDUSTRY LEADERSHIP

We continue to be recognized as an industry leader in sustainability. In 2021, BXP ranked among the top real estate companies in the GRESB assessment, earning a sixth consecutive 5-Star rating, the highest rating and recognition for being an industry leader. It was the tenth consecutive year that BXP earned the GRESB “Green Star” designation, achieving the highest scores in several categories, including Data Monitoring & Review, Targets, Policies, Reporting and Leadership. BXP was also named one of America’s Most Responsible Companies by Newsweek magazine in 2022. Overall, BXP ranked #31 out of 500 companies and was the highest ranking office REIT. In addition, 2021 was the first year in which BXP was named to the Dow Jones Sustainability Index (DJSI North America). BXP was one of nine real estate companies that qualified and the only office REIT in the index, scoring in the 93rd percentile of the industry universe of companies assessed for inclusion. Further, BXP was named to the inaugural Forbes Green Growth 50 list, ranking #4 among the top 50 companies reducing greenhouse gas emissions while growing profits.

| 2022 Proxy Statement 43

3›	HUMAN CAPITAL AND SUSTAINABILITY

BXP has adopted sustainable development and operational practices across its portfolio. In 2017, shortly after the U.S. withdrawal from the Paris Agreement, BXP became a proud signatory of the We Are Still In declaration and aligned emissions reduction targets with climate science. The Science Based Targets initiative Target Validation Team has classified BXP’s emissions reduction target ambition as being in line with a 1.5°C trajectory, currently the most ambitious designation available. As of the end of 2021, BXP is one of only thirteen North American Real Estate companies with this distinction and the only North American office company in that group. We have LEED-certified 28.3 million square feet of our portfolio, of which 98% is certified at the highest Gold and Platinum levels. BXP’s master lease form includes green lease clauses that support a more sustainable tenant-landlord relationship. In 2021, BXP continued as a Green Lease Leader at the highest Gold level by the Institute for Market Transformation and the U.S. Department of Energy for exhibiting a strong commitment to high performance and sustainability in buildings and best practices in leasing. Through active asset management and tenant engagement, BXP has been a leader in energy efficiency and healthy building practices. In 2021, BXP was recognized by the Environmental Performance Agency as a 2021 ENERGY STAR Partner of the Year with the Sustained Excellence distinction. BXP was named a Best in Building Health award winner in 2020 and continued its Fitwel partnership in 2021. BXP has 10 Fitwel Ambassadors among our Sustainability, Development and Property Management teams and has certified 16.7 million square feet of our portfolio under the Fitwel rating system.

›  GREEN FINANCE

From 2018 to 2021, BPLP issued an aggregate of $3.55 billion of green bonds in four separate offerings. The terms of the green bonds have restrictions that limit our allocation of the net proceeds to “eligible green projects.” We published our June 30, 2019 Green Bond Allocation Report in 2019, disclosing the full allocation of approximately $988 million in net proceeds from BPLP’s inaugural green bond offering in 2018 to the eligible green project at our Salesforce Tower property in San Francisco, California. Our September 30, 2020 Green Bond Allocation Report disclosed the full allocation of approximately $841 million in net proceeds from BPLP’s green bond offering in June 2019. These Green Bond Allocation Reports are available on our website at http://www.bxp.com under the heading “Commitment,” but they are not incorporated by reference into this proxy statement, our Annual Report on Form 10-K, or any other document we file with the SEC.

›   CLIMATE RESILIENCE

As a long-term owner and active manager of real estate assets in operation and under development, we take a long-term view of potential risks, including climate change. We are focused on understanding how climate change may impact our portfolio and the steps we can take to increase climate resilience. We are in the process of evaluating physical and transition risks associated with climate change, and we view this as an opportunity to protect asset value by (1) proactively assessing climate risk, (2) implementing practical, cost-effective resilience measures and (3) integrating climate resilience in our planning and decision-making processes to protect our investments by improving resilience. As part of our climate resilience strategy, we are considering climate change scenarios and will continue to assess climate change vulnerabilities resulting from potential future climate scenarios and rising sea-levels. We engaged Moody’s ESG Solutions (formerly branded as Four Twenty Seven), an independent provider of science-driven insights and analytics on climate risk, for its climate risk scoring to evaluate the forward-looking physical climate risk exposure of our entire portfolio. Event-driven (acute) and longer-term (chronic) physical risks that may result from climate change could have a material adverse effect on our properties, operations and business. We continue to evaluate the potential risks associated with climate change that could impact our portfolio and are taking proactive steps to plan for and/or mitigate such risks. Management’s role in assessing and managing these climate-related risks and initiatives spans multiple teams across our organization, including our executive leadership and our Sustainability, Risk Management, Development, Construction and Property Management departments. Our climate resilience strategy also includes training and implementation of emergency response plans and the engagement of our executives on climate change and other ESG aspects. All of these risk mitigation efforts are ultimately overseen by our Board’s Sustainability Committee.

| 2022 Proxy Statement 44

3›	HUMAN CAPITAL AND SUSTAINABILITY

›  PUBLIC SUSTAINABILITY GOALS AND PROGRESS

Our sustainability goals include reduction targets for energy, greenhouse gas emissions, water consumption and waste. In 2016, we achieved our first round of energy, emissions and water targets three years early. By resetting company-wide goals, we raise stakeholder awareness and make best efforts to drive continuous year-over-year, like-for-like key performance indicator improvement. We have adopted goals with the following specific time frames, metrics and targets below a 2008 baseline:(1)

(1)

2020 is the most recent year for which complete and third-party assured energy and water data is available. 2020 data reflects the combined impacts of efficiency measures, renewable energy and reduced physical occupancy due to the COVID-19 pandemic.

(2)	This goal is “in progress” until Scope 3 calculations are complete.

›  ESG REPORTING

A notable part of our commitment to sustainable development and operations is our commitment to transparent reporting of ESG performance indicators, as we recognize the importance of this information to investors, lenders and others in understanding how BXP assesses sustainability information and evaluates risks and opportunities. We publish an annual ESG report that is aligned with the Global Reporting Initiative reporting framework, United Nations Sustainable Development Goals and the SASB framework that includes our strategy, key performance indicators, annual like-for-like comparisons, achievements and historical sustainability data. This report is available on our website at http://www.bxp.com under the heading “Commitment,” but it is not incorporated by reference in this proxy statement or any other document we file with the SEC. In addition, we continue to work to further align our reporting with the recommendations of the Financial Stability Board’s Task Force on Climate-related Financial Disclosures, or TCFD, to disclose climate-related financial risks and opportunities.

| 2022 Proxy Statement 45

4›	EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Biographies of our executive officers, other than Messrs. Thomas and Linde, are presented below, based on information furnished to us by each executive officer. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Information for Messrs. Thomas and Linde is included above under “Proposal I: Election of Directors – Nominees for Election” beginning on page 12.

Name	Age(1)	Position	Joined BXP

Raymond A. Ritchey	71	Senior Executive Vice President	1980

Michael E. LaBelle	58	Executive Vice President, Chief Financial Officer and Treasurer	2000

Bryan J. Koop	63	Executive Vice President, Boston Region	1999

Peter V. Otteni	48	Executive Vice President, Co-Head of the Washington, DC Region	2000

Robert E. Pester	65	Executive Vice President, San Francisco, Region	1998

Hilary J. Spann	46	Executive Vice President, New York Region	2021

John J. Stroman	43	Executive Vice President, Co-Head of the Washington, DC Region	2005

Frank D. Burt	63	Senior Vice President, Chief Legal Officer and Secretary	1986

Michael R. Walsh	55	Senior Vice President, Chief Accounting Officer	1986

(1)	Ages are as of May 19, 2022, the date of the 2022 annual meeting.

Raymond A. Ritchey Senior Executive Vice President

•  Senior Executive Vice President of BXP since January 2016, with responsibility for all business development, leasing and marketing, as well as new opportunity origination in the Washington, DC area and directly oversees similar activities on a national basis

•  Various positions at BXP since 1980, including Executive Vice President, Head of our Washington, DC Office and National Director of Acquisitions and Development and Senior Vice President and Co-Manager of our Washington, DC office

•  Joined BXP in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, DC metropolitan area

•  A leading commercial real estate broker in the Washington, DC area with Coldwell Banker from 1977 to 1980

•  President of the Board of Spanish Education Development (SED) Center

•  Member of the Federal City Council and The Economic Club of Washington

•  Founding member of the National Association of Industrial and Office Properties (NAIOP), Northern Virginia

•  Professional honors include: ULI Lifetime Achievement Award; Man of the Year, CREW; Brendan McCarthy Award, GWCAR; Good Scout of the Year, Boy Scouts; Trendsetter of the Year, Transwestern; Developer of the Year (numerous organizations); and Junior Achievement Man of the Year

•  Graduate of the U.S. Naval Academy and U.S. Naval Post Graduate School in Monterey, California

| 2022 Proxy Statement 46

4›	EXECUTIVE OFFICERS

Michael E. LaBelle Executive Vice President, Chief Financial Officer and Treasurer

•  Executive Vice President, Chief Financial Officer and Treasurer of BXP since January 2016, with responsibility for overseeing the finance, accounting, tax, internal audit and investor relations departments, as well as capital raising, treasury management, credit underwriting, financial strategy and planning

•  Various positions at BXP since March 2000, including Senior Vice President, Chief Financial Officer and Treasurer from November 2007 to January 2016 and Senior Vice President, Finance from February 2005 to November 2007

•  Former Vice President & Relationship Manager with Fleet National Bank from 1991 to 2000, with responsibility for financing large-scale commercial real estate developments

•  Former Associate National Bank Examiner with the Office of the Comptroller of the Currency in New York City specializing in commercial real estate debt portfolio analysis and valuation in commercial banks located throughout the Mid-Atlantic and Northeastern United States

•  Member of the National Advisory Board for the University of Colorado Real Estate Center

•  Member of the Board of the Legacy Fund of the Medfield Foundation

•  Received a BS in Economics from the University of Colorado

Bryan J. Koop Executive Vice President, Boston Region

•  Executive Vice President, Boston Region of BXP since January 2016, with responsibility for overseeing the operation of our existing regional portfolio in the Boston area, which includes the Boston CBD, Cambridge and Waltham/Lexington submarkets and developing new business opportunities in the area

•  Senior Vice President and Regional Manager of our Boston office from 1999 to 2016

•  Various positions at Trammell Crow Company from 1982 to 1999, where his career covered high-rise office building leasing and the development of commercial office buildings and shopping centers, including Managing Director and Regional Leader for Trammell Crow Company’s New England region, with responsibility for all commercial office and shopping center operations

•  Director of the Massachusetts Chapter of NAIOP, the Boston Green Ribbon Commission and the Kendall Square Association

•  Former chairman of the Back Bay Association

•  Received a BBA and an MBA from Texas Christian University

Peter V. Otteni Executive Vice President, Co-Head of the Washington, DC Region

•  Executive Vice President, Co-Head of the Washington, DC Region of BXP since January 2022, with joint responsibility for business activities and direct responsibility for overseeing project development, construction and marketing activities for our Washington, DC region

•  Various positions at BXP since 2000, including Vice President, Development from 2006 to 2016, Senior Vice President and Head of Development from 2017 to 2021 and Senior Vice President, Co-Head of the Washington, DC Region from April 2021 to December 2021

•  Member of the Board of Directors of National Capital Area Region for the March of Dimes

•  Received a BS in Commerce from the University of Virginia and an MBA from the University of North Carolina, Kenan-Flagler Business School

| 2022 Proxy Statement 47

4›	EXECUTIVE OFFICERS

Robert E. Pester Executive Vice President, San Francisco Region

•  Executive Vice President, San Francisco Region of BXP since January 2016, with responsibility for overseeing existing operations in San Francisco and our other Bay Area properties on the Peninsula and in Silicon Valley, and developing new business opportunities in the area

•  Senior Vice President and Regional Manager of our San Francisco office from 1998 to 2016

•  Executive Vice President and Chief Investment Officer of Bedford Property Investors, a REIT in Lafayette, California, for which he led the acquisitions and development program from 1994 to 1998

•  President of Bedford Property Development, a private West Coast development concern that held more than $2 billion in real estate assets from 1989 to 1998

•  A leading commercial real estate broker with Cushman & Wakefield in northern California, from 1980 to 1989, where he last served as Vice President

•  Licensed California officer and real estate broker

•  Received a BA in Economics and Political Science from the University of California at Santa Barbara

Hilary J. Spann Executive Vice President, New York Region

•  Executive Vice President, New York Region of BXP since September 2021 and Head of the New York Region since January 2022 with responsibility for overseeing all aspects of our New York and Princeton, New Jersey activities, including development, acquisitions, leasing and building operations

•  Various positions at CPP Investments from March 2016 to July 2021, including (1) Managing Director, Head of Real Estate Investments from July 2017 to July 2021, with responsibility for leading all aspects of the real estate business, including investment strategy, talent acquisition and management, and portfolio management, and (2) Managing Director, Head of United States Real Estate Investments from March 2016 to July 2017

•  Various positions at the Global Real Assets Group at J.P. Morgan Asset Management, including Managing Director, Head of Northeast Acquisitions, from May 2001 to February 2016

•  Governing trustee of the Urban Land Institute (“ULI”)

•  Member of ULI’s Americas Executive Committee

•  Director of the ULI Foundation

•  Received a BS in Architecture and an MA of City Planning both from the College of Architecture at the Georgia Institute of Technology

•  Studied architecture at the Ecole d’Architecture de Paris – La Villette

John J. Stroman Executive Vice President, Co-Head of the Washington, DC Region

•  Executive Vice President, Co-Head of the Washington, DC Region of BXP since January 2022, with joint responsibility for business activities and direct responsibility for overseeing the leasing, legal and property management activities for our Washington, DC region

•  Various positions at BXP since 2005, including Vice President, Development from 2011 to 2019, Vice President, Leasing from 2019 to 2020, Senior Vice President Leasing from 2020 to April 2021 and Senior Vice President, Co-Head of the Washington, DC Region of BXP from April 2021 to December 2021

•  Received a BS in Civil Engineering from Johns Hopkins University and an MBA, Real Estate Development from the University of North Carolina, Kenan-Flagler Business School

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4›	EXECUTIVE OFFICERS

Frank D. Burt Senior Vice President, Chief Legal Officer and Secretary

•  Senior Vice President, Chief Legal Officer and Secretary of BXP since 2019 and Senior Vice President, General Counsel and Secretary of BXP from 2003 until 2019, with responsibility for overseeing the legal and risk management departments

•  Various positions at BXP since 1986; represented BXP in the acquisition of the Prudential Center in Boston and the Embarcadero Center in San Francisco, as well as in the development activities at the Prudential Center and at Salesforce Tower in San Francisco

•  Former attorney in the real estate department at Nutter, McClennen & Fish in Boston

•  Member of the Board of Governors of American College of Real Estate Lawyers and the Boston Bar Association

•  Speaker for the American College of Real Estate Lawyers, the Association of Corporate Counsel, Massachusetts Continuing Legal Education, NAIOP and Nareit

•  Received a BA, magna cum laude, from Brown University and a JD, cum laude, from the University of Pennsylvania Law School

Michael R. Walsh Senior Vice President, Chief Accounting Officer

•  Senior Vice President, Chief Accounting Officer of BXP since May 2016, with responsibility for overseeing financial reporting, property accounting and tax compliance and providing transactional support on capital markets activity

•  Executive Vice President, Chief Financial Officer and Treasurer of Paramount Group, Inc., a REIT focused on Class A office properties in New York City, Washington, DC and San Francisco, from March 2015 to March 2016

•  Various positions at BXP from 1986 to 2015, including Senior Vice President, Finance and Capital Markets with responsibility for overseeing its accounting, financial reporting, financial analysis and tax functions and participated extensively in investor relations matters

•  Co-chair of Nareit’s Accounting Committee

•  Member of Nareit’s Best Financial Practices Council

•  Received a BS, magna cum laude, from Eastern Nazarene College

| 2022 Proxy Statement 49

5›	PRINCIPAL AND MANAGEMENT STOCKHOLDERS

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of BXP common stock and units of partnership interest in our Operating Partnership beneficially owned as of February 4, 2022 by:

•	each director;

•	each of our named executive officers (“NEOs”);

•	all directors and executive officers of BXP as a group; and

•	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock.

On February 4, 2022, there were:

•	156,679,794 shares of our common stock outstanding;

•

16,554,998 common units of partnership interest in our Operating Partnership (“common units”) outstanding (other than the common units held by Boston Properties, Inc.), each of which is redeemable for one share of BXP common stock (if BXP elects to issue common stock rather than pay cash upon such redemption);

•

1,711,635 long term incentive units of partnership interest in our Operating Partnership (“LTIP units”) outstanding that were issued as part of our long-term incentive (“LTI”) program, excluding LTIP units issued pursuant to 2020 Multi-Year Long-Term Incentive Program (“MYLTIP”) awards, 2021 MYLTIP awards and 2022 MYLTIP awards, each of which, upon the satisfaction of certain performance and service conditions, is convertible into one common unit; and

•	83,792 deferred stock units outstanding.

All references in this proxy statement to LTIP units exclude LTIP units issued pursuant to 2020 MYLTIP awards, 2021 MYLTIP awards and 2022 MYLTIP awards because the three-year performance periods of these awards had not ended by February 4, 2022. LTIP units issued pursuant to 2020 MYLTIP awards, 2021 MYLTIP awards and 2022 MYLTIP awards are collectively referred to herein as “Unearned Performance Awards.” None of our directors or NEOs beneficially owned any preferred units or shares of our preferred stock.

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5›	PRINCIPAL AND MANAGEMENT STOCKHOLDERS

	Common Stock		Common Stock and Units
Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1)	Percent of Common Stock (2)	Number of Shares and Units Beneficially Owned (1)	Percent of Common Stock and Units (3)

Directors and Named Executive Officers(4)

Kelly A. Ayotte	333	**	5,514	**

Bruce W. Duncan(5)	21,000	**	28,244	**

Carol B. Einiger(6)	30,882	**	41,136	**

Diane J. Hoskins	5,434	**	5,434	**

Mary E. Kipp	542	**	542	**

Joel I. Klein	11,123	**	20,467	**

Douglas T. Linde(7)	224,655	**	562,325	**

Matthew J. Lustig	10,130	**	22,332	**

Owen D. Thomas	63,836	**	464,700	**

David A. Twardock	9,564	**	9,564	**

William H. Walton, III	2,550	**	6,684	**

Raymond A. Ritchey(8)	—	**	302,328	**

Michael E. LaBelle	11,007	**	149,153	**

Bryan J. Koop	18,019	**	97,488	**

All directors and executive officers as a group (20 persons)(4)	468,751	**	1,914,620	1.09%

5% Holders

The Vanguard Group(9)	22,978,972	14.67%	22,978,972	13.13%

BlackRock, Inc.(10)	17,343,626	11.07%	17,343,626	9.91%

Norges Bank (The Central Bank of Norway)(11)	13,037,554	8.32%	13,037,554	7.45%

TCI Fund Management Limited and Christopher Hohn(12)	12,458,851	7.95%	12,458,851	7.12%

State Street Corporation(13)	10,427,686	6.66%	10,427,686	5.96%

*	Unless otherwise indicated, the address is c/o Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

**	Less than 1%.

(1)

The number of shares of BXP common stock “beneficially owned” by each beneficial owner is determined under rules issued by the SEC. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes (a) shares of BXP common stock that may be acquired upon the exercise of options that are exercisable on or within 60 days after February 4, 2022 and (b) the number of shares of BXP common stock issuable to directors upon settlement of deferred stock units on or within 60 days after February 4, 2022. The “Number of Shares and Units Beneficially Owned” includes all shares included in the “Number of Shares Beneficially Owned” column plus the number of shares of BXP common stock for which common units and LTIP units may be redeemed (assuming, in the case of LTIP units, that they have first been converted into common units). Under the limited partnership agreement of the Operating Partnership, the holders of the common units and LTIP units (assuming conversion in full into common units, as applicable) have the right to redeem the units for cash or, at BXP’s option, shares of BXP common stock, subject to certain conditions. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units. Holders of common units, LTIP units and deferred stock units are not entitled to vote such units on any of the matters presented at the 2022 annual meeting.

(2)

The total number of shares outstanding used in calculating this percentage assumes (a) the exercise of all options to acquire shares of BXP common stock that are exercisable on or within 60 days after February 4, 2022 held by the beneficial owner and that no options held by other beneficial owners are exercised and (b) the conversion into shares of BXP common stock of all deferred stock units held by the beneficial owner and that no deferred stock units held by other beneficial owners are converted.

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5›	PRINCIPAL AND MANAGEMENT STOCKHOLDERS

(3)

The total number of shares outstanding used in calculating this percentage assumes (a) that all common units and LTIP units are presented (assuming conversion in full into common units, if applicable) to the Operating Partnership for redemption and are acquired by BXP for shares of BXP common stock, (b) does not separately include outstanding common units held by BXP, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock, (c) the exercise of all options to acquire shares of BXP common stock that are exercisable on or within 60 days after February 4, 2022 held by the beneficial owner and that no options held by other beneficial owners are exercised and (d) the conversion into shares of BXP common stock of all deferred stock units the receipt of which has not been deferred to a date later than 60 days after February 4, 2022.

(4)

Includes the number of shares of common stock, shares of common stock underlying exercisable stock options and deferred stock units shown in the table below. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, the number of common units and LTIP units shown in the table below. Excludes Unearned Performance Awards.

Name	Common Stock(a)	Stock Options	Deferred Stock Units(b)	Common Units	LTIP Units(a)

Kelly A. Ayotte	—	—	333	—	5,181

Bruce W. Duncan	21,000	—	—	—	7,244

Carol B. Einiger	8,000	—	22,882	—	10,254

Diane J. Hoskins	5,434	—	—	—	—

Mary E. Kipp	542	—	—	—	—

Joel I. Klein	—	—	11,123	—	9,344

Douglas T. Linde	183,563	41,092	—	—	337,670

Matthew J. Lustig	—	—	10,130	—	12,202

Owen D. Thomas	9,554	54,282	—	—	400,864

David A. Twardock	8,895	—	669	—	—

William H. Walton, III	—	—	2,550	—	4,134

Raymond A. Ritchey	—	—	—	130,570	171,758

Michael E. LaBelle	11,007	—	—	—	138,146

Bryan J. Koop	9,752	8,267	—	—	79,469

All directors and executive officers as a group (20 persons)	317,423	103,641	47,687	136,360	1,309,509

(a)

Includes the following unvested shares of common stock and unvested LTIP units: Ms. Ayotte — 1,285 LTIP units; Mr. Duncan — 1,285 LTIP Units; Ms. Einiger — 1,285 LTIP units; Ms. Hoskins — 1,285 shares of common stock; Ms. Kipp — 542 shares of common stock; Mr. Klein — 1,285 LTIP units; Mr. Linde — 78,065 LTIP units; Mr. Lustig — 1,285 LTIP units; Mr. Thomas — 114,287 LTIP units; Mr. Twardock — 1,285 shares of common stock; Mr. Walton — 1,285 LTIP units; Mr. Ritchey — 9,992 LTIP units; Mr. LaBelle — 26,615 LTIP units and 929 shares of common stock; and Mr. Koop — 20,468 LTIP units.

(b)

Excludes deferred stock units, the settlement of which has been deferred to a date later than 60 days after February 4, 2022 and will be paid out in a lump sum on a specified date or in ten annual installments following the date of the director’s retirement pursuant to deferral elections as follows: Ms. Ayotte — 2,993, Mr. Duncan — 3,625, Ms. Kipp — 29, Mr. Twardock — 29,458 and all directors and executive officers as a group — 36,105 (see “Compensation of Directors — Deferred Compensation Program” on page 55).

(5)	Includes 21,000 shares of common stock held indirectly through a trust of which Mr. Duncan is the beneficiary and trustee.

(6)	Includes 8,000 shares of common stock held indirectly through a trust of which Ms. Einiger is the beneficiary and trustee.

(7)	Includes (x) 700 shares of common stock held by Mr. Linde’s spouse for which Mr. Linde has shared voting and dispositive power and (y) 2,100 shares of common stock held by Mr. Linde’s children.

(8)

Includes, only under the “Number of Shares and Units Beneficially Owned” column, (x) 31,265 common units held by a trust of which Mr. Ritchey is a beneficiary and Mr. Ritchey’s spouse is the sole trustee and (y) 10,500 common units held by a grantor retained annuity trust of which Mr. Ritchey is the beneficiary and trustee.

(9)

Information regarding The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 9, 2022. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard does not have sole voting power with respect to any shares of common stock and has shared voting power with respect to 384,471 shares of common stock, sole dispositive power with respect to 22,234,178 shares of common stock and shared dispositive power with respect to 744,794 shares of common stock.

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5›	PRINCIPAL AND MANAGEMENT STOCKHOLDERS

(10)

Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed by BlackRock with the SEC on January 27, 2022. BlackRock’s address is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 14,959,458 shares of common stock and sole dispositive power with respect to all of the shares of common stock.

(11)

Information regarding Norges Bank (The Central Bank of Norway) (“Norges Bank”) is based solely on a Schedule 13G/A filed by Norges Bank with the SEC on February 1, 2021. Norges Bank’s address is Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway. The Schedule 13G/A indicates that Norges Bank has sole voting and dispositive power with respect to all of the shares of common stock.

(12)

Information regarding TCI Fund Management Limited and Christopher Hohn is based solely on a Schedule 13G/A filed jointly by TCI Fund Management Limited and Christopher Hohn with the SEC on February 14, 2022. The address for each of TCI Fund Management Limited and Christopher Hohn is 7 Clifford Street, London, W1S 2FT, United Kingdom. The Schedule 13G/A indicates that each of TCI Fund Management Limited and Christopher Hohn has shared voting and dispositive power with respect to all of the shares of common stock.

(13)

Information regarding State Street Corporation (“State Street”) is based solely on a Schedule 13G/A filed by State Street with the SEC on February 10, 2022. State Street’s address is State Street Financial Center, One Lincoln Street, Boston, MA 02111. The Schedule 13G/A indicates that State Street does not have sole voting or dispositive power with respect to any shares of common stock and has shared voting with respect to 8,362,648 shares of common stock and shared dispositive power with respect to 10,388,227 shares of common stock.

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6›	COMPENSATION OF DIRECTORS

COMPENSATION OF DIRECTORS

At our 2019 annual meeting of stockholders, our stockholders approved the Director Compensation Plan, effective January 1, 2019. The Director Compensation Plan sets forth the cash and equity compensation that is paid to our non-employee directors in a specific, formulaic manner.

Directors who are also employees of BXP or any of its subsidiaries receive no additional compensation for their services as directors.

Historically, our Board of Directors has not chosen to review the compensation payable to our non-employee directors on an annual basis; instead, it reviews the compensation every two or three years and when circumstances otherwise dictate. As a result, the current program has remained the same for calendar years 2019, 2020 and 2021.

In 2022, our Board approved updates to the compensation payable pursuant to the Director Compensation Plan. These changes implement recommendations that our Compensation Committee made to the full Board based on a comprehensive review of the structure and amount of our existing compensation for non-employee directors. For this review, our Compensation Committee engaged FW Cook.

Our Board of Directors believes that the structure and amounts of the new compensation program are fair and in the best interests of all stockholders of the Company. Nevertheless, because of the interests that our non-employee directors have in the establishment of the compensation they receive, our Board determined to seek stockholder approval for the new Director Compensation Plan. Therefore, please see “Proposal 3: Approval of the Boston Properties, Inc. Non-Employee Director Compensation Plan” beginning on page 112 of this proxy statement for more detail on the terms and conditions of the Director Compensation Plan. If our stockholders approve the new plan, it will be effective retroactively to January 1, 2022.

COMPONENTS OF DIRECTOR COMPENSATION

Non-employee directors do not receive meeting attendance fees for any meeting of our Board of Directors or a committee thereof that he or she attends.

›  CASH RETAINERS

During 2021, we paid our non-employee directors the following cash retainers for Board and committee service under the Director Compensation Plan:

Role	Annual Cash Retainer(1)	Committee Chair Retainer(1)(2)	Committee Member Retainer(1)

All Non-Employee Directors for Board Services	$85,000

Chairman of the Board(2)	$100,000

Audit Committee		$20,000	$15,000

Other Standing Committees(3)		$15,000	$10,000

(1)	The sum of all cash retainers are payable in quarterly installments in arrears, subject to proration for periods of service less than a full quarter in length.

(2)

The retainer payable to the Chairman is in addition to all other retainers to which the Chairman may be entitled and the retainer to each committee chair is in addition to the retainer payable to all members of the committee.

(3)	The term “Other Standing Committees” includes the Compensation and NCG Committees.

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6›	COMPENSATION OF DIRECTORS

Non-employee directors also are reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.

›  EQUITY COMPENSATION

The Director Compensation Plan provided for grants of equity to non-employee directors in 2021 as follows:

•	Annual Grant. Each continuing non-employee director received, on the fifth business day after the annual meeting of stockholders, an annual equity award with an aggregate value of $150,000.

•

Initial Grant. Any new non-employee director that was appointed to our Board of Directors other than at an annual meeting of stockholders received, on the fifth business day after the appointment, an initial equity award with an aggregate value of $150,000 (prorated based on the number of months from the date of appointment to the first anniversary of the Company’s most recently held annual meeting of stockholders).

•	Annual and initial equity awards were made in the form of shares of restricted common stock or, if elected by the director, LTIP units (or a combination of both).

•

The actual number of shares of restricted common stock or LTIP units that we granted was determined by dividing the fixed value of the grant by the closing market price of our common stock on the NYSE on the grant date.

•	Annual and initial grants of LTIP units and restricted common stock vest 100% on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders.

Accordingly, on May 27, 2021, the last reported sale price of a share of our common stock on the NYSE was $116.65, and we granted each of Mses. Ayotte, Einiger, Dykstra and Hoskins and Messrs. Duncan, Klein, Lustig, Twardock and Walton 1,285 LTIP units or shares of restricted common stock. Additionally, on December 28, 2021, the last reported sale price of a share of our common stock on the NYSE was $115.31 and we granted Ms. Kipp 542 shares of restricted common stock.

DEFERRED COMPENSATION PROGRAM

In accordance with our Amended and Restated Rules and Conditions for Directors’ Deferred Compensation Program (the “Directors’ Deferred Compensation Program”), non-employee directors may elect to defer all cash retainers otherwise payable to them and to receive the deferred cash compensation in the form of our common stock or in cash following their retirement from our Board of Directors. Each electing director is credited with the number of deferred stock units determined by dividing the amount of the cash compensation deferred during each calendar quarter by the closing market price of our common stock on the NYSE on the last trading day of the quarter. Hypothetical dividends on the deferred stock units are “reinvested” in additional deferred stock units based on the closing market price of the common stock on the cash dividend payment date.

Directors may elect to receive payment of amounts in their accounts either in (x) a lump sum of shares of our common stock equal to the number of deferred stock units in a director’s account or (y) ten annual installments following the director’s retirement from our Board of Directors. In addition, non-employee directors who elect a deferred payout following their retirement from the Board may elect to change their notional investment from BXP common stock to a deemed investment in one or more measurement funds. This election to convert may only be made after the director’s service on the Board ends, the conversion date must be at least 180 days after the latest issuance date of deferred stock units credited to the director’s account, the election is irrevocable and the director must convert 100% of his or her deferred stock account if any is converted. Payment of a director’s account that has been converted to measurement funds will be in cash instead of shares of our common stock. The measurement funds available to directors are the same as those available to our executives under our Nonqualified Deferred Compensation Plan. See “Compensation of Executive Officers – Nonqualified Deferred Compensation in 2021” on page 98.

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6›	COMPENSATION OF DIRECTORS

DIRECTOR STOCK OWNERSHIP GUIDELINES

Our Board believes it is important to align the interests of the directors with those of the stockholders and for directors to hold equity ownership positions in BXP. Accordingly, each non-employee director is expected to retain an aggregate number of shares of our common stock, deferred stock units (and related dividend equivalent rights) in the Company, and LTIP units and common units in the Operating Partnership, whether vested or not, equal to at least five (5) times the value of the then current annual cash retainer paid to non-employee directors for their service on the Board, without respect to service on committees of the Board or as lead independent director or Chairman, as applicable. Until such director complies with the ownership guidelines set forth above, each non-employee director is expected to retain all equity awards granted by the Company or the Operating Partnership (less amounts sufficient to fund any taxes owed relating to such equity awards). The deferred stock units (and related dividend equivalent rights) in the Company and LTIP units and common units in the Operating Partnership shall be valued by reference to the market price of the number of shares of our common stock issuable upon the settlement or exchange

Director Stock Ownership Requirement

5x

annual cash retainer

As of December 31, 2021, on average, our non-employee directors held common stock, deferred stock units and LTIP units with a market value of

26x

the annual cash retainer

of such units assuming that all conditions necessary for settlement or exchange have been met. For shares of our common stock or equity valued by reference to our common stock for purposes of these ownership guidelines, the market price of our common stock used to value such equity shall be the greater of (1) the market price on the date of purchase or grant of such equity or (2) the market price as of the date compliance with these ownership guidelines is measured.

DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total

Kelly A. Ayotte	$120,000	$135,000	$255,000

Bruce W. Duncan	$110,000	$135,000	$245,000

Karen E. Dykstra(3)	$97,011	$150,000	$247,011

Carol B. Einiger	$102,899	$135,000	$237,899

Diane J. Hoskins	$95,000	$150,000	$245,000

Mary E. Kipp(3)	$3,261	$62,500	$65,761

Joel I. Klein	$185,000	$135,000	$320,000

Matthew J. Lustig	$110,000	$135,000	$245,000

David A. Twardock	$130,000	$150,000	$280,000

William H. Walton, III	$95,000	$135,000	$230,000

(1)

Mses. Ayotte, Einiger and Kipp and Messrs. Duncan, Klein, Lustig, Twardock and Walton deferred the cash fees they earned during 2021 and received deferred stock units in lieu thereof. The following table summarizes the deferred stock units credited to the director accounts during 2021.

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6›	COMPENSATION OF DIRECTORS

Name	Deferred Stock Units Earned During 2021(#)

Kelly A. Ayotte	1,092.61

Bruce W. Duncan	1,001.33

Carol B. Einiger	934.83

Mary E. Kipp	28.26

Joel I. Klein	1,685.97

Matthew J. Lustig	1,001.33

David A. Twardock	1,186.59

William H. Walton, III	864.40

(2)

Represents the total fair value of common stock and LTIP unit awards granted to non-employee directors in 2021, determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718 “Compensation—Stock Compensation” (“ASC Topic 718”), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 16 to our 2021 audited financial statements beginning on page 173 of our Annual Report on Form 10-K for the year ended December 31, 2021 included in the annual report that accompanied this proxy statement. Our non-employee directors had the following unvested equity awards outstanding as of December 31, 2021:

Name	LTIP Units(#)	Common Stock (#)

Kelly A. Ayotte	1,285	—

Bruce W. Duncan	1,285	—

Karen E. Dykstra	—	—

Carol B. Einiger	1,285	—

Diane J. Hoskins	—	1,285

Mary E. Kipp	—	542

Joel I. Klein	1,285	—

Matthew J. Lustig	1,285	—

David A. Twardock	—	1,285

William H. Walton, III	1,285	—

(3)

On December 16, 2021, Ms. Dykstra resigned from the Board of Directors, effective December 20, 2021. On December 20, 2021, the Board appointed Ms. Kipp as a director of the Company to fill the vacancy created by the resignation of Ms. Dykstra. Accordingly, each of Ms. Dykstra’s and Ms. Kipp’s 2021 compensation was prorated for her respective partial year of Board and committee service.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This “Compensation Discussion and Analysis,” or “CD&A,” sets forth our philosophy and objectives regarding the compensation of our named executive officers (“NEOs”), including how we determine the elements and amounts of executive compensation. When we use the term “Committee” in this CD&A, we mean the Compensation Committee of the Board of Directors. Our NEOs for 2021 were:

NAME	TITLE

Owen D. Thomas	Chief Executive Officer

Douglas T. Linde	President

Raymond A. Ritchey	Senior Executive Vice President

Michael E. LaBelle	Executive Vice President, Chief Financial Officer & Treasurer

Bryan J. Koop	Executive Vice President, Boston Region

I. OVERVIEW

Our NEOs have demonstrated exceptional leadership since the beginning of the pandemic as they navigated the evolving economic and business challenges caused by the COVID-19 pandemic, including global supply-chain disruptions and inflationary pressures. Despite these challenges and the resulting economic volatility that dominated the year, our executive team, led by our NEOs, continued to successfully execute BXP’s strategies in 2021. Our NEOs deftly guided BXP through the recovery and led the safe return to the office for our employees and tenants. They also produced strong leasing results and growth in diluted Funds from Operations (“FFO”), and strengthened our commitments to our ESG priorities, entered new markets and executed on the development pipeline. The Committee remains proud of the extraordinary leadership demonstrated by our NEOs.

›  2021 PERFORMANCE HIGHLIGHTS

The following highlights our strong performance in 2021:(1)

Diluted FFO per Share(2)(3) Growth of 4.3%	Leased 5.1 Million Square Feet	26.2% Total Stockholder Return

Delivered 1.7 Million Square Feet of Developments that are 98% leased	Same-Property NOI(3) Growth of 5.9%	Same-Property NOI – Cash(3) Growth of 5.1%

Newsweek’s America’s Most Responsible Company List (#1 in real estate industry; #31 overall out of 500 companies)	Actively Developing 0.9 Million Square Feet of Life Sciences Developments	Issued $1.7 Billion in Green Bonds

(1)	Data as of December 31, 2021.
(2)	Represents year-over-year growth in diluted FFO per share.
(3)	For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

›  EXECUTIVE COMPENSATION PROGRAM

Compensation Philosophy

Our executive compensation program covering our NEOs is designed to:

➢	attract and retain talented and experienced executives in the commercial real estate markets in which we operate,

➢

set total compensation opportunities to be competitive with companies in our benchmarking peer group (see “III. Determining Executive Compensation – Compensation Advisor’s Role & Benchmarking Peer Group – Benchmarking Peer Group”), considering the skill sets required to implement our strategy and the market for such talent,

➢	align our NEOs’ compensation with the Company’s strategy, business objectives and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk-taking,

➢

provide NEOs incentives to achieve key corporate and regional goals by linking formulaically annual cash incentive awards to the achievement of those goals, as well as goals set for each individual, and

➢

provide a majority of target total direct compensation opportunity for the NEOs in the form of long-term incentive (“LTI”) equity awards, a majority of which are performance-based (55% for our CEO) and the value of which is dependent on BXP’s total stockholder return (“TSR”) over a three-year period, both on a relative basis compared to the Company’s most directly comparable peers and on an absolute basis.

Given the competitive nature of the market for labor talent and the fact that many of BXP’s competitors are private enterprises, the Committee reviews and evaluates the competitiveness of our executive compensation program annually to ensure it is designed to achieve the Committee’s objectives.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

›  COMPONENTS OF EXECUTIVE COMPENSATION

COMPONENT	WHY WE PAY IT

Base Salary	Provide a fixed, competitive level of cash compensation that reflects the NEO’s leadership role and the market rate for the executive’s experience and responsibilities

Annual Cash Incentive

Reward NEOs for achievement of annual financial, operational and strategic goals that drive stockholder value, thereby aligning our NEOs’ interests with those of our stockholders

•  Annual cash bonuses for each NEO are linked to performance against goals in three, weighted categories and, each NEO has target and maximum bonus opportunities

Performance-Based Equity (MYLTIP)

Align the interests of our NEOs with those of our stockholders

Motivate, retain and reward NEOs to achieve multi-year strategic business objectives that drive both relative and absolute TSR outperformance

•  Create a direct link between executive pay and relative and absolute TSR performance

•  Enhance executive officer retention with 100% vesting after completion of three-year performance period (i.e., “cliff vesting”), with one additional year of post-vesting transfer restrictions

Time-Based Equity

Align the interests of our NEOs with those of our stockholders

Motivate, retain and reward NEOs to achieve multi-year strategic business objectives that drive absolute TSR outperformance

•  Create a direct link between executive pay and absolute TSR performance

•  Enhance executive officer retention with time-based, multi-year vesting schedules for equity incentive awards

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7›	COMPENSATION DISCUSSION AND ANALYSIS

›  COMPENSATION GOVERNANCE PRACTICES

The following table highlights key features of our executive compensation program that demonstrate the Company’s ongoing commitment to promoting stockholder interests through sound compensation governance practices.

WHAT WE DO	WHAT WE DON’T DO

93% of CEO’s total target compensation at risk. The vast majority of total compensation is variable (i.e., not guaranteed); salaries comprise a small portion of each NEO’s total compensation opportunity.	No tax gross-ups. We do not provide any new executive with tax gross-ups with respect to payments made in connection with a change of control.

Bonus pay linked to pre-established goals. Annual cash bonuses for our NEOs are linked to performance against goals in three categories, and each NEO has target and maximum bonus opportunities.	No hedging, pledging or short-sales. We do not allow hedging, pledging or short-sales of Company securities.

Two-thirds of target compensation paid in equity. We align our NEOs with our long-term investors by awarding 2/3 of our NEOs’ total target compensation in the form of equity; for our CEO, 55% of the equity is in the form of performance-based MYLTIP awards (for all other NEOs, 50% is performance-based).	Risk mitigation factors in compensation policies and procedures. Our compensation policies do not encourage unnecessary or excessive risk taking by our NEOs; incentive compensation is not based on a single performance metric, and we do not have guaranteed minimum payouts.

Capped bonus and LTI awards. We have caps on annual and long-term incentives.	No stock option repricing. We do not allow for repricing of stock options.

Clawback policy. We have a clawback policy that allows for the recovery of previously paid incentive compensation in the event of a financial restatement.	No full dividends on unearned performance-based LTI awards. Recipients of performance-based LTI equity awards receive only 10% of full dividends unless and until earned.

Stock ownership guidelines for all executives. We have robust stock ownership guidelines for our executives (for our CEO, 6.0x base salary).

Independent compensation consultant. We engage an independent compensation consultant to advise the Committee.

›  2021 COMPENSATION DECISIONS AND HIGHLIGHTS

Despite the continued pandemic-related challenges and volatility in 2021, the Committee used the same approach to managing the pandemic’s impact on our 2021 Annual Incentive Plan (“AIP”) as it did for the 2020 AIP (when final bonus payouts ranged from 50% to 75% of target)—i.e., the Committee did not change any of the three categories (diluted FFO per share, leasing and business & individual goals) or the specific targets within each category after they were established. Instead, the Committee prioritized maintaining alignment between our NEOs’ compensation and our investors’ experiences during the pandemic. Our NEOs met those challenges and exceeded the 2021 targets set for the diluted FFO per share and leasing categories, and each NEO met or exceeded a substantial majority of the Business & Individual goals established for him (see “– II. Executive Compensation Program & 2021 Results – Cash Compensation – 2021 Annual Incentive Plan – 2021 NEO Scorecards & Results”). Because each of the NEOs exceeded the targets set for each of the three categories of the 2021 AIP, the cash bonuses paid to our NEOs for 2021 ranged between 129.5%—137.5% of their target bonus amounts.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

The Committee also noted that BXP’s TSR for the one-year, three-year and five-year periods ending December 31, 2021 placed it at the 98th, 97th and 100th percentile, respectively, among its most directly comparable office REIT peers. (For a list of these peers and the reasons they were selected, see “– II. Executive Compensation Program & 2021 Results – LTI Equity Compensation – Performance-Based Equity Awards – Multi-Year Long-Term Incentive Program (MYLTIP) – 2021 MYLTIP” below.) Although the Committee does not determine target opportunities or actual compensation awards based directly on BXP’s absolute or relative TSR, the Committee believes they validate the appropriateness of the targets set for each component and the amounts paid to our NEOs for 2021.

One-, Three- & Five-Year Annualized Total Stockholder Returns

	Annualized Total Stockholder Returns (TSR) as of December 31, 2021
Company	1-Year	3-Year	5-Year
Douglas Emmett, Inc.	18.8%	2.7%	1.3%
Empire State Realty Trust	-3.5%	-12.6%	-13.2%
Hudson Pacific Properties, Inc.	6.8%	-1.8%	-3.4%
JBG Smith Properties	-5.4%	-3.6%	n/a
Kilroy Realty Corporation	19.3%	4.9%	0.8%
Paramount Group, Inc.	-4.9%	-9.6%	-9.4%
SL Green Realty Corp.	27.2%	2.9%	-3.1%
Vornado Realty Trust	17.8%	-6.9%	-8.7%
75th Percentile	18.9%	2.8%	-1.1%
Median	12.3%	-2.7%	-3.4%
25th Percentile	-3.9%	-7.6%	-9.1%
Boston Properties, Inc.	26.2%	4.5%	1.5%
Relative Percentile Rank	98%-ile	97%-ile	100%-ile

Source: S&P Capital IQ

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7›	COMPENSATION DISCUSSION AND ANALYSIS

2021 COMPENSATION DECISION AND HIGHLIGHTS

➢ No change in base salary for any of the NEOs

  ➢  No modification to any outstanding equity plans or awards, including MYLTIP awards granted in 2021

➢ Maintained the design and structure of performance-based MYLTIP

➢ Maintained LTI equity allocation for our CEO of 55% performance-based and 45% time-based equity

  ➢  Awarded cash bonuses for 2021 to our NEOs ranging between 129.5%—137.5% of their target bonus amounts

  ➢   Below-target payout of 69% of target under the 2019 MYLTIP (covering February 4, 2019—February 4, 2022); CEO realized 63% of the aggregate amount reported and expensed for that award

  ➢  CEO has realized 64% of the reported pay under the five most recently completed MYLTIPs (2015-2019)

% Variable Pay(1)	% Paid in Equity(1)	Cash Bonus as % of Target	2019 MYLTIP Payout as % of Target(2)
93%	75%	137.5%	69%

% Variable Pay(1)	% Paid in Equity(1)	Cash Bonus as % of Target	2019 MYLTIP Payout as % of Target(2)
91%	67%	129.5% - 137.5%	69%

(1)	Percentages based on 2021 target total direct compensation.
(2)	On February 4, 2022, the three-year performance period for the Company’s 2019 MYLTIP awards ended.

›  2021 SAY-ON-PAY VOTE & INVESTOR OUTREACH

Say-on-Pay Vote

At our 2021 annual meeting of stockholders, approximately 90% of the votes cast supported our “Say-on-Pay” advisory vote. We believe this outcome reflects continued investor support for our executive compensation program, including the changes our Committee made in 2019, based on investor feedback, to implement a more objective, formulaic annual bonus plan starting in 2020. The 2021 compensation year was the second year in which the changes were effective. We believe the continued support of our stockholders is a direct result of our commitment to actively engage with our investors on all matters, including executive compensation, and our responsiveness to feedback received.

Investor Outreach & Feedback

We are firmly committed to learning investors’ perspectives and believe that proactive engagement is an effective means to solicit and receive valuable feedback. This feedback is important as we shape our policies and practices. We conduct outreach throughout the year to ensure that management and the Board understand the issues of importance to our investors and address them appropriately. The Board regularly reviews stockholder feedback,

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7›	COMPENSATION DISCUSSION AND ANALYSIS

which informs Board discussions on a wide range of topics, including our approaches to corporate governance, risk oversight, ESG initiatives, human capital management, diversity and inclusion, and executive compensation.

In 2021, we engaged directly with our investors in various forums and through different media (including in-person and virtual meetings) as part of our outreach program. In addition to discussions in the ordinary course of business, we participated in numerous conferences throughout the year, including the UBS Global Real Estate CEO/CFO Conference 2021, Nareit Conference, Bank of America 2021 Global Real Estate Conference, Barclays Global Financial Conference, Evercore ISI Conference and the 2021 Citi Conference. We held one-on-one meetings with various investors and potential investors at these conferences and had meaningful dialogue from which we gained helpful insight as to the matters that were at the forefront of our investors’ agendas.

In the aggregate, in 2021 we engaged directly with representatives of more than 200 firms, including approximately 110 U.S. and international institutional investors who own, in the aggregate, approximately 62% of the total number of outstanding shares of BXP common stock and approximately 70% of the total number of outstanding shares held by actively managed funds. Through these engagement efforts and discussions with our investors, we received positive overall feedback regarding our executive compensation program and governance practices. This feedback is consistent with the support we received in 2021 on our advisory Say-on-Pay proposal.

We believe our engagement efforts have been successful and are pleased that in 2021 Institutional Investor Magazine ranked us #1 among Office REITs and #3 among all REITs in six categories: Best CEO, Best CFO, Best ESG, Best IR program, Best IR Professional and Crisis Management – COVID-19.

II. EXECUTIVE COMPENSATION PROGRAM & 2021 RESULTS

›  2021 ANNUAL TARGET COMPENSATION

In January of each year, the Committee establishes a target amount for total compensation for each NEO by considering competitive benchmarking data, position, level of responsibility and experience, and, for executives other than our CEO, our CEO’s recommendation. Targets are reviewed annually and adjusted if the Committee determines that it is appropriate to do so. The Committee may also adjust target compensation to reflect changes in or new responsibilities for a particular executive. In considering the appropriate annual target amounts for each component for 2021, the Committee considered the challenges BXP faced in 2020 as a result of the COVID-19 pandemic and management’s responses thereto and the Committee’s decision not to change any of the three categories of the 2020 AIP or the specific targets for the goals within each category after they were established in 2020. In addition, the Committee considered, in particular, our CEO’s and President’s stellar performance against the supplemental pandemic-related goals that the Committee incorporated into the Business & Individual category of the 2020 AIP mid-year. As a result, the Committee approved modest increases in the target LTI equity opportunities for 2021 for Messrs. Thomas and Linde of 2% and 3%, respectively. The targets for all other components of compensation for 2021 remained unchanged for the CEO and President. The Committee did not change the targets for any component of 2021 compensation for any of the other NEOs.

The total target direct compensation for 2021 for each NEO was as follows:

Name	Salary	Target Bonus	Target LTI Equity	Total Target Compensation

Owen D. Thomas	$ 900,000	$ 2,350,000	$ 9,450,000	$ 12,700,000

Douglas T. Linde	$ 750,000	$ 1,900,000	$ 6,045,000	$ 8,695,000

Raymond A. Ritchey	$ 740,000	$ 1,650,000	$ 4,410,000	$ 6,800,000

Michael E. LaBelle	$ 510,000	$ 1,250,000	$ 1,990,000	$ 3,750,000

Bryan J. Koop	$ 410,000	$ 1,250,000	$ 1,490,000	$ 3,150,000

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Variable or “at-risk” pay, consisting of annual cash bonuses and LTI equity awards, constitutes the vast majority of our executive compensation. We believe that having a significant portion of our executives’ compensation at risk more closely aligns their interests with our long-term interests and those of our stockholders. For our CEO and all NEOs as a group, variable pay for 2021 was 93% and 91%, respectively, of target total compensation. This emphasis on variable pay allows the Committee to reward good performance and penalize poor performance. The following graphics illustrate the mix between fixed pay (base salary) and variable pay incentives (short-term incentives in the form of cash bonuses and long-term incentives in the form of both time-based and performance-based LTI equity awards) for our CEO and the NEOs as a group, in each case, based on 2021 target compensation levels.

Compensation Mix

CEO	NEOs (as a group)

›  CASH COMPENSATION

Base Salary

The base salary for each NEO is determined by the Committee and is intended to provide a fixed level of compensation that reflects the NEO’s leadership role and the relative market rate for similarly situated executives in the NEO’s position. The Committee determines whether to adjust base salaries based on a range of factors, including benchmark versus peers and changes in individual duties and responsibilities. Any increases to base salaries are generally determined in January of the compensation year and become effective in February of the compensation year. For 2021, base salaries remained unchanged. For 2022, the Committee modestly increased the base salaries of the NEOs for the first time in three years.

Name	2020 Salary	2021 Salary	% Change	2022 Salary

Owen D. Thomas	$900,000	$900,000	—	$925,000

Douglas T. Linde	$750,000	$750,000	—	$775,000

Raymond A. Ritchey	$740,000	$740,000	—	$750,000

Michael E. LaBelle	$510,000	$510,000	—	$525,000

Bryan J. Koop	$410,000	$410,000	—	$425,000

Total	$3,310,000	$3,310,000	—	$3,400,000

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7›	COMPENSATION DISCUSSION AND ANALYSIS

2021 Annual Incentive Plan

Program Design and Structure

In January 2020, based largely on feedback received from our investors in 2019, the Committee established the 2020 AIP under which annual cash bonuses payable to our executive officers are directly linked to the achievement of specific, pre-established goals. The structure of our 2021 AIP remained generally the same except for small shifts in weighting between categories, as described in more detail below.

Under the 2021 AIP, each NEO had a target bonus opportunity expressed in a fixed dollar amount. Actual earned amounts under the plan may range from zero (0) to 150% of target, depending on performance versus the annual goals in each category, with payout interpolated for performance between levels.

Performance Level for Each Category	Payout (% of Target)

>= Maximum	150%

Target	100%

Threshold	50%

<Threshold	0

We use a “scorecard” approach for our bonus determinations. This approach is intended to reflect a comprehensive analysis by the Committee of corporate, regional and individual performance based on performance in three categories: (1) diluted FFO per Share, (2) Leasing and (3) Business & Individual goals.

•

Diluted FFO per Share. The Committee selected diluted FFO per share as a key financial metric for the 2021 AIP because it is the earnings metric most commonly used by investors and analysts to evaluate our performance on an absolute basis and relative to other REITs. As such, the Committee considers this to be an important, company-wide performance metric that is objective and drives near-term business strategies. The diluted FFO per share goal is subject to adjustment for acquisitions, dispositions, early debt redemption charges, and similar transactions and circumstances.

•

Leasing. The Committee established specific leasing goals, starting at the property level, rolling up by region and then aggregating to corporate leasing goals, as the second component. The leasing goals were then categorized as short-term leasing and total leasing goals to encourage the executives to focus on current addressable vacancies and near-term roll-over, and to avoid scenarios in which leasing goals are met solely due to unexpected early renewals. The Committee selected this category because it is an objective measure that is fundamental to the Company’s short-term and long-term success and links corporate, regional and individual performance by formula to the amounts paid. The leasing goals are measured at the regional level for regional EVPs and the Company level for corporate executives.

•

Business & Individual Goals. Business goals include milestone-oriented objectives related to acquisitions, dispositions, delivering development and construction projects on time and budget, achieving the desired returns on investments, securing entitlements for future development projects, launching new developments, the opportunistic use of joint ventures, and the management of capital expenditures and G&A expense. Business goals are based on regional priorities for the regional EVPs. For the CEO and President, business goals include a relevant subset of those regional goals, as well as goals related to overall corporate strategy and executive management of the Company. For the CFO, business goals relate to balance sheet management, capital raising, and other Finance Department priorities.

Individual goals include leadership and professional development goals, diversity initiatives, succession planning and ESG priorities for each executive. The Committee considers performance outcomes against Business & Individual goals and objectives, as well as the context in which they were achieved (including, e.g., degree of difficulty, importance to BXP, headwinds and tailwinds during the year and other similar factors).

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7›	COMPENSATION DISCUSSION AND ANALYSIS

One of the Committee’s primary objectives when establishing Business & Individual goals each year, including in 2021, is to set annual goals that meaningfully advance the Company’s strategy for sustainable, long-term growth and value creation despite the short-term window for assessing performance against these goals. In some cases, actual performance against these Business & Individual goals may not be assessed quantitatively. In addition, the relative importance of some goals may be greater in one year than in another depending on the circumstances at the time the Committee establishes the goals.

For the 2021 AIP, the performance measurement categories and weighting of each category were as follows:

	Weightings

Annual Incentive Performance Measures	Thomas	Linde	LaBelle	Ritchey	Koop

FFO per Share	30%	30%	30%	30%	30%

Leasing (Short-Term and Total)

Overall BXP	30%	30%	30%

DC Region(1)				20%

LA Region(1)				10%

Boston Region					30%

Business & Individual Goals

Overall BXP	40%	40%

Finance			40%

DC Region + LA Region				40%

Boston Region					40%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)

Mr. Ritchey’s leasing goal (weighted 30% in total) is evenly split between short-term and total leasing (15% each), consistent with all other NEOs, but is further bifurcated between the Washington, DC and Los Angeles regions based on square footage as follows: short-term: 10% Washington, DC / 5% Los Angeles; total: 10% Washington, DC / 5% Los Angeles.

As part of the Committee’s annual executive compensation process, in January 2021, the Committee reviewed and reassessed the AIP, including its categories and weightings. As part of this review, the Committee considered the structure and design of annual bonus plans of its benchmarking peers, and noted that, of the thirteen peers that disclosed the details of their bonus plans, a substantial majority (approximately 70%) provided for maximum payout percentages of 200% of target, compared to the maximum opportunity for our NEOs under the AIP of 150% of target.

Based on its review of the AIP, the Committee concluded that the categories were appropriate, but that more weight should be given to the Business & Individual Goals (from 33.3% to 40%) because they are broader, more strategic in nature and important to our sustainable, long-term growth and value creation. Therefore, for the 2021 AIP, the Committee determined that it was advisable to modestly adjust the weight allocated to the Business & Individual goals for 2021 for Messrs. Thomas, Linde, Ritchey and Koop (from 33.3% to 40%) and to correspondingly adjust the allocations to the other two categories (from 33.3% to 30%). The Committee also adjusted the category weightings for Mr. LaBelle, our CFO, to align with the other NEOs. These changes were disclosed prospectively in our 2020 proxy statement.

2021 NEO Scorecards & Results

Set forth in the following tables is a summary of each NEO’s performance measures and weightings, with specific threshold, target and maximum goals for each of the diluted FFO per share and leasing performance measures, and the principal Business & Individual goals, along with each NEO’s performance results for 2021.

In setting the target for diluted FFO per share goal for 2021, the Committee considered the ongoing pandemic that was still materially and adversely impacting businesses across the U.S., including that of our tenants, which could directly impact our financial results, including FFO. With that in mind, the Committee set a diluted FFO per share

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7›	COMPENSATION DISCUSSION AND ANALYSIS

target of $6.53 per share, which, if achieved, would have represented growth of approximately 4% compared to 2020. The Committee believed the target was rigorous yet achievable despite the economic conditions and continued uncertainties due to the pandemic.

For the leasing goal, the Committee considered the challenged leasing environment in 2020 and early 2021 across the real estate sector and for office REITs, in particular. The Committee could not predict with any certainty the duration and severity the pandemic would have on leasing activities through 2021. As a result, the Committee determined that using historical leasing levels would not be appropriate or reasonable for determining targets for the leasing goal. Therefore, the Committee focused primarily on vacant and near-term rollover space when setting the target of 3.2 million square feet of leasing to challenge executives to achieve leasing results despite the difficult environment. While the target for the 2021 leasing goal represented a decrease from the amount actually leased in 2020, the Committee took into account that (1) actual 2020 leasing results included less than one quarter of pre-pandemic leasing activity and more than three quarters of significantly muted leasing activity, and (2) the outlook for leasing activity for 2021 suggested continued deterioration of market conditions (e.g., more supply from developed properties, more space available for sublet and less overall demand).

Based on the foregoing, the Committee believes the performance targets for the 2021 AIP were rigorous and challenging, but achievable.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Owen D. Thomas
Performance Category	Weighting		Threshold	Target	Maximum	2021 Results	Category Payout %

FFO per Share			$6.20	$6.53	$6.86	$6.76(1)	135%
Leasing (in million square feet)		Short-term	2.45	3.06	3.68	3.72	150%
		Total	2.56	3.20	3.84	4.94
Business & Individual Goals							130%

Key 2021 Business & Individual Goals

✓+	Provide leadership to management team to complete 2021 operational, capital and ESG goals
✓+	Lead full review of BXP strategy and present to the Board of Directors
✓+	Form Strategic Capital Program as an additional source of private equity funding
✓+	Complete new investments through Strategic Capital Program
✓+	Collaborate with BXP’s President to hire a new leader for the New York Region
✓	Finalize and meet specified diversity and inclusion goals and initiatives
✓	Enter the Seattle market with a new acquisition
X	Expand LA Region footprint
✓	Establish the BXP Life Sciences Advisory Board (“LSAB”)
✓+	Grow BXP’s life sciences business
X	Execute specified asset sales of more than $500 million
✓	Facilitate company-wide professional development and employee engagement initiatives, including leadership programs and town halls

Assessment

After assessing Mr. Thomas’ performance against his Business & Individual goals, the Committee concluded that he achieved substantially all of the goals established for him, many of which he exceeded. In particular, the Committee noted that Mr. Thomas:

•

successfully led a detailed review of BXP’s corporate strategy with our Board of Directors. This review considered every facet of BXP’s business in light of the evolving economic conditions resulting from the COVID-19 pandemic.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

•

envisioned and established our Strategic Capital Program, a partnership with large institutional investors that enhances BXP’s access to private capital and overall investment capacity. BXP quickly utilized the Strategic Capital Program in two separate transactions in 2021 – the acquisitions of Safeco Plaza in Seattle, Washington, and 360 Park Avenue South in the Midtown South submarket of Manhattan, New York. These transactions marked BXP’s entry into a new market and submarket, respectively, thereby expanding BXP’s geographic footprint for future growth.

•	envisioned and established BXP’s new LSAB to support BXP’s growing life sciences business and secured two highly regarded and knowledgeable industry veterans to serve as the LSAB’s initial members.

•	grew BXP’s life sciences business through two acquisitions aggregating more than 570,000 square feet and commenced four life sciences development/redevelopment projects.

•	finalized and met specified diversity and inclusion goals and initiatives (see “Human Capital and Sustainability — Human Capital” beginning on page 41).

•

successfully advanced BXP’s ESG and sustainability efforts and maintained BXP’s leadership position in the real estate industry. Among other ESG achievements in 2021, BXP was (1) named to Newsweek’s America’s Most Responsible Companies list, ranking #1 in the real estate industry and increasing its overall ranking to #31 out of the 500 companies included on the list (BXP ranked #56 in 2020), (2) named to the inaugural Forbes Green Growth 50 list, ranking #4 among the top 50 companies that are reducing greenhouse gas emissions while growing profits and (3) ranked #3 Best ESG among all REITs and #1 among office REITs by Institutional Investor Magazine.

•	personally recruited a new leader for the New York Region.

The Committee also noted that Mr. Thomas was individually recognized by Institutional Investor Magazine, ranking as the #3 Best CEO among all REITs and #1 among office REITs.

Based on Mr. Thomas’ achievement of substantially all of his Business & Individual goals, many of which he exceeded, the Committee determined that Mr. Thomas earned 130% of target for this category.

TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 137.5%

(1)

Represents diluted FFO per share after adjusting for certain transactions in accordance with the terms of the 2021 AIP. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Douglas T. Linde
Performance Category	Weighting		Threshold	Target	Maximum	2021 Results	Category Payout %

FFO per Share			$6.20	$6.53	$6.86	$6.76(1)	135%
Leasing (in million square feet)		Short-term	2.45	3.06	3.68	3.72	150%
		Total	2.56	3.20	3.84	4.94
Business & Individual Goals							130%

Key 2021 Business & Individual Goals

✓

Provide leadership to management team to complete 2021 operational, capital and ESG goals, including close oversight and monitoring of progress towards company-wide leasing, development and capital spending goals

✓+	Supervise BXP’s Information Systems Department’s efforts and new technology initiatives
✓	Oversee the Diversity & Inclusion Committee to finalize and meet specified goals and initiatives
✓	Execute new office and life sciences investments in specified regions
✓	Collaborate with BXP’s CEO to hire a new leader for the New York Region
✓+	Mentor and manage the new regional leaders in New York and Washington, DC in their new leadership roles
✓	Successfully execute company-wide professional development initiatives, including property management leadership and life sciences programs
X	Execute asset sales of more than $500 million
✓+	Actively engage new and existing stockholders
✓+	Grow BXP’s life sciences business
✓	Assist BXP’s CEO to establish the BXP Life Sciences Advisory Board

Assessment

After assessing Mr. Linde’s performance against his Business & Individual goals, the Committee concluded that he achieved all but one of the goals established for him, several of which he exceeded. In particular, the Committee noted that Mr. Linde:

•	provided direct oversight of progress toward achieving company-wide leasing, development and capital spending goals.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

•	meaningfully contributed to growing BXP’s life sciences business through his direct involvement in transactions in the Waltham, MA submarket.

•	supervised BXP’s Information Systems Department and its new technology initiatives to improve security and enhance operations.

•	established company-wide professional development initiatives, including property management leadership and life sciences programs, and assisted the CEO in establishing the BXP LSAB.

•

oversaw the Diversity & Inclusion Committee to finalize specified goals and initiatives, including goals related to hiring, engagement and outreach, and completed a number of leases with minority-owned businesses.

•	worked with the CEO to successfully recruit a new leader for the New York Region and mentored the new regional leaders in New York and Washington, DC Regions.

Based on Mr. Linde’s achievement of all but one of his Business & Individual goals, several of which he exceeded, the Committee determined that Mr. Linde earned 130% of target for this category.

TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 137.5%

(1)

Represents diluted FFO per share after adjusting for certain transactions in accordance with the terms of the 2021 AIP. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Raymond A. Ritchey
Performance Category	Weighting		Threshold	Target	Maximum	2021 Results	Category Payout %

FFO per Share			$6.20	$6.53	$6.86	$6.76(1)	135%
Leasing(2) (in million square feet)		Short-term
		DC:	0.59	0.74	0.89	0.89	150%
		LA:	0.33	0.41	0.50	0.61
		Total
		DC:	0.66	0.82	0.93	1.09
		LA:	0.33	0.41	0.50	0.62
Business & Individual Goals							130%

Key 2021 Business & Individual Goals

✓+	Develop regional strategy for life sciences business in Washington, DC
✓	Actively promote diversity within BXP with specific actions
✓	Continue mentorship of LA and Seattle regional managers
✓	Provide strong mentorship and leadership to leasing teams across all regions
✓	Restructure or amend two specified transactions on satisfactory terms
X	Complete sale of specified assets in Springfield, Virginia
✓	Complete new investment in Seattle region
X	Complete new investment in LA region
✓+	Provide leadership to regional team to execute three specified transactions in Reston, Virginia
✓	Achieve specified ESG goals
✓+	Assist in leadership transition in Washington, DC
✓	Assist CEO and President in selection of new leadership for New York region

Assessment

After assessing Mr. Ritchey’s performance against his Business & Individual goals, the Committee concluded that he achieved substantially all of the goals established for him. In particular, the Committee noted the positive impact of Mr. Ritchey’s continued mentorship of key BXP personnel, including the leasing teams across all of BXP’s regions. Mr. Ritchey serves as an important mentor for the newer regional managers in Los Angeles and Seattle, as well as to the Co-Heads of the Washington, DC Region as they transitioned into their leadership roles during 2021. He also assisted in recruiting the new leader for the New York Region. In addition, Mr. Ritchey continued to play a key role in specific transactions, including BXP’s entry into the Seattle, WA market through the acquisition of Safeco Plaza, and other transactions in the Washington, DC Region.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Based on Mr. Ritchey’s achievement of substantially all of his Business & Individual goals, the Committee determined that Mr. Ritchey earned 130% of target for this category.

TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 137.5%

(1)

Represents diluted FFO per share after adjusting for certain transactions in accordance with the terms of the 2021 AIP. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

(2)

Mr. Ritchey’s leasing goal (weighted 30% in total) is evenly split between short-term and total leasing (15% each), consistent with all other NEOs, but is further bifurcated between the Washington, DC and Los Angeles regions based on square footage as follows: short-term: 10% Washington, DC / 5% Los Angeles; total: 10% Washington, DC / 5% Los Angeles.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Michael E. LaBelle
Performance Category	Weighting		Threshold	Target	Maximum	2021 Results	Category Payout %

FFO per Share			$6.20	$6.53	$6.86	$6.76(1)	135%
Leasing (in million square feet)		Short-term	2.45	3.06	3.68	3.72	150%
		Total	2.56	3.20	3.84	4.94
Business & Individual Goals							110%

Key 2021 Business & Individual Goals

✓	Complete redemption of 4.125% senior unsecured notes maturing in May 2021 in Q1 2021
✓	Execute specified refinancings, including BPLP’s $1.5 billion credit facility
✓	Evaluate and develop plans for other specified financings, including the possible early redemption(s) of unsecured notes, as market conditions permit
✓	Enhance ESG reporting, including disclosures related to human capital management, diversity and inclusion, pandemic response/health security efforts and supplier and vendor engagement initiatives
✓	Advance climate-related disclosure alignment with TCFD and complete risk assessment
✓	Complete solar-related projects at two specified properties
X	Complete four non-deal roadshows (“NDRs”), including two focused specifically on ESG NDRs
✓+	Attend at least two generalist conferences
✓	Create new touchpoints to attract new investors
✓	Actively promote diversity within BXP and with suppliers, vendors and other third parties with specific actions
✓	Support private equity efforts, including the establishment of the Strategic Capital Program and acquisitions through the program
✓	Maintain the health and safety of BXP employees as offices repopulate

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Assessment

After assessing Mr. LaBelle’s performance against his Business & Individual goals, the Committee concluded that he achieved substantially all of the goals established for him; travel restrictions and other pandemic-related factors made it impossible for him to achieve the two goals that were not met. In particular, the Committee noted Mr. LaBelle’s achievements in managing BXP’s balance sheet, including successfully refinancing the Company’s debt maturities and advancing BXP’s ESG and diversity and inclusion initiatives. Mr. LaBelle successfully executed two green bond offerings totaling approximately $1.7 billion in aggregate principal amount, the net proceeds of which will be fully allocated to “eligible green projects.” Mr. LaBelle proactively procured a minority- and woman-owned bank to act as co-manager in both of the green bond offerings. In addition, he executed numerous other financings, including the refinancing of BPLP’s $1.5 billion credit facility, which added a sustainability-linked pricing component, and a $1.0 billion CMBS loan.

Mr. LaBelle also played a key leadership role in enhancing BXP’s disclosures related to human capital, diversity and inclusion and health security in BXP’s public SEC filings and its annual ESG report. He advanced BXP’s goal of achieving alignment with the TCFD framework for disclosing climate-related risks by enhancing TCFD disclosures in the 2021 ESG Report, as well as engaging an independent provider of science-driven insights and analytics on climate risk to assist the Company in assessing the portfolio’s potential climate-related risks.

The Committee also noted that Mr. LaBelle was individually recognized by Institutional Investor Magazine, ranking as the #3 Best CFO among all REITs and #1 among office REITs, and he was instrumental to BXP’s rankings as #3 Best ESG and #3 Best IR Program among all REITs and #1 Best ESG and #1 Best IR Program among office REITs.

Based on Mr. LaBelle’s achievement of substantially all of his Business & Individual goals, the Committee determined that Mr. LaBelle earned 110% of target for this category.

TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 129.5%

(1)

Represents diluted FFO per share after adjusting for certain transactions in accordance with the terms of the 2021 AIP. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Bryan J. Koop
Performance Category	Weighting		Threshold	Target	Maximum	2021 Results	Category Payout %

FFO per Share			$6.20	$6.53	$6.86	$6.76(1)	135%
Leasing (in million square feet)		Short-term	0.60	0.75	0.90	0.89	148%
		Total	0.62	0.77	0.92	1.39
Business & Individual Goals							130%

Key 2021 Business & Individual Goals

✓+	Complete the approval process for and/or commence the construction of three specified projects in the Boston region
✓+	Manage the schedules of and/or deliver four specified development projects in the Boston Region
X	Develop or complete plans for two specified projects
✓	Complete pre-development work for two specified projects
✓	Complete sale of specified suburban assets
✓	Develop strategy for growing life sciences business in the Boston Region
✓	Achieve continued strong rent collections
✓	Achieve specified ESG goals
✓+	Actively promote diversity with specific actions
✓	Assist in completion of update to BXP Health Security Plan
✓	Maintain the health and safety of BXP employees as offices repopulate
✓+	Determine and execute on plans for cleaning, ventilation and security for repopulation of offices at various phases based on governmental and health officials’ guidance

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Assessment

After assessing Mr. Koop’s performance against his Business & Individual goals, the Committee concluded that he achieved substantially all of the goals established for him. He played a key role in developing a strategy for growing BXP’s life sciences business in the Boston Region, and he successfully oversaw a significant volume of pre-development, development and investment activity in the Boston Region.

In addition, Mr. Koop played a key leadership role in maintaining BXP’s position as a leader in health security, contributing to BXP’s Health Security Plan 2.0 update, and he formulated plans for office repopulations that addressed cleaning practices, air ventilation and general health security. Mr. Koop also meaningfully advanced diversity and inclusion and ESG initiatives, including the creation of new opportunities related to hiring, internship and volunteering, youth workshops and art installments throughout the Boston Region.

Based on Mr. Koop’s achievement of substantially all of his Business & Individual goals, the Committee determined that Mr. Koop earned 130% of target for this category.

TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 136.9%

(1)

Represents diluted FFO per share after adjusting for certain transactions in accordance with the terms of the 2021 AIP. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

Based on the foregoing, the Committee awarded annual cash bonuses to the NEOs for 2021 as follows:

Name	2021 Target Annual Incentive	2021 Actual Annual Incentive	2021 Actual as % of Target

Owen D. Thomas	$2,350,000	$3,231,250	137.5%

Douglas T. Linde	$1,900,000	$2,612,500	137.5%

Raymond A. Ritchey	$1,650,000	$2,268,750	137.5%

Michael E. LaBelle	$1,250,000	$1,618,750	129.5%

Bryan J. Koop	$1,250,000	$1,711,250	136.9%

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Changes for 2022 Annual Incentive Plan

As part of the Committee’s annual executive compensation process, the Committee reviewed and reassessed the AIP, including its structure. Based on that review, the Committee concluded that the overall structure and categories were appropriate, but that an adjustment to the weightings of the leasing component for Mr. Ritchey and the regional EVPs would be appropriate so that their respective leasing goals would increase in weighting to 40%, split evenly between short-term and total leasing, and the diluted FFO per share component would be weighted 20%. The Committee believes this change will better link pay with performance for Mr. Ritchey and the regional EVPs because their opportunities to impact leasing outcomes are greater than their impact on diluted FFO per share for BXP as a whole. Therefore, the Committee established the weightings of the categories under the 2022 AIP as follows:

Annual Incentive Performance Measures	Thomas	Linde	LaBelle	Ritchey	Regional EVPs
FFO per Share	30%	30%	30%	20%	20%
Leasing (Short-Term and Total)
Overall BXP	30%	30%	30%
Regional				40%	40%
Business & Individual Goals
Overall BXP	40%	40%
Finance			40%
Regional				40%	40%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

›  LTI EQUITY COMPENSATION

The equity component of our NEOs’ compensation is driven to a significant extent by our TSR through LTI equity awards consisting of a mix of time-based and performance-based awards.

Allocation of LTI Awards

2020 Performance Grants

The Committee approved LTI equity awards to NEOs for 2020 performance as a mix of performance-based MYLTIP awards and time-based, full-value equity awards. The MYLTIP awards were denominated in a fixed number of LTIP units and granted on February 2, 2021. The Committee maintained the same allocations of performance-based equity as a percentage of total LTI equity for all of our NEOs in 2019 and 2020. Thus, the CEO’s allocation remained 55% performance-based and 45% time-based, and the other NEOs’ allocations remained 50% performance-based and 50% time-based.

In light of the economic circumstances and challenges the NEOs faced in 2020, including the sudden shift in priorities, the Committee awarded the dollar values set forth below for performance-based and time-based equity awards to the NEOs in 2021 for performance in 2020. The Committee awarded Messrs. Thomas and Linde the same dollar value in LTI equity awards for 2020 performance as it awarded in 2020 for 2019 performance, the result of which was an award of less than target for each, and it awarded Mr. Ritchey his target for LTI equity in acknowledgment of his continued leadership in the Washington, DC and Los Angeles regions and his leadership and mentorship of leasing teams company-wide. The Committee assessed Messrs. LaBelle and Koop’s performance in 2020 as strong and awarded each LTI equity that was above target.

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7›	COMPENSATION DISCUSSION AND ANALYSIS

The following table sets forth the dollar values of the time-based and performance-based equity awards granted to NEOs on January 29, 2021 and February 1, 2021, respectively:

Executive	Total LTI Equity Awards	Total LTI Equity Awards as % of Target	Performance- Based LTI Equity Awards	% of Total Equity Awards	Time-Based LTI Equity Awards	% of Total Equity Awards

Owen D. Thomas	$ 9,050,000	98%	$ 4,977,500	55%	$ 4,072,500	45%

Douglas T. Linde	$ 5,655,000	97%	$ 2,827,500	50%	$ 2,827,500	50%

Raymond A. Ritchey	$ 4,410,000	100%	$ 2,205,000	50%	$ 2,205,000	50%

Michael E. LaBelle	$ 2,189,000	110%	$ 1,094,500	50%	$ 1,094,500	50%

Bryan J. Koop	$ 1,788,000	120%	$ 894,000	50%	$ 894,000	50%

Total	$23,092,000	100%	$11,998,500	52%	$11,093,500	48%

The 2021 MYLTIP awards have a three-year performance period (February 2, 2021 to February 1, 2024), and an additional one-year, post-vesting holding period (see “– Performance-Based Equity Awards – Multi-Year Long-Term Incentive Program (MYLTIP) – 2021 MYLTIP – Other Features of 2021 MYLTIP” below). Following completion of the three-year performance period, the Committee will determine the final payout based on computations from our independent valuation consultant for this plan, and if the number of units initially awarded exceeds the number of units ultimately earned, then the excess will be forfeited. Therefore, while the award of 2021 MYLTIP units was partially in recognition for performance in 2020, award recipients must continue to perform over the three-year term of the 2021 MYLTIP in order to earn and vest in any of the MYLTIP units and hold the units for an additional year. As a result, recipients must generally remain employed for four years before they may monetize the awards.

Time-Based Equity Awards

The time-based LTI equity awards granted to the NEOs for 2021 performance consisted of LTIP units or restricted shares of our common stock that generally vest ratably over a four-year period (25% per year), subject to acceleration in certain circumstances (e.g., retirement, death or disability, and certain qualifying terminations following a change in control). See “– Potential Payments Upon Termination or Change in Control – Retirement Eligibility Provisions for LTI Equity Awards.”

Performance-Based Equity Awards – Multi-Year Long-Term Incentive Program (MYLTIP)

The performance-based portion of LTI equity awards is granted under our Multi-Year Long-Term Incentive Program, or “MYLTIP.” MYLTIPs are awarded to provide incentives for long-term outperformance and focus over a multi-year period. The design of the MYLTIP awards links the ultimate payouts directly by formula to our TSR over a three-year measurement period.

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2021 MYLTIP

The performance-based portion of LTI equity awards for 2020 performance was granted on February 2, 2021 in the form of 2021 MYLTIP awards. The 2021 MYLTIP consists of two, equally weighted components, each of which provides a payout opportunity ranging from zero to 200% of a target number of LTIP units based on BXP’s relative and absolute TSR performance over a three-year performance period (February 2, 2021 through February 1, 2024).

➢	Relative TSR Component

One-half (50%) of the 2021 MYLTIP target grant value was awarded in the form of LTIP units that can be earned from zero to 200% of the target number of LTIP units, based on BXP’s three-year, annualized relative TSR (“rTSR”) performance compared to an index of peer companies as follows:

BXP Annualized TSR Relative to Index	Percentage of Target MYLTIP Units that are Earned

>= +1,000 basis points	200%

0 basis points	100%

<= -1,000 basis points	Zero

Payout for performance between levels outlined in the table above will be interpolated on a straight-lined basis.

For purposes of measuring relative performance, the 2021 MYLTIP awards provide that BXP’s TSR shall be compared to the TSR of a custom peer group index (the “Custom Index”) consisting of the following nine (9) office REITs:

Custom Index

Columbia Property Trust(1)	Hudson Pacific Properties, Inc.	Paramount Group, Inc.

Douglas Emmett, Inc.	JBG Smith Properties	SL Green Realty Corp.

Empire State Realty Trust	Kilroy Realty Corporation	Vornado Realty Trust

(1)	In December 2021, Columbia Property Trust completed a merger that subsequently resulted in its delisting on the NYSE and its removal from the Custom Index under the terms of the program.

The purpose of using a peer group is to provide a mechanism for comparing our relative performance against competitors; however, the Company does not have a directly comparable peer in the public market and often competes with larger, privately-capitalized companies for which performance data is not readily available, if at all. The Custom Index was selected to include only office REITs that are most similar to the Company in terms of asset type, asset quality, and having full-scale operations in one or more of the U.S. gateway markets in which the Company operates.

For purposes of determining the TSR of the Custom Index, the weighting ascribed to each company in the Custom Index is fixed as of the grant date based on its relative market capitalization at that time.

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➢	Absolute TSR Component

The remaining one-half (50%) of the 2021 MYLTIP target grant value was awarded in the form of LTIP units that can be earned from zero to 200% of the target number of LTIP units, based on BXP’s non-annualized, cumulative absolute TSR (“aTSR”) during the three-year performance period as follows:

BXP Cumulative aTSR	Percentage of Target MYLTIP Units that are Earned

>= +60%	200%

+10%	100%

<= -40%	Zero

Payout for performance between levels outlined in the table above will be interpolated on a straight-lined basis.

The Committee added the aTSR component during its re-design of the MYLTIP in 2020, in part, to limit the scenarios in which our investors may suffer losses due to a decline in absolute TSR while our NEOs realize above-target payouts for relative TSR. As a result, BXP performance above the maximum goal under the rTSR component does not automatically result in a payout equal to the maximum 200% of target because the total payout would be offset if performance is below target under the aTSR component. The Committee concluded that this “offsetting” feature helps align our NEOs’ interests with our stockholders, while also providing incentives to outperform our peers.

➢	Other Features of 2021 MYLTIP

Distributions. During the three-year performance period holders of 2021 MYLTIP Units are not entitled to receive full distributions on the 2021 MYLTIP Units. Instead, to support the units’ characterization as profits interests for tax purposes, the holders of the units are entitled to receive only a partial distribution on each unit equal to 10% of the full dividend payable on a share of BXP common stock. In addition, BXP will make a “catch-up” cash payment on the 2021 MYLTIP Units that are ultimately earned in an amount equal to the regular and special dividends, if any, declared during the performance period on BXP common stock, less the distributions actually paid to holders of 2021 MYLTIP Units during the performance period on all of the awarded 2021 MYLTIP Units.

Post-vesting Transfer Restrictions. Subject to the provisions on “Qualified Retirement” and the other terms of the award agreement, after the completion of the three-year performance period all earned 2021 MYLTIP Units shall be deemed “vested,“ but they may not be converted, redeemed, sold or otherwise transferred for one additional year after the end of the performance measurement period. Therefore, 100% of earned awards, if any, shall vest as of February 1, 2024, but may not be monetized until February 1, 2025.

2021 Performance Grants

The Committee approved LTI equity awards to NEOs for 2021 performance as a mix of time-based, full-value equity awards and performance-based MYLTIP awards, as further detailed below. The 2022 MYLTIP awards were denominated in a fixed number of LTIP units and granted as of February 1, 2022. For the third consecutive year, the Committee maintained the same allocation of performance-based equity as a percentage of total LTI equity for our CEO (55% performance-based and 45% time-based) and for the other NEOs (50% performance-based and 50% time-based).

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7›	COMPENSATION DISCUSSION AND ANALYSIS

Based on the NEOs’ strong performance, especially in light of the continued economic challenges during 2021, the Committee awarded the dollar values set forth below for performance-based and time-based equity awards to the NEOs in 2022 for performance in 2021, which reflect 100% of each NEO’s target LTI award value.

Executive	Total LTI Equity Awards	Performance- Based LTI Equity Awards	% of Total Equity Awards	Time-Based LTI Equity Awards	% of Total Equity Awards

Owen D. Thomas	$ 9,450,000	$ 5,197,500	55%	$ 4,252,500	45%

Douglas T. Linde	$ 6,045,000	$ 3,022,500	50%	$ 3,022,500	50%

Raymond A. Ritchey	$ 4,410,000	$ 2,205,000	50%	$ 2,205,000	50%

Michael E. LaBelle	$ 1,990,000	$ 995,000	50%	$ 995,000	50%

Bryan J. Koop	$ 1,490,000	$ 745,000	50%	$ 745,000	50%

Total	$23,385,000	$12,165,000	52%	$11,220,000	48%

The aggregate target number of units for NEOs is approximately 105,564 LTIP units and an aggregate payout opportunity ranging from zero to a maximum of 211,128 LTIP units. The baseline share price for 2022 MYLTIP awards was $113.194 (the average closing price per share of our common stock on the NYSE for the five trading days prior to and including February 1, 2022). The 2022 MYLTIP awards are generally amortized into earnings over the three-year plan period under the graded vesting method, unless accelerated in certain circumstances such as a “Qualified Retirement” as defined under “– Potential Payments Upon Termination or Change in Control – Retirement Eligibility Provisions for LTI Equity Awards.” Under ASC Topic 718, we expect that 2022 MYLTIP awards to NEOs will have an aggregate value of approximately $12.8 million.

2022 MYLTIP

The performance-based portion of LTI equity awards for 2021 performance was granted on February 1, 2022 in the form of 2022 MYLTIP awards. The structure and design of the 2022 MYLTIP is the same as that of the 2021 MYLTIP, except Columbia Property Trust is not included in the custom peer group index because it was acquired prior to the commencement of the plan.

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Realized Pay vs. Reported Pay for MYLTIP Awards

The total compensation of our NEOs as reported in the 2021 Summary Compensation Table is calculated in accordance with SEC rules, which require us to show the grant date fair value of equity and equity-based awards. The Committee believes realized pay better measures compensation for an annual period as compared to reported pay because a significant portion of our NEOs’ compensation consists of long-term, equity-based MYLTIPs. The ability of our executive officers to realize value from MYLTIP awards is contingent on the achievement of certain performance milestones. As a result, reported pay includes the accounting value of MYLTIP awards granted in the given period, which may or may not be realized in the future. As illustrated in the following charts, our CEO realized approximately 63% of the reported pay for all MYLTIP awards granted since 2015 for which the measurement periods have ended.

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III. DETERMINING EXECUTIVE COMPENSATION

›  PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

Consistent with the prior year’s process, in January 2021, our Committee established target total direct compensation opportunities for each of our NEOs consisting of base salary, target annual cash incentive, and target long-term incentive grant value. When establishing target total direct compensation levels, the Committee considered a variety of factors, including:

•	industry and market conditions;

•	the Company’s financial and strategic performance, on both an absolute basis and versus competitors;

•	market compensation data among comparable companies;

•	individual executive past performance, future potential, roles and responsibilities, experience, retention risk, and succession planning;

•	total NEO compensation over time, both on an awarded basis and on a realized basis after forfeitures; and

•	current and evolving practices and trends among our peers and the market generally and other input received from FW Cook.

The Committee evaluated the pre-established performance goals under the Annual Incentive Plan to determine earned annual incentives for 2021 (refer to page 78). The Committee determined LTI equity grant values earned for 2021 (granted in 2022) with reference to the targets established at the beginning of the year (refer to pages 82-83). The ultimate earned value of these LTI equity awards will be based on the performance of our stock, as well as performance versus the relative and absolute TSR components under the 2022 MYLTIP.

›  COMPENSATION ADVISOR’S ROLE & BENCHMARKING PEER GROUP

Compensation Advisor’s Role

The Committee monitors the effectiveness of our executive compensation program on an ongoing basis. For it to be effective, among other things, we believe it is necessary for compensation to be competitive with other large public real estate companies with which we compete for executive talent. The Committee uses industry peer group data as one tool in assessing and determining pay for our executive officers. Other REITs, however, both in the office sector and in other sectors, are not always comparable to us because of differences in underlying business fundamentals. Peer group data is intended to provide the Committee with insight across the peer group into market pay levels for each element of compensation and total target compensation of executive officers having similar titles and responsibilities to our NEOs, market trends, “best” governance practices, and overall industry performance. The median (50th percentile) serves as a reference point and indicator of competitive market trends and the Committee uses it as the starting point when setting our executive compensation. However, market data is one of many factors the Committee considers when setting target pay opportunities.

In 2021, the Committee again retained FW Cook to serve as its independent, third-party compensation consultant. FW Cook reports directly to the Committee and does not provide services to management that are not under the Committee’s purview. A representative of FW Cook attends meetings of the Committee, as requested, and communicates with the Committee Chair and management between meetings. Consistent with its charter and as required by SEC rules and NYSE listing standards, prior to retaining FW Cook as its consultant, the Committee considered all factors relevant to FW Cook’s independence from management. FW Cook advises the Committee on the reasonableness of executive compensation levels in comparison with those of other similarly situated companies, consults on the structure of our executive compensation program to optimally support our business objectives and advises the Committee on executive compensation trends among REITs and the broader market.

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Benchmarking Peer Group

FW Cook advised the Committee that size, as measured by total capitalization, best depicts the scale, complexity and breadth of the Company’s operations, as well as the amount of capital and assets managed, and therefore is the most appropriate scope measure for peer company selection. Following a review of the peer group for 2020, FW Cook recommended, and the Committee agreed, to update the peer group for 2021 to remove two REITs – Equity Residential and Public Storage – and replace them with Douglas Emmett, Inc. and Kilroy Realty Corporation. As a result, the peer group consists of sixteen publicly traded real estate companies that are of comparable size to the Company in terms of total capitalization and assets, irrespective of property focus. Notably, thirteen out of the sixteen members of this Benchmarking Peer Group also listed BXP as a peer company in their 2021 proxy statements.

The following table provides the names and key information for each peer company:

Company	Sector	Location	Total Capitalization (in millions)(1)

Alexandria Real Estate Equities, Inc.	Office	Pasadena, CA	$47,308

American Tower Corporation	Specialty	Boston, MA	$189,310

AvalonBay Communities, Inc.	Multifamily	Arlington, VA	$43,572

Digital Realty Trust, Inc.	Specialty	Austin, TX	$67,116

Douglas Emmett, Inc.	Office	Santa Monica, CA	$11,945

Essex Property Trust, Inc.	Multifamily	San Mateo, CA	$30,302

Host Hotels & Resorts, Inc.	Hotel	Bethesda, MD	$18,129

Kilroy Realty Corporation	Office	Los Angeles, CA	$12,207

Prologis, Inc.	Industrial	San Francisco, CA	$149,760

Regency Centers Corporation	Shopping Center	Jacksonville, FL	$16,930

Simon Property Group, Inc.	Regional Mall	Indianapolis, IN	$86,482

SL Green Realty Corp.	Office	New York, NY	$10,278

UDR, Inc.	Multifamily	Highlands Ranch, CO	$26,172

Ventas, Inc.	Health Care	Chicago, IL	$33,012

Vornado Realty Trust	Office	New York, NY	$19,154

Welltower Inc.	Health Care	Toledo, OH	$54,117

Median			$31,657

Average			$50,987

Boston Properties, Inc.	Office	Boston, MA	$35,021

Relative Percentile Rank			55%-ile

Source: Market Intelligence, a Division of S&P Global. Data as of December 31, 2021.

(1)	Total capitalization includes debt and the book value of any preferred stock.

The benchmarking review was based, in part, on information disclosed in the peer companies’ proxy statements filed in 2021 (the latest year for which comprehensive data were publicly available).

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7›	COMPENSATION DISCUSSION AND ANALYSIS

›  ROLE OF MANAGEMENT IN COMPENSATION DECISIONS

Our CEO and President make recommendations to the Committee on the compensation of the other executive officers, and our CEO makes recommendations to the Committee on the compensation of our President, in each case, based on their assessment of performance versus corporate and individual goals and a variety of other factors (e.g., compensation history, tenure, responsibilities, market data for competitive positions and retention concerns). All executive compensation decisions are made by the Committee.

IV. OTHER COMPENSATION POLICIES

›  DOUBLE-TRIGGER ACCELERATION OF VESTING OF EQUITY AWARDS UPON A CHANGE OF CONTROL

All time-based equity awards made after 2014 include “double-trigger” vesting, meaning that, if there is a “change of control” and the awards are not otherwise cancelled in connection with the change of control transaction, then they only become fully vested if, within 24 months after the change of control, the executive’s employment is terminated by the Company or its successor without “cause” or the executive resigns for “good reason.” We believe that this policy regarding acceleration of vesting upon a change of control is in line with current best practice while also continuing to remove potential disincentives for executives to pursue a change of control transaction that would benefit stockholders. Although certain senior officers, including our CEO, were entitled to single-trigger vesting under their employment agreements, the Committee requested, and those executives voluntarily agreed, to the change. The Committee believes that this demonstrates its and management’s responsiveness to stockholders and that the policy addresses two key objectives:

•

Aligning executives’ interests with stockholders’ interests: When a change of control may be imminent, it is important to ensure that executives’ interests are aligned with stockholders to maximize stockholder value.

•

Minimizing conflicts of interest: Double-trigger vesting in the context of a potential change of control (1) reduces distraction and the risk that executives leave the Company before a transaction is completed and (2) prevents executives from receiving a windfall because executives’ time-based equity vests only if their employment is terminated.

›  CLAWBACK POLICY

We have a formal “clawback” policy, which allows us to recoup from all executive officers and certain other specified officers’ incentive compensation paid on the basis of financial results that are subsequently restated. Under the policy, if we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, the Committee may require those officers to repay or forfeit “excess compensation,” which includes annual cash bonus and long-term incentive compensation in any form (including stock options, restricted stock and LTIP units, whether time-based or performance-based) received by them during the three-year period preceding the publication of the restated financial statements, that the Committee determines was in excess of the amount that they would have received had such compensation been determined based on the financial results reported in the restated financial statements.

The Committee may consider any factors it deems reasonable in determining (1) whether to seek recoupment of previously paid excess compensation, (2) the amount of excess compensation to recoup from each individual officer, which may reflect whether the Committee concluded that he or she engaged in wrongdoing or committed grossly negligent acts or omissions, and (3) the form of the compensation to be recouped. The Committee intends to periodically review this policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

›  GROSS-UP FOR EXCESS PARACHUTE PAYMENTS

In January 2014, we adopted a formal “no tax gross-up” policy with respect to our senior executives. Pursuant to this policy, we will not make or promise to make any tax gross-up payment to any senior executive in the future, other

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than payments in accordance with obligations existing at the time of the policy’s adoption or pursuant to arrangements applicable to our management employees generally, such as a relocation policy. All of the employment agreements that we have entered into with senior executives since 2013, including our original and current employment agreements with our CEO, Mr. Thomas, do not provide for tax gross-up payments. Accordingly, this policy formalized the Committee’s then-existing practice with respect to tax gross-ups. In addition, our Senior Executive Severance Plan and Executive Severance Plan provide that executives who become eligible to participate in these plans will not be entitled to any tax gross-up payments under the plans.

›  POLICY CONCERNING HEDGING AND PLEDGING TRANSACTIONS

We prohibit all employees, including our executive officers, and directors from engaging in short sales and derivative transactions, purchasing our securities on margin and pledging our securities as collateral for a loan. Transactions such as purchases and sales of publicly traded put and call options, short sales, hedging transactions such as prepaid variable forwards, equity swaps and collars create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an employee or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities.

›  MANDATORY MINIMUM EQUITY OWNERSHIP POLICY FOR SENIOR EXECUTIVES

To align senior management with our stockholders and demonstrate to the investment community that our senior management is personally committed to our continued financial success, we have a policy that requires the following officer positions to maintain equity ownership equal to a multiple of their base salaries as follows:

Title	Multiple of Base Salary

Chief Executive Officer	6.0x

President	5.0x

Senior Executive Vice President	5.0x

Executive Vice President, Chief Financial Officer	3.0x

Executive Vice President, Regional Manager	2.0x

Senior Vice President	1.5x

CEO Mandatory Minimum	CEO Actual Stock Ownership
6x Base Salary	53x Base Salary

If an executive’s ownership falls below the applicable guideline due solely to a decline in the value of our common stock, the executive will not be required to acquire additional shares to meet the guideline, but he or she will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time as the executive again attains the target multiple.

Employees who are hired or promoted to senior management positions will have a five-year period beginning on January 1 of the year following their appointment to achieve this ownership requirement. Exceptions may be made for significant extenuating personal circumstances. The types of securities that will be counted toward the equity ownership requirement include shares of our common stock, common units and LTIP units (excluding performance-based LTIP units until and unless they have been earned), in each case both vested and unvested, as well as shares acquired and held through our stock purchase and dividend reinvestment plans. Stock options will not be counted.

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›  LTIP UNITS

Since 2003, we have used a class of partnership interests in our Operating Partnership, called long-term incentive units, or LTIP units, as a form of equity-based award for annual long-term incentive equity compensation. LTIP units are designed to qualify as “profits interests” in the Operating Partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our incentive equity plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

Under the MYLTIP awards, during the performance period, holders of LTIP units will receive distributions equal to one-tenth (1/10th) of the amount of regular quarterly distributions paid on a common unit, but will not receive any special distributions. After the end of the performance period, holders of earned LTIP units, both vested and unvested, will be entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit (which equal per share dividends (both regular and special) on our common stock). For the 2021 MYLTIP awards and 2022 MYLTIP awards, following the completion of their respective three-year performance periods, BXP will also make a “catch-up” cash payment on the LTIP units that are ultimately earned in an amount equal to the regular and special dividends, if any, declared during the performance period on BXP common stock, less the distributions actually paid to holders of 2021 MYLTIP awards and 2022 MYLTIP awards, respectively, during the applicable performance period on all of the corresponding LTIP units. LTIP units awarded with time-based vesting conditions only, both vested and unvested, are entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit.

›  EMPLOYMENT AGREEMENTS

We have employment agreements with each of our NEOs. (See “Compensation of Executive Officers – Employment Agreements.”) For NEOs other than Mr. Thomas, these agreements provide for a certain level of severance, generally the sum of base salary plus the prior year’s cash bonus, 12 additional months of vesting in equity-based awards and participation in our health plan for up to 12 months, in the event of a termination of employment by us without cause or by the executives for good reason. The employment agreement with Mr. Thomas provides for stipulated severance benefits in lieu of participation in severance plans for which other NEOs are eligible. In return, each NEO agrees, during the term of employment and for one year thereafter, not to compete with us, solicit our tenants or employees or interfere with our relationship with our tenants, suppliers, contractors, lenders, employees or with any governmental agency. We believe that these agreements are fair to the NEOs and to our stockholders and, because the severance benefits are negotiated at the time of the agreement, avoid the need for protracted negotiations in the event of termination.

›  CHANGE IN CONTROL ARRANGEMENTS

We have an employment agreement with Mr. Thomas that provides him with cash severance and certain benefits in the event of his termination under certain circumstances within 24 months following a change in control. Although Mr. Thomas was entitled to “single-trigger” vesting upon a change in control under his original employment agreement, he has agreed to be subject to the “double-trigger” vesting policy adopted for all time-based LTI equity awards made after 2014. We also have two change in control severance plans, one for our President, Senior Executive Vice President and Executive Vice Presidents, and the other for our Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with us. These plans also provide cash severance and certain benefits in the

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event of termination of employment under certain circumstances within 24 months following a change in control. The two change in control severance plans are “double trigger” arrangements, providing severance benefits only upon involuntary termination or constructive termination of the executive officer following a change in control. (See “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control”) Officers who became eligible under the two severance plans described above prior to their amendment in January 2014 upon adoption by the Committee of a formal “no tax gross-up” policy are entitled to a gross-up payment in the event they become subject to the 20% golden parachute excise tax. This was market practice when these plans were adopted in 1998. Mr. Thomas is not entitled to a tax gross-up payment under his employment agreement.

In our experience, change in control cash severance protection for executive officers is common in the REIT industry. Our Committee believes it is fair to provide severance protection in the event of an involuntary termination or constructive termination of employment following a change in control because very often senior manager positions are eliminated following a change in control. The Committee believes that agreeing in advance to provide severance benefits in the event of an involuntary termination or constructive termination of employment following a change in control helps reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened change in control and helps ensure that management is motivated to negotiate the best consideration for our stockholders. For treatment of equity awards in the event of a change in control, please see “– Double-Trigger Acceleration of Vesting of Equity Awards upon a Change of Control” above.

›  PERQUISITES

We provide Messrs. Linde, Ritchey and Koop a monthly car allowance of $750 and we provide all of our executive officers a designated parking space. Mr. Thomas’ employment agreement provides that he is entitled to the use of a Company-owned or leased vehicle, but Mr. Thomas has declined this benefit at all times since 2013. Apart from these arrangements, we do not provide any other perquisites to our executive officers.

›  DEFERRED COMPENSATION PLAN

We offer a deferred compensation plan that permits our executives to defer up to 20% of their base salaries and bonuses. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds, which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. We have made this plan available to our executives in order to ensure that our benefits are competitive. See “Compensation of Executive Officers – Nonqualified Deferred Compensation in 2021.”

›  RETIREMENT AND HEALTH AND WELFARE BENEFITS

We have never had a traditional or defined benefit pension plan. We maintain a Section 401(k) retirement plan in which all salaried employees can participate, which provides a Company matching contribution of 200% of the first 3% of compensation contributed to the plan (utilizing earnings not in excess of an amount established by the Internal Revenue Service ($290,000 in 2021)). Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also available generally to all of our salaried employees. Our executives participate in Company-sponsored benefit programs available broadly to generally all of our salaried employees, including our employee stock purchase plan and our Section 401(k) plan.

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›  DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a publicly-held corporation may not deduct compensation of more than $1 million paid to any “covered employee.” To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives relative to their performance. Because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

›  ACCOUNTING FOR STOCK-BASED COMPENSATION

We account for stock-based awards in accordance with the requirements of ASC Topic 718.

›  ASSESSMENT OF COMPENSATION-RELATED RISKS

The Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Committee believes that, because of the following factors, there is a low likelihood that our compensation policies and practices would encourage excessive risk-taking:

Risk Mitigation Factors

•  our policies and programs are generally intended to encourage executives to focus on long-term objectives;

•  overall compensation is maintained at levels that are competitive with the market;

•  the mix of compensation balances cash and equity compensation, incentives for short-term and long-term performance, and financial, strategic and market-based measures;

•  annual cash bonuses for executives are linked to performance against goals in three categories with specific weightings and each executive has target and maximum bonus opportunities;

•  long-term equity incentives align management’s interests with those of stockholders with the performance-based component rewarding both absolute and relative TSR performance and being capped at 200% of target shares;

•  except for those employees who satisfy the conditions for Qualified Retirement, all equity awards are subject to multi-year vesting (see “– Potential Payments Upon Termination or Change in Control – Retirement Eligibility Provisions for LTI Equity Awards”);

•  executive officers are subject to minimum stock ownership guidelines and limitations on trading in our securities, including prohibitions on hedging and pledging; and

•  a clawback policy permits the Company to recoup compensation paid on the basis of financial results that are subsequently restated.

›  EQUITY AWARD GRANT POLICY

We have a policy that annual grants to employees are approved by the Committee in late January or early February of each year, with an effective grant date immediately following the closing of the NYSE on the second trading day after we publicly release financial results for the prior year. We believe this policy provides the necessary certainty and transparency for both employees and stockholders, while allowing the Committee desired flexibility.

Our Committee approves equity awards in dollar values. To the extent these awards are paid in the form of full-value awards (either shares of restricted stock and/or LTIP units), the number of shares/units granted is calculated by dividing the dollar value of the approved awards by the closing market price on the NYSE of a share of our common

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stock on the effective date of grant. To the extent these awards are made in the form of stock options, the number of shares underlying option grants is determined by dividing the dollar value of the approved awards by the grant-date fair value of the option, as calculated by an independent valuation expert in accordance with ASC Topic 718. The Equity Award Grant Policy does not apply to performance-based equity awards such as the MYLTIP because of the different considerations that apply to the granting of such awards. For example, consistent with our past practice when granting multi-year, performance-based equity awards, the Committee determined that the 2022 MYLTIP baseline share price, from which TSR performance is measured, should be based on the average closing stock price for the five trading days prior to and including the effective date of grant.

V. COMPENSATION COMMITTEE REPORT

The Compensation Committee of Boston Properties has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Kelly A. Ayotte, Chair

Carol B. Einiger

David A. Twardock

William H. Walton, III

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COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table shows the compensation for each of our NEOs in accordance with Item 402(c) of Regulation S-K.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Owen D. Thomas Chief Executive Officer	2021	$900,000	$—	$8,745,377	(3)	$3,231,250	$17,910	$12,894,537
	2020	$900,000	$—	$8,644,379	(4)	$1,175,000	$17,910	$10,737,289
	2019	$898,077	$2,550,000	$8,452,063	(5)	$—	$17,460	$11,917,600
Douglas T. Linde President	2021	$750,000	$—	$5,443,503	(3)	$2,612,500	$35,310	$8,841,313
	2020	$750,000	$—	$5,373,381	(4)	$950,000	$35,310	$7,108,691
	2019	$748,077	$2,095,000	$5,211,300	(5)	$—	$34,680	$8,089,057
Raymond A. Ritchey Senior Executive Vice President	2021	$740,000	$—	$4,079,250	(3)	$2,268,750	$34,326	$7,122,326
	2020	$740,000	$—	$4,028,000	(4)	$1,103,850	$34,326	$5,906,176
	2019	$738,462	$1,820,000	$3,990,000	(5)	$—	$33,876	$6,582,338
Michael E. LaBelle Executive Vice President, Chief Financial Officer and Treasurer	2021	$510,000	$—	$2,139,966	(3)	$1,618,750	$26,310	$4,295,026
	2020	$510,000	$—	$1,848,139	(4)	$937,500	$26,310	$3,321,949
	2019	$509,231	$1,295,000	$1,916,801	(5)	$—	$25,680	$3,746,712
Bryan J. Koop Executive Vice President, Boston Region	2021	$410,000	$—	$1,653,900	(3)	$1,711,250	$35,310	$3,810,460
	2020	$410,000	$—	$1,301,500	(4)	$625,000	$35,310	$2,371,810
	2019	$409,231	$1,370,000	$1,235,000	(5)	$—	$34,680	$3,048,911

(1)	Represent cash bonuses paid to the NEOs in recognition of performance in 2019. These bonuses were paid in early 2020.

(2)

A discussion of the assumptions used in calculating these values can be found in Note 16 to our 2021 audited financial statements beginning on page 173 of our Annual Report on Form 10-K for the year ended December 31, 2021 included in the annual report that accompanied this proxy statement.

(3)

Represents the aggregate grant date fair value of time-based restricted common stock and LTIP unit awards and 2021 MYLTIP awards, all of which were granted in 2021, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The following table sets forth (a) the grant date fair values for the time-based restricted common stock and LTIP unit awards, (b) the grant date fair values for the 2021 MYLTIP awards based upon the probable outcome of the performance conditions as of the grant date for the awards and (c) the maximum values of the 2021 MYLTIP awards as of the date of grant, assuming that the highest levels of performance conditions are achieved. To have value, the 2021 MYLTIP awards require the Company to achieve relative and absolute total stockholder return thresholds. See “Compensation Discussion and Analysis — II. Executive Compensation Program & 2021 Results — LTI Equity Compensation” beginning on page 79.

NEO	Time-Based Awards Grant Date Value	2021 MYLTIP Awards Grant Date Value	2021 MYLTIP Awards Maximum Value

Mr. Thomas	$3,767,877	$4,977,500	$10,338,539

Mr. Linde	$2,616,003	$2,827,500	$5,872,817

Mr. Ritchey	$1,874,250	$2,205,000	$4,579,934

Mr. LaBelle	$1,045,466	$1,094,500	$2,273,360

Mr. Koop	$759,900	$894,000	$1,856,879

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(4)

Represents the aggregate grant date fair value of time-based restricted common stock and LTIP unit awards and 2020 MYLTIP awards, all of which were granted in 2020, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(5)

Represents the aggregate grant date fair value of time-based restricted common stock and LTIP unit awards and 2019 MYLTIP awards, all of which were granted in 2019, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(6)

For amounts shown for 2021, represents amounts paid in cash in 2022 for performance in 2021 under the 2021 Annual Incentive Plan. For amounts shown for 2020, represents amounts paid in cash in 2021 for performance in 2020 under the 2020 Annual Incentive Plan. See “Compensation Discussion and Analysis — II. Executive Compensation Program & 2021 Results — Cash Compensation” beginning on page 65.

(7)

The table below shows the components of “All Other Compensation” for 2021, which include the life insurance premiums paid by the Company for group term life insurance, our matching contribution for each individual who made 401(k) contributions, and the car allowances and the costs to the Company of the parking spaces provided to Messrs. Linde, Ritchey, LaBelle and Koop. The amounts shown for car allowances in the table below reflect the aggregate cost to the Company without deducting costs attributable to business use. The components of “All Other Compensation” for 2019 and 2020 for each of the NEOs were reported in our 2020 and 2021 proxy statements, respectively.

NEO	Life Insurance	401(k) Company Match	Car Allowance	Parking	Total

Mr. Thomas	$810	$17,100	$—	$—	$17,910

Mr. Linde	$810	$17,100	$9,000	$8,400	$35,310

Mr. Ritchey	$810	$17,100	$9,000	$7,416	$34,326

Mr. LaBelle	$810	$17,100	$—	$8,400	$26,310

Mr. Koop	$810	$17,100	$9,000	$8,400	$35,310

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GRANTS OF PLAN-BASED AWARDS IN 2021

The following table provides information about the awards granted to our NEOs during the year ended December 31, 2021.

		Date of Compensation Committee Approval (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date		Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Owen D. Thomas	—	1/20/2021	$1,175,000	$2,350,000	$3,525,000	—	—	—	—	$—
	1/29/2021	1/20/2021	$—	$—	$—	—	—	—	44,620	$3,767,877
	2/2/2021	1/20/2021	$—	$—	$—	—	57,119	114,238	—	$4,977,500
Douglas T. Linde	—	1/20/2021	$950,000	$1,900,000	$2,850,000	—	—	—	—	$—
	1/29/2021	1/20/2021	$—	$—	$—	—	—	—	30,979	$2,616,003
	2/2/2021	1/20/2021	$—	$—	$—	—	32,447	64,893	—	$2,827,500
Raymond A. Ritchey	—	1/20/2021	$825,000	$1,650,000	$2,475,000	—	—	—	—	$—
	1/29/2021	1/20/2021	$—	$—	$—	—	—	—	24,159	$1,874,250
	2/2/2021	1/20/2021	$—	$—	$—	—	25,303	50,607	—	$2,205,000
Michael E. LaBelle	—	1/20/2021	$625,000	$1,250,000	$1,875,000	—	—	—	—	$—
	1/29/2021	1/20/2021	$—	$—	$—	—	—	—	11,991	$1,045,466
	2/2/2021	1/20/2021	$—	$—	$—	—	12,560	25,120	—	$1,094,500
Bryan J. Koop	—	1/20/2021	$625,000	$1,250,000	$1,875,000	—	—	—	—	$—
	1/29/2021	1/20/2021	$—	$—	$—	—	—	—	9,795	$759,900
	2/2/2021	1/20/2021	$—	$—	$—	—	10,259	20,518	—	$894,000

(1)

For a discussion of the Company’s policy with respect to the effective grant dates for equity-based awards, see “Compensation Discussion and Analysis – IV. Other Compensation Policies – Equity Award Grant Policy” beginning on page 91.

(2)

Represents the potential payout at threshold, target and maximum for 2021 performance under the 2021 Annual Incentive Plan, as described under “Compensation Discussion and Analysis – II. Executive Compensation Program & 2021 Results – Cash Compensation.” The actual bonuses paid to each NEO under the 2021 Annual Incentive Plan are reported in the Summary Compensation Table on page 93 in the column “Non-Equity Incentive Compensation” for 2021.

(3)

Represents 2021 MYLTIP awards for each NEO. Performance-based vesting of 2021 MYLTIP awards will be measured on the basis of BXP’s relative and absolute TSR performance over a three-year performance period ending February 1, 2024. The 2021 MYLTIP awards consist of two, equally weighted components. The first component of the 2021 MYLTIP awards represents one-half (50%) of the target grant date value. The number of LTIP units that can be earned under this component ranges from zero to 200% of the target number of LTIP units, based on BXP’s annualized relative TSR performance compared to the TSR of a custom peer group index (the “Custom Index”). The second component represents the remaining one-half (50%) of the target grant date value. The number of LTIP units that can be earned under this component ranges from zero to 200% of the target number of LTIP units, based on BXP’s cumulative absolute TSR during the performance period. See “Compensation Discussion and Analysis – II. Executive Compensation Program & 2021 Results – LTI Equity Compensation – 2021 MYLTIP.” During the three-year performance period, holders of 2021 MYLTIP awards are entitled to receive only a partial distribution on each unit equal to 10% of the regular dividend payable on a share of BXP common stock. Following the completion of the three-year performance period, BXP will also make a “catch-up” cash payment on the 2021 MYLTIP awards that are ultimately earned, if any, in an amount equal to the regular and special distributions, if any, declared during the performance period on an equal number of shares of BXP common stock, less the distributions actually paid to holders of 2021 MYLTIP awards during the performance period on all of the awarded 2021 MYLTIP awards.

(4)

Stock awards were made in the form of shares of restricted common stock and/or LTIP units at the election of each NEO. Each NEO elected to receive all LTIP units. Dividends are payable on restricted common stock and distributions are payable on the LTIP units to the same extent and on the same date that dividends and distributions are paid on BXP common stock and common units of our Operating Partnership,

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respectively. Grantees of restricted common stock pay $0.01 per share and grantees of LTIP units pay $0.25 per unit. The awards generally are scheduled to vest over a four-year period with 25% vesting on January 15 of each year beginning January 15, 2022, based on continued employment through such date, subject to acceleration under certain circumstances. An employee who had attained age 65 or attained age 62 with 20 years of service with us prior to February 1, 2019 became fully vested in all time-based LTI equity awards granted on January 29, 2021. Mr. Ritchey satisfied this policy and is fully vested in his time-based LTI equity award granted on January 29, 2021. All other employees will become fully vested when the employee retires after the date on which the sum of the employee’s years of service plus age (which must be at least 58) equals or exceeds 70 (the so-called “Rule of 70”) and satisfies the other conditions of a “Qualified Retirement” as described under “– Potential Payments Upon Termination or Change in Control – Retirement Eligibility Provisions for LTI Equity Awards” below. Each of Messrs. Linde and Koop satisfied the Rule of 70 and is eligible for a Qualified Retirement with respect to his time-based LTI equity award granted on January 29, 2021.

(5)

The amounts included in this column represent the grant date fair values of the LTIP unit awards and 2021 MYLTIP awards determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 16 to our 2021 audited financial statements beginning on page 173 of our Annual Report on Form 10-K for the year ended December 31, 2021 included in the annual report that accompanied this proxy statement.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2021 pursuant to Item 402(f) of Regulation S-K.

	Option Awards(1)			Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Owen D. Thomas	54,282	$95.69	4/2/2023	99,068	$11,410,652	186,835	$21,519,655
Douglas T. Linde	41,092	$98.46	2/1/2023	66,768	$7,690,338	107,869	$12,424,351
Raymond A. Ritchey	—	—	—	4,066	$468,322	83,462	$9,613,153
Michael E. LaBelle	—	—	—	24,962	$2,875,123	40,288	$4,640,372
Bryan J. Koop	8,267	$98.46	2/1/2023	16,941	$1,951,264	30,901	$3,559,177

(1)

This table does not include LTIP unit and restricted common stock awards granted in January 2022 and 2022 MYLTIP awards granted in February 2022. Those grants are described above under “Compensation Discussion and Analysis.” Stock options have not been granted since 2013. All stock options were fully vested as of January 15, 2017.

(2)

The following table sets forth the number of unvested time-based LTIP units and/or shares of restricted common stock, and unvested LTIP units earned under the 2018 MYLTIP plan, held by each NEO as of December 31, 2021.

Award/Grant Date(a)	Mr. Thomas	Mr. Linde	Mr. Ritchey(d)	Mr. LaBelle	Mr. Koop(d)

Time-Based Awards (b)

2/2/2018	8,065	5,175	—	1,912	—

2/6/2018	—	—	—	488	—

2/1/2019	16,676	10,282	—	3,716	2,478

1/31/2020	21,307	14,793	—	5,088	3,584

1/29/2021	44,620	30,979	—	11,991	9,795

2018 MYLTIP Award(c)	8,400	5,539	4,066	1,767	1,084

(a)

The vesting of time-based LTI equity awards and performance-based LTI equity awards is subject to acceleration under certain circumstances and other exceptions discussed below under “– Potential Payments Upon Termination or Change in Control.”

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(b)

Time-based LTI equity awards are scheduled to vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15 in the year following the grant, based on continued employment through such date.

(c)

On February 5, 2021, the measurement period for the 2018 MYLTIP awards ended and the plan participants earned and therefore became eligible to vest in a portion of the 2018 MYLTIP awards. Fifty percent (50%) of these earned 2018 MYLTIP awards vested on February 5, 2021 and 50% vested on February 5, 2022.

(d)

As of December 31, 2021, all of Mr. Ritchey’s time-based LTI equity awards and all of Mr. Koop’s time-based LTI equity awards granted prior to January 1, 2019 were fully vested because each satisfied the conditions for retirement eligibility for these awards. These policies are described below under “– Potential Payments Upon Termination or Change in Control – Retirement Eligibility Provisions for LTI Equity Awards.”

(3)	The market value of these holdings is based on the closing price of BXP common stock as reported on the NYSE on December 31, 2021 of $115.18 per share.

(4)	The following table sets forth the number of unearned performance-based LTI equity awards held by each NEO as of December 31, 2021.

Award (a)	Mr. Thomas	Mr. Linde	Mr. Ritchey	Mr. LaBelle	Mr. Koop

2019 MYLTIP Award(b)	35,784	22,064	17,176	7,975	5,317

2020 MYLTIP Award(c)	36,813	20,912	15,679	7,193	5,066

2021 MYLTIP Award(d)	114,238	64,893	50,607	25,120	20,518

(a)	The vesting of performance-based LTI equity awards is subject to acceleration under certain circumstances discussed below under “– Potential Payments Upon Termination or Change in Control.”

(b)

On February 5, 2019, the NEOs received 2019 MYLTIP awards. In accordance with SEC rules, the number of 2019 MYLTIP awards reported in this table is based on achieving “target” performance. If our performance during the entire performance period had been the same as our performance from the beginning of the performance period through December 31, 2021, our NEOs would have earned an amount between threshold and target. The measurement period for assessing performance ended on February 4, 2022. The annualized TSR for the same period for the FTSE Russell Nareit Office Index (adjusted to include Vornado Realty) was 2.48% and for the Company was -0.65%. As a result, the final valuation for the awards was determined to be 69% of target, or an aggregate of approximately $6.8 million for the NEOs as a group. Fifty-percent (50%) of the number of earned 2019 MYLTIP awards vested on February 4, 2022 and the remaining 50% is scheduled to vest on February 4, 2023, based on continued employment through such date.

(c)

On February 4, 2020, the NEOs received 2020 MYLTIP awards. The measurement period for assessing performance ends on February 3, 2023. In accordance with SEC rules, the number of 2020 MYLTIP awards reported in this table is based on achieving “target” performance. If our performance during the entire performance period were the same as our performance from the beginning of the performance period through December 31, 2021, our NEOs would earn an amount between threshold and target. Fifty-percent (50%) of the number of earned 2020 MYLTIP awards, if any, is scheduled to vest on February 3, 2023 and 50% is scheduled to vest on February 3, 2024, based on continued employment through such date.

(d)

On February 2, 2021, the NEOs received 2021 MYLTIP awards. The measurement period for assessing performance ends on February 1, 2024. In accordance with SEC rules, the number of 2021 MYLTIP awards reported in this table represents the sum of the LTIP units that would be earned based on achieving (i) “maximum” performance with respect to the portion of the LTIP units eligible to be earned based on absolute TSR and (ii) “maximum” performance with respect to the portion of the LTIP units eligible to be earned based on relative TSR. If our absolute and relative TSR performance during the entire performance period are the same as our performance from the beginning of the performance period through December 31, 2021, our NEOs would earn (i) a number of LTIP units that is between target and maximum based on absolute TSR and (ii) a number of LTIP units equal to maximum based on TSR relative to the Custom Index. See “Compensation Discussion and Analysis – II. Executive Compensation Program & 2021 Results – LTI Equity Compensation – Performance-Based Equity Awards – Multi-Year Long-Term Incentive Program (MYLTIP) – 2021 MYLTIP.” Subject to the provisions on “Qualified Retirement” and the other terms of the award agreement, after the completion of the three-year performance period all earned awards shall be deemed “vested,“ but may not be converted, redeemed, sold or otherwise transferred for one additional year after the end of the performance measurement period. Therefore, 100% of earned awards, if any, shall vest as of February 1, 2024, based on continued employment through such date, but may not be monetized until February 1, 2025.

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2021 OPTION EXERCISES AND STOCK VESTED

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our NEOs in 2021 and the aggregate number of shares of common stock and LTIP units that vested in 2021.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)

Owen D. Thomas	—	$—	53,470	$5,006,824

Douglas T. Linde	34,476	$614,081	35,788	$3,349,906

Raymond A. Ritchey	—	$—	37,973	$3,477,538

Michael E. LaBelle	—	$—	13,798	$1,293,976

Bryan J. Koop	7,067	$118,302	5,940	$554,565

(1)

The Value Realized on Exercise is the product of (1) the fair market value of a share of BXP common stock on the date of exercise minus the exercise price, multiplied by (2) the number of shares of common stock underlying the exercised options.

(2)

The Value Realized on Vesting is the product of (1) the closing price on the NYSE of a share of BXP common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading date), multiplied by (2) the number of shares and LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions.

NONQUALIFIED DEFERRED COMPENSATION IN 2021

We provide our executives with the opportunity to defer up to 20% of their base salaries and cash bonuses. Deferrals are credited with earnings or losses based upon the executive’s selection of one or more of 29 measurement funds, which are all publicly traded mutual funds. Executives may change their selection of measurement funds on a daily basis.

The table below summarizes the annual rates of return for the year ended December 31, 2021 for the 29 measurement funds:

Name of Fund	2021 Rate of Return (%)

American Beacon Small Cap Value Fund Class Institutional	28.15

Artisan Mid Cap Fund Institutional Class	10.60

Dodge & Cox Income Fund	-0.91

Dodge & Cox International Stock Fund	11.03

Oakmark Equity and Income Fund Investor Class	21.55

PIMCO Low Duration Fund Institutional Class	-0.68

T. Rowe Price Dividend Growth Fund	26.04

T. Rowe Price Growth Stock Fund	20.03

T. Rowe Price Mid-Cap Value Fund	24.53

T. Rowe Price Retirement 2005 Fund	8.05

T. Rowe Price Retirement 2010 Fund	8.75

T. Rowe Price Retirement 2015 Fund	9.54

T. Rowe Price Retirement 2020 Fund	10.47

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Name of Fund	2021 Rate of Return (%)

T. Rowe Price Retirement 2025 Fund	11.88

T. Rowe Price Retirement 2030 Fund	13.55

T. Rowe Price Retirement 2035 Fund	15.08

T. Rowe Price Retirement 2040 Fund	16.35

T. Rowe Price Retirement 2045 Fund	17.20

T. Rowe Price Retirement 2050 Fund	17.35

T. Rowe Price Retirement 2055 Fund	17.29

T. Rowe Price Retirement 2060 Fund	17.41

T. Rowe Price Retirement 2065 Fund	18.18

T. Rowe Price Retirement Balanced Fund	8.38

Vanguard FTSE Social Index Fund Admiral	27.71

Vanguard Small-Cap Index Fund Admiral Shares	17.73

Vanguard Total Bond Market Index Fund Admiral Shares	-1.67

Vanguard Total International Stock Index Fund Admiral Shares	8.62

Vanguard Total Stock Market Index Fund Institutional Shares	25.73

Virtus Duff & Phelps Real Estate Securities Fund Class I	47.15

Account balances under the deferred compensation plan are generally paid (1) in a lump sum upon the executive’s termination of employment prior to attainment of retirement age (as defined in the plan to be age 55 with five years of service) or the executive’s death, or (2) in a lump sum upon the executive’s actual retirement or annual installments for a period of up to 15 years following such retirement (as previously selected by the executive at the time of deferral). Payment will generally start or be made by January 15 following the year of termination or retirement, or six months after the executive’s termination or retirement, whichever is later. Executives may also at the time of deferral elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred. The deferred compensation plan also permits an in-service withdrawal of the executive’s account balance attributable to pre-2005 deferrals, subject to a withdrawal penalty equal to 10% of the amount withdrawn.

The following table shows deferrals made by our NEOs under the deferred compensation plan during the year ended December 31, 2021, the earnings during the year, and the aggregate account balance of each NEO under the deferred compensation plan as of December 31, 2021.

Name	Executive Contributions in 2021 (1)(2)	Registrant Contributions in 2021	Aggregate Earnings in 2021	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2021(3)

Owen D. Thomas	$180,000	$—	$257,179	$—	$2,183,927

Douglas T. Linde	$—	$—	$—	$—	$—

Raymond A. Ritchey	$—	$—	$808,194	$—	$5,482,580

Michael E. LaBelle	$—	$—	$240,095	$—	$1,460,472

Bryan J. Koop	$155,250	$—	$221,051	$—	$2,691,296

(1)	These amounts do not include any contributions out of bonus payments that were made in February 2022 in recognition of performance in 2021.

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(2)

Of the amounts reported in the “Executive Contributions” column, (a) all of Mr. Thomas’ contributions and $61,500 of Mr. Koop’s contributions are also included in the Summary Compensation Table as salary for 2021 and (b) $93,750 of Mr. Koop’s contributions are also included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column as bonus for 2020 that was paid in 2021.

(3)

The following table details the amounts in the “Aggregate Balance” column that are reported in the “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table. In each case, the amounts disclosed in this table are the amounts originally contributed and do not reflect subsequent gains/losses after the date of contribution.

Name	Salary for 2021	Salary for 2020	Salary for 2019	Non-Equity Incentive Plan Compensation for 2020 (paid in 2021)	Bonus for 2019 (paid in 2020)

Mr. Thomas	$180,000	$186,923	$179,615	$—	$—

Mr. Linde	$—	$—	$—	$—	$—

Mr. Ritchey	$—	$—	$—	$—	$—

Mr. LaBelle	$—	$—	$—	$—	$—

Mr. Koop	$61,500	$63,866	$49,108	$93,750	$164,400

EMPLOYMENT AGREEMENTS

We have employment agreements with each of our NEOs. The material terms of these agreements are summarized below.

›  OWEN D. THOMAS’ EMPLOYMENT AGREEMENT

We originally hired Mr. Thomas to be our CEO effective April 2, 2013. The initial term of Mr. Thomas’ employment agreement was three years, with automatic one-year renewals commencing on the third and fourth anniversaries of the effective date unless prior written notice of termination was given. The term of Mr. Thomas’ original employment agreement expired on April 2, 2018 on which date we entered into a new employment agreement with him. The following is a summary of Mr. Thomas’ current employment agreement:

Term and Duties

•	April 2, 2018 through June 30, 2023. There is no automatic renewal provision.

•	As CEO, Mr. Thomas reports directly to the Board of Directors, and he must devote substantially all of his working time and efforts to the performance of his duties.

•	Our Board agreed to nominate Mr. Thomas for re-election to the Board of Directors for so long as he remains CEO, and Mr. Thomas has agreed to resign from the Board upon termination of employment.

•

Mr. Thomas may participate as an officer or director of, or advisor to, any organization that is not engaged in commercial real estate activities (e.g., Nareit) and also engage in religious, charitable or other community activities, provided that they do not materially restrict his ability to fulfill his obligations to us as an CEO. Mr. Thomas may also continue serving on the Board of Lehman Brothers Holdings Inc. and may engage in “Minority Interest Passive Investments,” which are defined as acquiring, holding and exercising the voting rights associated with an investment made through (1) a non-controlling, minority interest in an entity or (2) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management of the property or business to which the investment directly or indirectly relates and without any business or strategic consultation by Mr. Thomas.

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Compensation and Benefits

•

Annual base salary of $875,000, subject to annual review, and may be increased but not decreased in the discretion of the Compensation Committee. Mr. Thomas’ current base annual salary is $925,000 (see “Compensation Discussion and Analysis – II. Executive Compensation Program & 2021 Results – Cash Compensation” beginning on page 65).

•	Target annual bonus equal to 250% of his annual base salary in effect from time to time, with the actual amount to be determined in the discretion of the Compensation Committee.

•

LTI equity awards in amounts determined at the discretion of the Compensation Committee based on Company and individual performance and competitive peer group information. LTI equity awards may be provided in the form of stock options, restricted stock, restricted stock units and/or LTIP units and may be subject to time-based or performance-based vesting, or both, as determined in the discretion of the Compensation Committee.

•

Eligible to participate in all of our employee benefit plans and programs as in effect from time to time for our senior executive employees, including medical/dental insurance, life insurance, disability insurance and deferred compensation plans.

•	Mr. Thomas is entitled to the use of a Company-owned or leased automobile, a benefit he has declined every year since becoming CEO.

Severance Benefits and Retirement Eligibility

•

Mr. Thomas’ employment with us is at-will, but his employment agreement provides for certain payments and benefits to him upon his separation from the Company in certain circumstances (see “– Potential Payments upon Termination or Change in Control” below).

•

Mr. Thomas’ employment agreement provides for the acceleration of vesting of all equity awards granted after April 2, 2018 upon attainment of age 62 with 10 years of service (see “– Potential Payments upon Termination or Change in Control” below).

•

Mr. Thomas is not entitled to participate in any of the Company’s change in control severance plans or programs, and he is not entitled to receive any tax gross-up payments. In the event that any payment or benefit to be paid or provided to Mr. Thomas would be subject to the golden parachute excise tax under Section 280G of the Internal Revenue Code, the payments and benefits will be reduced to the extent necessary to avoid the imposition of the excise tax if doing so would result in a greater after-tax benefit to Mr. Thomas.

•

The expiration of Mr. Thomas’ agreement on June 30, 2023 will not constitute or result in a termination of employment by the Company without cause, and the severance provisions (other than retirement eligibility and related benefits) shall not apply.

Restrictive Covenants

•

While he is an officer and until the later of (1) one year after the termination of his employment for any reason or (2) the latest date of full vesting of any performance-based LTI equity award, Mr. Thomas is prohibited from:

›

engaging, participating or assisting, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property of a type which is the subject of a significant portion of the Company’s business (measured as at least 10% of the Company’s revenues on a trailing 12-month basis) at the time of termination of his employment;

›	intentionally interfering with the Company’s relationships with its tenants, suppliers, contractors, lenders or employees or with any governmental agency; or

›	competing for, soliciting or diverting the Company’s tenants or employees, either for himself or any other business, person or entity.

•

The non-competition covenant shall not apply if Mr. Thomas’ employment is terminated following a change in control (as defined in the Boston Properties, Inc. 2021 Stock Incentive Plan, as amended from time to time (the “2021 Plan”)).

•	Mr. Thomas is also subject to confidentiality requirements and post-termination litigation and regulatory cooperation obligations.

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›  SUMMARY OF EMPLOYMENT AGREEMENTS WITH MESSRS. LINDE, RITCHEY, LABELLE AND KOOP

We also have employment agreements with the other NEOs – i.e., Messrs. Linde, Ritchey, LaBelle and Koop – under which each has agreed to devote substantially all of his business time to our business and affairs. The initial term of each of these employment agreements was two years beginning November 29, 2002 (January 24, 2008 in the case of Mr. LaBelle), with automatic one-year renewals commencing on the second anniversary of the start of the initial term and each anniversary date thereafter unless written notice of termination is given at least 90 days prior to such date by either party. The base salary for each of these NEOs is reviewed annually by the Compensation Committee and may be increased but not decreased in its discretion. Each NEO is also eligible to receive a cash bonus and equity-based compensation to be determined at the discretion of the Compensation Committee.

Similar to Mr. Thomas’ employment agreement, the other NEOs’ employment agreements contain non-competition, non-interference and non-solicitation restrictions (which shall not apply if the NEO’s employment is terminated following a change in control (as defined in the Company’s Senior Executive Severance Plan discussed below)) and permit them to participate as an officer or director of, or advisor to, any charitable or other tax exempt organization only. The geographic scope of the noncompetition provision in each employment agreement is limited to our markets at the time of termination of the NEO’s employment. In consideration for the benefits and protections afforded by the employment agreements, each of these NEOs agreed to confidentiality, non-competition, non-interference and non-solicitation covenants and to provide post-termination litigation and regulatory cooperation. These NEOs’ employment with us is at-will, but their employment agreements also provide for certain payments and benefits to them upon separation from the Company in certain circumstances as described below under “– Potential Payments upon Termination or Change in Control.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each NEO has the right to receive severance and other benefits in the event of a termination of his employment under different circumstances pursuant to their employment agreements (discussed under “– Employment Agreements” above) and, except for Mr. Thomas, the Company’s Senior Executive Severance Plan. In addition, our LTI equity award agreements (including performance-based MYLTIP awards) provide for the vesting and forfeiture of LTI equity awards under different termination scenarios. The availability, nature and amount of severance and other benefits differ depending on whether the triggering event is:

•

a termination by the Company without “cause” (as defined in the applicable agreement or plan) or by the NEO with “good reason” (as defined in the applicable agreement or plan) prior to a change in control,

•	a termination by the Company without “cause” or by the NEO with “good reason” within 24 months following a change in control,

•	a change in control without termination,

•	a termination due to death or disability, or

•	a qualified retirement.

Upon a voluntary termination by the NEO, other than for “good reason” or a qualified retirement, or a termination by the Company with “cause,” the NEO is not entitled to any additional or special payments under any plan, agreement or arrangement, and any unvested LTI equity awards will be immediately forfeited.

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8›	COMPENSATION OF EXECUTIVE OFFICERS

›  EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL SEVERANCE PLAN

The following chart summarizes payments and benefits (1) our CEO is eligible to receive under his employment agreement and (2) the NEOs other than our CEO are eligible to receive under their respective employment agreements and our Senior Executive Severance Plan. NEOs other than our CEO participate in our Senior Executive Severance Plan, whereas the severance and benefits to which our CEO is entitled following a termination within twenty-four (24) months after a change in control are provided in his employment agreement.

Scenario	Component(1)

Termination by the Company without “Cause” or by the NEO for “Good Reason” without a Change in Control(2)	Bonus	• All NEOs: Target bonus prorated for the number of days employed in the year of termination
	Cash Severance	• Mr. Thomas: 2x the sum of his base salary plus the amount of cash bonus, if any, received or payable with respect to the preceding year (but not less than his target bonus)
• Other NEOs: 1x the sum of base salary plus amount of cash bonus, if any, received or payable with respect to the preceding year
	Time-Based LTI Equity Awards	• Mr. Thomas: Additional 24 months of vesting
• Other NEOs: Additional 12 months of vesting
	Health Benefits	• Participation by the NEO, his spouse and dependents, subject to payment of premiums at active employees’ rate
• Mr. Thomas: Up to 24 months • Other NEOs: Up to 12 months

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Scenario	Component(1)

Termination by the Company without “Cause” or by the NEO for “Good Reason” within 24 Months after a Change in Control	Bonus	• Mr. Thomas: Target bonus prorated for the number of days employed in the year of termination
• Other NEOs: Not applicable
Cash Severance

•  Mr. Thomas: Lump-sum payment equal to 3x the sum of (a) Mr. Thomas’ base salary plus (b) the amount of his average annual cash bonus with respect to the three calendar years preceding the change in control (or his target bonus, if greater)

•  Other NEOs: Lump-sum payment equal to 3x the sum of (a) the NEO’s base salary plus (b) the amount of his average annual cash bonus with respect to the three calendar years preceding the change in control

	Time-Based LTI Equity Awards	• Full vesting for all NEOs
	Health Benefits	• Participation by the NEO, his spouse and dependents for up to 36 months, subject to payment of premiums at active employees’ rate
	Other Benefits	• Financial counseling, tax preparation assistance and outplacement counseling for up to 36 months
Tax Gross-Up Payment

•  Mr. Thomas is not entitled to receive any tax gross-up payments. In the event that any payment or benefit would be subject to the golden parachute excise tax under Section 280G of Internal Revenue Code, the payments and benefits will be reduced to the extent necessary to avoid the imposition of such excise tax if the reduction would result in a greater after-tax benefit to Mr. Thomas.

•  Other NEOs are entitled to receive a tax gross-up payment in the event they become subject to the golden parachute excise tax (as discussed above under “Compensation Discussion and Analysis – IV. Other Compensation Policies – Gross-Up for Excess Parachute Payments” on page 87).

Termination due to Death or Disability	Bonus	• Lump-sum equal to the NEO’s target bonus prorated for number of days employed in the year of termination
	Time-Based LTI Equity Awards	• Full vesting for all NEOs
	Health Benefits	• Participation by the NEO, his spouse and dependents for up to 18 months, subject to payment of premiums at active employees’ rate

(1)

Performance-based LTI equity awards are governed by the relevant award agreements. The treatment of these awards under certain termination scenarios, including a change in control, is described under “– Performance-Based LTI Equity Awards” and “– Retirement Eligibility Provisions for LTI Equity Awards” below.

(2)	Receipt of these payments and benefits (other than the prorated target bonus) is subject to the NEO’s execution of a general release of claims against us.

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8›	COMPENSATION OF EXECUTIVE OFFICERS

›  DOUBLE-TRIGGER ACCELERATION OF VESTING OF EQUITY AWARDS UPON A CHANGE OF CONTROL

Time-based LTI equity award agreements include “double-trigger” vesting provisions, meaning that, if there is a “change in control” (as defined in the 2021 Plan) and the awards are not otherwise cancelled in connection with the change in control transaction, then they only become fully vested if, within 24 months after the change in control, the NEO’s employment is terminated by the Company or its successor without “cause” or the NEO resigns for “good reason.”

›  PERFORMANCE-BASED LTI EQUITY AWARDS

The treatment of performance-based LTI equity awards (e.g., MYLTIP awards) upon certain terminations of employment or a change in control is governed by the award agreements. The following chart summarizes the treatment of these awards under each scenario assuming it occurs prior to the end of the applicable three-year performance period.

Scenario	Treatment of Award

Termination by the Company without “Cause” or by the NEO for “Good Reason” without a Change in Control

•  The number of LTIP units the NEO will earn, if any, will be determined at the end of the applicable three-year performance period based on our performance and will then be prorated based on the portion of the three-year performance period during which the NEO was employed by us.

•  Any earned LTIP Units will not be subject to forfeiture but the NEO will not be permitted to transfer the LTIP units until they otherwise would have vested under the terms of the awards.

Termination due to Death or Disability

•  The number of LTIP units the NEO will earn, if any, will be determined at the end of the applicable three-year performance period based on our performance.

•  Any earned LTIP units will not be prorated based on service time and will be fully vested.

Change in Control Without Termination

•  The number of LTIP units the NEO will earn, if any, will be determined as of the date of the change in control based on our performance through such date.

•  Any earned LTIP units will not be prorated based on service time and will be fully vested.

In the case of each of the foregoing scenarios following the end of the applicable three-year performance period, any LTIP units that had been earned prior to the date of such termination or change in control will become fully vested, but, in the case of a termination by the Company without “cause” or by the NEO for “good reason” without a change in control, the NEO will not be permitted to transfer the LTIP units until they otherwise would have the right to transfer the LTIP units under the terms of the awards.

›  RETIREMENT ELIGIBILITY PROVISIONS FOR LTI EQUITY AWARDS

Retirement Provisions

Mr. Thomas. Pursuant to Mr. Thomas’ employment agreement, all LTI equity award agreements after April 2, 2018 shall provide that if Mr. Thomas is employed by us when he attains age 62 and has completed at least ten (10) years of employment with us, then his time-based LTI equity awards and performance-based LTI equity awards that are earned will vest in full (without any proration of the award based on service time).

The full number of LTIP units Mr. Thomas earns (if any) under any performance-based LTI equity awards for which the performance period has not ended will be determined in the same manner and at the same time as otherwise would

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have been the case if he had remained employed through the full performance period for the applicable award, including, without limitation, with respect to performance hurdles and lapse of restrictions on transfer, without any proration of the award due to service time, and with all service-based vesting requirements deemed satisfied, so long as he agrees to be bound by the post-employment non-competition, non-interference and non-solicitation covenants (which are otherwise applicable until the later of (1) one (1) year following termination and (2) the latest date of full vesting of any performance-based LTI equity award).

NEOs other than Mr. Thomas. The agreements governing time-based LTI equity awards and performance-based LTI equity awards granted to NEOs other than Mr. Thomas provide that the time-based LTI equity awards and performance-based LTI equity awards that are earned will fully vest when the employee retires after the date on which the sum of the employee’s years of service plus age (which must be at least 58) equals or exceeds 70 (the so-called “Rule of 70”) (“Qualified Retirement”); provided that the NEO satisfies the other conditions of a “Qualified Retirement,” which require the employee to:

•	give prior written notice to the Company of his retirement (for NEOs, six (6) months’ notice is required),

•	enter into a separation agreement with the Company and

•	remain employed by the Company until the retirement date specified in such notice, unless employment is terminated by the Company without “cause” or by the employee for “good reason.”

If an NEO retires after satisfying the conditions for a Qualified Retirement, the number of LTIP units the NEO earns (if any) under performance-based LTI equity awards will be determined in the same manner and at the same time as otherwise would have been the case if he had remained employed through the entire performance period for the applicable award, including with respect to performance hurdles and lapse of restrictions on transfer, without any proration of the award due to service time. Any earned, unvested LTIP units will no longer be subject to forfeiture but the NEO will not be permitted to transfer the LTIP units until they otherwise would have the right to transfer the LTIP units under the terms of the awards.

Pre-2019 Policy

Time-based LTI equity awards granted prior to 2019 provide that when an employee attains age 65, or attains age 62 and completes 20 years of service with us, the employee becomes fully vested in all time-based LTI equity awards (the “Pre-2019 Policy”). In addition, time-based LTI awards made to employees who, on or prior to January 31, 2019, attained age 65 or attained age 62 with 20 years of service are “grandfathered” under the Pre-2019 Policy such that subsequent time-based LTI awards will continue to be fully vested on the date of grant.

NEOs Eligible for Retirement as of December 31, 2021

Based on their respective ages and tenure as of December 31, 2021:

•

Each of Messrs. Linde, Ritchey and Koop is eligible for a Qualified Retirement (i.e., they satisfied the Rule of 70) with respect to all time-based and performance based LTI equity awards granted in 2019 and thereafter.

•

Mr. Ritchey satisfied the Pre-2019 Policy and is grandfathered under such policy with respect to his time-based LTI equity awards. Therefore, all of Mr. Ritchey’s time-based equity awards were fully vested as of December 31, 2021 and subsequent awards will continue to vest on the grant date.

•

Mr. Koop attained age 62 with 20 years of service on August 18, 2020, and as a result, all of Mr. Koop’s unvested time-based equity awards that were granted prior to January 1, 2019 fully vested on that date.

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8›	COMPENSATION OF EXECUTIVE OFFICERS

›  ESTIMATED PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables show the potential payments and benefits to which our NEO, would have been entitled assuming each scenario occurred on December 31, 2021.

Scenario	Payments and Benefits Upon Termination	Owen D. Thomas	Douglas T. Linde	Raymond A. Ritchey	Michael E. LaBelle	Bryan J. Koop
Involuntary Not for Cause or Good Reason Termination	Bonus	$2,350,000	$1,900,000	$1,650,000	$1,250,000	$1,250,000
	Severance	$6,500,000	$1,700,000	$1,843,850	$1,447,500	$1,035,000
	Unvested Equity Awards(1)(2)	$8,022,863	$3,286,085	$468,322	$1,234,499	$687,164
	2019 MYLTIP Awards(1)(3)	$2,074,763	$1,279,222	$995,904	$462,384	$308,293
	2020 MYLTIP Awards(1)(3)	$1,239,743	$704,210	$527,993	$242,253	$170,580
	2021 MYLTIP Awards(1)(3)	$3,492,982	$1,984,216	$1,547,393	$768,060	$627,352
	Benefits Continuation	$48,570	$24,285	$22,078	$24,285	$22,078
	Total	$23,728,921	$10,878,018	$7,055,540	$5,428,981	$4,100,467
Involuntary Not for Cause or Good Reason Termination Following Change in Control(4)	Bonus	$2,350,000	$—	$—	$—	$—
	Severance	$9,750,000	$7,475,000	$7,223,850	$5,212,500	$4,775,000
	Unvested Equity Awards(1)(2)	$11,410,652	$7,690,338	$468,322	$2,875,123	$1,951,264
	2019 MYLTIP Awards(1)(3)	$2,143,269	$1,321,460	$1,028,788	$477,651	$318,473
	2020 MYLTIP Awards(1)(3)	$1,950,458	$1,107,916	$830,678	$381,131	$268,369
	2021 MYLTIP Awards(1)(3)	$11,587,094	$6,582,145	$5,133,090	$2,547,858	$2,081,095
	Benefits Continuation	$72,856	$75,286	$68,663	$75,286	$68,663
	Other Benefits(5)	$150,000	$150,000	$150,000	$150,000	$150,000
	Excise Tax Gross-Up(6)	$—	$7,828,545	$6,338,379	$4,010,242	$3,656,217
	Total	$39,414,329	$32,230,690	$21,241,770	$15,729,791	$13,269,081
Change in Control Without Termination	2019 MYLTIP Awards(1)(3)	$2,143,269	$1,321,460	$1,028,788	$477,651	$318,473
	2020 MYLTIP Awards(1)(3)	$1,950,458	$1,107,916	$830,678	$381,131	$268,369
	2021 MYLTIP Awards(1)(3)	$11,587,094	$6,582,145	$5,133,090	$2,547,858	$2,081,095
	Total	$15,680,821	$9,011,521	$6,992,556	$3,406,640	$2,667,937

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Scenario	Payments and Benefits Upon Termination	Owen D. Thomas	Douglas T. Linde	Raymond A. Ritchey	Michael E. LaBelle	Bryan J. Koop
Death or Disability	Bonus	$2,350,000	$1,900,000	$1,650,000	$1,250,000	$1,250,000
	Unvested Equity Awards(1)(2)	$11,410,652	$7,690,338	$468,322	$2,875,123	$1,951,264
	2019 MYLTIP Awards(1)(3)	$2,143,269	$1,321,460	$1,028,788	$477,651	$318,473
	2020 MYLTIP Awards(1)(3)	$1,950,458	$1,107,916	$830,678	$381,131	$268,369
	2021 MYLTIP Awards(1)(3)	$11,587,094	$6,582,145	$5,133,090	$2,547,858	$2,081,095
	Benefits Continuation	$36,428	$36,428	$33,116	$36,428	$33,116
	Total	$29,477,901	$18,638,287	$9,143,994	$7,568,191	$5,902,317
Qualified Retirement	Unvested Equity Awards(1)(2)	$—	$7,094,282	$468,322	$—	$1,951,264
	2019 MYLTIP Awards(1)(3)	$—	$1,321,460	$1,028,788	$—	$318,473
	2020 MYLTIP Awards(1)(3)	$—	$1,107,916	$830,678	$—	$268,369
	2021 MYLTIP Awards(1)(3)	$—	$6,582,145	$5,133,090	$—	$2,081,095
	Total	$—	$16,105,803	$7,460,878	$—	$4,619,201

(1)

Restricted common stock, LTIP units and LTIP units that would have been earned pursuant to 2019 MYLTIP awards, 2020 MYLTIP awards and 2021 MYLTIP awards are valued based on the closing price of the Company’s common stock on the NYSE on December 31, 2021, which was $115.18 per share.

(2)

Includes the following unvested shares of restricted common stock and LTIP units (including outstanding performance-based LTI equity awards for which the three-year performance period has ended and that have been earned (i.e., 2018 MYLTIP awards)) that would have vested upon the occurrence of each triggering event:

•

Involuntary not for cause termination or a good reason termination prior to a change in control: Mr. Thomas – 69,655 LTIP units; Mr. Linde – 28,530 LTIP units; Mr. Ritchey – 4,066 LTIP units; Mr. LaBelle – an aggregate of 10,718 LTIP units and shares of restricted common stock; and Mr. Koop – 5,966 LTIP units.

•

Involuntary not for cause termination or a good reason termination within 24 months following a change in control and death or disability: Mr. Thomas – 99,068 LTIP units; Mr. Linde – 66,768 LTIP units; Mr. Ritchey – 4,066 LTIP units; Mr. LaBelle – an aggregate of 24,962 LTIP units and shares of restricted common stock; and Mr. Koop – 16,941 LTIP units.

•	Qualified Retirement: Mr. Linde – 61,593 LTIP units; Mr. Ritchey – 4,066 LTIP units and Mr. Koop – 16,941 LTIP units.

(3)

As of December 31, 2021, the three-year performance periods had not ended for the 2019 MYLTIP awards, 2020 MYLTIP awards or 2021 MYLTIP awards. The values set forth above relating to the number of LTIP units that would have been earned in the event of a Qualified Retirement, involuntary not for cause termination/good reason termination, death or disability assume our performance for the three-year performance periods under the 2019 MYLTIP awards, 2020 MYLTIP awards and 2021 MYLTIP awards is the same as our performance from the first day of the respective performance period through December 31, 2021 with proration, as applicable, but are not discounted to reflect the fact that such LTIP units would not be earned until a later date and would be subject to continuing transfer restrictions in the case of Qualified Retirement and involuntary termination prior to a change in control. The value of the 2021 MYLTIP awards also includes a “catch-up” cash payment on the 2021 MYLTIP awards that are ultimately earned in an amount equal to the regular and special distributions declared from the first day of the performance period through December 31, 2021 on an equal number of shares BXP common stock, less the distributions actually paid to holders of 2021 MYLTIP awards on all of the awarded 2021 MYLTIP awards.

(4)	Assumes termination occurs simultaneously with a change in control.

(5)

Includes outplacement services valued at 15% of the sum of current base salary plus bonus with respect to the immediately preceding year up to a maximum of $75,000 paid in a lump sum, and financial counseling and tax preparation services valued at $25,000 per year for 36 months.

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(6)

Under his employment agreement, Mr. Thomas is not entitled to receive tax gross-up payments in the event he becomes subject to the golden parachute excise tax. Instead, if any payment or benefit to be paid or provided to Mr. Thomas would be subject to the golden parachute excise tax, the payments and benefits will be reduced to the extent necessary to avoid the imposition of such tax if doing so would result in a greater after-tax benefit to Mr. Thomas. The amounts set forth in the table above have not been adjusted to reflect any such reduction that might apply.

The above discussion and the amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	accrued salary and vacation pay;

•

distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see “– Nonqualified Deferred Compensation in 2021” for the plan balances of each NEO under the non-qualified deferred compensation plan); and

•	life insurance proceeds in the event of death.

PAY RATIO DISCLOSURE

As required by SEC regulations, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Thomas, our CEO:

For 2021, our last completed fiscal year:

•	the median of the annual total compensation of all employees of the Company (other than our CEO) was $123,647; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table on page 93, was $12,894,537.

Based on this information, for 2021, the ratio of the annual total compensation of Mr. Thomas to the median of the annual total compensation of all other employees was 104 to 1.

The median employee that was used for purposes of calculating the ratio of the annual total compensation of our CEO to the median of the total compensation of all employees is the same employee that was identified for purposes of our 2021 disclosure. There has been no change in our employee population or employee compensation arrangement since that median employee was identified that we believe would significantly impact our pay ratio disclosure. We identified the median employee by totaling (1) cash compensation (i.e., wages, overtime and bonus) as reflected on our payroll records for 2020 and (2) the value of LTI equity awards that were granted in 2020 and subject to time-based vesting, for all individuals, excluding our CEO, who we employed on December 31, 2020 (whether on a full-time, part-time, temporary or seasonal basis). In addition, we annualized the wages of full-time employees who were hired during 2020 but did not work for us the entire fiscal year. We did not make any other assumptions, adjustments, or estimates with respect to total cash compensation or LTI compensation.

We calculated annual total compensation for 2021 for the median employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.

| 2022 Proxy Statement 109

8›	COMPENSATION OF EXECUTIVE OFFICERS

As of December 31, 2021, we employed 734 full-time and 9 part-time employees, all of whom are located in the United States. The average tenure of our employee population was 10.0 years. The average tenure of our officers and non-officers was 18.8 years and 8.5 years, respectively. Our employees are organized into the following functions:

Function	Number of Employees

Accounting	85

Accounting Operations	17

Administrative	17

Construction	42

Development	26

Executive Management	11

Finance & Capital Markets	29

Human Resources	11

Function	Number of Employees

Information Systems	34

Internal Audit	4

Leasing	28

Legal	37

Marketing	24

Property Management	375

Risk Management	3

SEC regulations permit registrants to use reasonable estimates and prescribed alternative methodologies. As a result, our calculation of the CEO pay ratio may differ from the calculations used by other companies and may not be comparable.

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9›	PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 2:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s NEOs, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as a “Say-on-Pay” proposal or resolution.

At our 2017 annual meeting of stockholders, our stockholders voted on a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our NEOs. More than 85% of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s NEOs every year, which was consistent with the recommendation of our Board of Directors. Our Board of Directors considered the voting results with respect to the frequency proposal and other factors, and the Board of Directors currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s NEOs every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our NEOs, which will occur at the 2023 annual meeting of stockholders.

Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2022 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory, and therefore not binding on BXP, our Board of Directors or the Compensation Committee. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider the results of the vote when considering future compensation decisions for our NEOs.

VOTE REQUIRED

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this proposal. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation paid to the Company’s NEOs as disclosed in this proxy statement. Properly authorized proxies solicited by the Board of Directors will be voted “FOR” this proposal unless instructions to the contrary are given.

| 2022 Proxy Statement 111

10›	PROPOSAL 3: APPROVAL OF THE BOSTON PROPERTIES, INC. NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

PROPOSAL 3:

APPROVAL OF THE BOSTON PROPERTIES, INC. NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

PROPOSAL

Our Compensation Committee and Board of Directors last reviewed our non-employee director compensation in 2019, or three years ago. In early 2022, our Board of Directors approved amendments to the Director Compensation Plan, which sets forth the cash and equity compensation that is to be paid to our non-employee directors in a specific, formulaic manner. Although we are not legally required to seek or receive stockholder approval for the Director Compensation Plan, we are submitting the plan to stockholders for approval. If approved by the stockholders, the Director Compensation Plan shall become effective retroactively to January 1, 2022.

The Director Compensation Plan implements recommendations that our Compensation Committee made to the full Board following a comprehensive review of the structure, form and amounts of our existing compensation for non-employee directors. For the 2022 review, our Compensation Committee engaged FW Cook to help ensure that our non-employee director compensation remains competitive and is generally consistent with “best practices.” Our Compensation Committee also sought recommendations from FW Cook regarding compensation for the role of Lead Independent Director.

The Director Compensation Plan does not reserve any additional shares of BXP common stock for issuance; all equity grants made under the Director Compensation Plan must be made pursuant to the 2021 Plan or another separately approved equity plan.

Our Board of Directors believes that the structure, form and amounts included in the amended Director Compensation Plan for our non-employee directors, are fair and in the best interests of our stockholders. Nevertheless, because of the interests that our non-employee directors have in the establishment of the compensation they receive for their service as our directors, our Board of Directors also determined that it is advisable to submit the amended Director Compensation Plan to stockholders for their approval. Our Board unanimously recommends that stockholders vote FOR the Director Compensation Plan.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” the approval of the Boston
Properties, Inc. Non-Employee Director Compensation Plan. Properly authorized proxies solicited by the Board of Directors will be voted “FOR” this proposal unless instructions to the contrary are given.

BACKGROUND

Our non-employee director compensation is intended to attract, retain and appropriately compensate highly qualified individuals to serve on our Board of Directors. Historically, our Compensation Committee and Board of Directors have not reviewed our non-employee director compensation on an annual basis – instead choosing to review the compensation every two or three years – and the current compensation program has remained unchanged since 2019.

| 2022 Proxy Statement 112

10›	PROPOSAL 3: APPROVAL OF THE BOSTON PROPERTIES, INC. NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Because of this practice and the fact that our Compensation Committee targets compensation levels that are competitive with the median of the Benchmarking Peer Group, the total compensation payable to our non-employee directors tends to fall below the median in years following our most recent review until the program is benchmarked again. This is consistent with FW Cook’s findings.

In determining the amount and type of non-employee director compensation that we pay, our Compensation Committee received a comparative benchmarking analysis of non-employee director compensation for the same Benchmarking Peer Group used by our Compensation Committee when benchmarking executive compensation, and it received and evaluated advice from FW Cook that was developed on the basis of a targeted competitive approach and FW Cook’s expertise in recent trends and developments in non-employee director compensation generally. In connection with this analysis and evaluation (1) FW Cook advised that the compensation currently paid to our non-employee directors, on an individual basis and on an aggregate basis, is below the median of our Benchmarking Peer Group, and the additional compensation currently paid to our non-executive Chairman is below the 25th percentile for similarly-situated board chairs based on role and responsibilities; (2) our Compensation Committee sought to target compensation levels that would be competitive with the median of our Benchmarking Peer Group and the recommendations made by FW Cook were consistent with that goal; and (3) with respect to additional compensation payable to the Lead Independent Director, FW Cook advised our Compensation Committee that the compensation provided in the Director Compensation Plan aligns with the median of our Benchmarking Peer Group for similarly-situated lead independent directors based on role and responsibilities.

As a result of this review, the Compensation Committee recommended, and our Board of Directors approved,

•	an increase of $25,000 to the annual cash retainer payable to the Chairman of the Board, if one is selected, from $100,000 to $125,000,

•	the establishment of an annual cash retainer for the Lead Independent Director, if one is selected, in the amount of $50,000, and

•

an increase of $15,000 in the value of the annual equity retainer that each non-employee director is entitled to receive, from $150,000 to $165,000. All other terms and conditions of the annual equity retainer, including the vesting schedule, will remain unchanged. FW Cook did not recommend, and the Compensation Committee did not make, any other changes to the plan.

Our Board of Directors believes the Director Compensation Plan provides appropriate compensation that is competitive with the median of our Benchmarking Peer Group and aligns the interests of our non-employee directors and our stockholders in the future success of the Company. Accordingly, our Board unanimously recommends that our stockholders vote to approve the Director Compensation Plan.

SUMMARY OF THE DIRECTOR COMPENSATION PLAN

The following description of the Director Compensation Plan is a summary only and is qualified in its entirety by reference to the full text of the Director Compensation Plan that is attached hereto as Appendix B.

›  Compensation Payable under the Director Compensation Plan

The Director Compensation Plan provides that each non-employee director shall be entitled to the compensation described below while serving as a director. Our directors who are also employees are not entitled to receive compensation under the Director Compensation Plan. We currently have nine non-employee directors.

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10›	PROPOSAL 3: APPROVAL OF THE BOSTON PROPERTIES, INC. NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

›  Cash Compensation

Role	Annual Cash Retainer(1)	Committee Chair Retainer(1)(2)	Committee Member Retainer(1)

All Non-Employee Directors for Board Services	$85,000

Chairman of the Board(2)	$125,000

Lead Independent Director(2)	$50,000

Audit Committee		$20,000	$15,000

Other Standing Committees(3)		$15,000	$10,000

(1)	The sum of all cash retainers are payable in quarterly installments in arrears, subject to proration for periods of service less than a full quarter in length.

(2)

The retainer payable to the Chairman, if one is selected, and the Lead Independent Director, if one is selected, is in addition to all other retainers to which the Chairman or Lead Independent Director may be entitled, and the retainer payable to each committee chair is in addition to the retainer payable to all members of the committee.

(3)	The term “Other Standing Committees” includes the Compensation and NCG Committees.

Under the Director Compensation Plan, non-employee directors will not receive meeting attendance fees for any meeting of our Board of Directors or a committee thereof that he or she attends.

›  Equity Compensation

Each continuing non-employee director is entitled to receive, on the fifth business day after each annual meeting of stockholders, a number of shares of restricted common stock or, if elected by such director, LTIP units (or a combination of both) valued at $165,000. These grants will vest on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders, in each case subject to potential acceleration as set forth in the 2021 Plan or the applicable award agreement.

In addition, any new non-employee director that is appointed to our Board of Directors other than at an annual meeting of stockholders is entitled to receive, on the fifth business day after the appointment, a number of shares of restricted common stock or, if elected by such director, LTIP units (or a combination of both) valued at $165,000 (prorated based on the number of months from the date the director is first appointed to our Board of Directors to the first anniversary of the Company’s most recently held annual meeting of stockholders). These grants will vest on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders, in each case subject to potential acceleration as set forth in the 2021 Plan or the applicable award agreement.

Annual and initial grants of restricted common stock or, if elected by the director, LTIP units (or a combination of both) under the Director Compensation Plan are determined by a formula. The actual number of shares of restricted common stock or LTIP units that we grant is determined by dividing (1) the fixed value of the grant by (2) the closing market price of our common stock on the NYSE on the grant date. The closing price of our common stock on the NYSE on April 1, 2022 was $130.24.

›  Deferral of Compensation

Each non-employee director may elect to defer all cash retainers payable to him or her in accordance with the 2021 Plan and our Directors’ Deferred Compensation Program. For a description of the current terms of this deferral program, see “Compensation of Directors” beginning on page 54 of this proxy statement.

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10›	PROPOSAL 3: APPROVAL OF THE BOSTON PROPERTIES, INC. NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

›  Amendments and Termination

Our Board of Directors reserves the right to amend or terminate the Director Compensation Plan at any time in its sole discretion.

›  Non-Exclusivity

The Director Compensation Plan is not intended to be exclusive and will not prevent our Board of Directors from adopting other or additional compensation arrangements with respect to any non-employee director(s). However, our Board of Directors has not adopted any other compensation arrangements for its non-employee directors.

›  Plan Administration

The Director Compensation Plan is administered by the Compensation Committee.

NEW PLAN BENEFITS

No cash or equity compensation has yet been issued under the amended Director Compensation Plan. For a discussion regarding current director compensation and director compensation for 2021, see “Compensation of Directors” beginning on page 54 of this proxy statement.

The following table discloses the cash and equity that would have been paid to our non-employee directors as a group during 2021 if the amended Director Compensation Plan had been in place at that time. Only non-employee directors are eligible to participate in the Director Compensation Plan.

›  Non-Employee Director Compensation Plan

Name and Position	Dollar Value ($)(1)	Number of Units

Non-Employee Director Group (9 directors)	2,560,000	—	(1)

(1)

The “Dollar Value ($)” column includes equity awards valued at $165,000 per non-employee director, totaling $1,485,000 in the aggregate. The number of shares of common stock or LTIP Units issued would have been determined based on the closing price of the common stock on the NYSE on the fifth business day after our annual meeting of stockholders. The “Dollar Value ($)” column also includes the amount of cash compensation that would have been deferred in accordance with elections made by our non-employee directors pursuant to the 2021 Plan and our Directors’ Deferred Compensation Program.

VOTE REQUIRED

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of the Director Compensation Plan. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Our Board of Directors has approved the compensation for our non-employee directors set forth above, subject to stockholder approval of the Director Compensation Plan. If approved by our stockholders, the Director Compensation Plan will be effective retroactively to January 1, 2022 . In the event that the Director Compensation Plan is not approved by stockholders, our existing non-employee director compensation will remain in effect. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, if the Director Compensation Plan is not approved, then the Board will consider the results of the vote and views expressed by our stockholders in determining future compensation for our non-employee directors.

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10›	PROPOSAL 3: APPROVAL OF THE BOSTON PROPERTIES, INC. NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes Boston Properties, Inc.’s equity compensation plans as of December 31, 2021.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)

Equity compensation plans approved by security holders(1)	3,847,139	(2)	$97.01	(2)	5,355,702	(3)

Equity compensation plans not approved by security holders(4)	N/A		N/A		68,305

Total	3,847,139		$97.01		5,424,007

(1)	Includes information related to the Boston Properties, Inc. 1997 Stock Option and Incentive Plan, the Boston Properties, Inc. 2012 Stock Option and Incentive Plan and the 2021 Plan.

(2)

Includes (a) 103,641 shares of common stock issuable upon the exercise of outstanding options (all of which are vested and exercisable), (b) 1,485,376 LTIP units (1,001,475 of which are vested) that, upon the satisfaction of certain conditions, are convertible into common units, which may be presented to BPLP for redemption and acquired by BXP for shares of its common stock, (c) 1,399,834 common units issued upon conversion of LTIP units, which may be presented to BPLP for redemption and acquired by BXP for shares of its common stock, (d) 219,916 2019 MYLTIP awards that, upon the satisfaction of certain conditions, are convertible into common units, which may be presented to BPLP for redemption and acquired by BXP for shares of its common stock, (e) 203,278 2020 MYLTIP awards that, upon the satisfaction of certain conditions, are convertible into common units, which may be presented to BPLP for redemption and acquired by BXP for shares of its common stock, (f) 352,021 2021 MYLTIP awards that, upon the satisfaction of certain conditions, are convertible into common units, which may be presented to BPLP for redemption and acquired by BXP for shares of its common stock and (g) 83,073 deferred stock units which were granted pursuant to elections by certain of BXP’s non-employee directors to defer all cash compensation to be paid to such directors and to receive their deferred cash compensation in shares of BXP’s common stock upon their retirement from its Board of Directors.

Does not include 75,949 shares of restricted stock, as they have been reflected in BXP’s total shares outstanding. Because there is no exercise price associated with LTIP units, common units, 2019 MYLTIP awards, 2020 MYLTIP awards, 2021 MYLTIP awards or deferred stock units, such shares are not included in the weighed-average exercise price calculation.

(3)	Represents awards available for issuance under the 2021 Plan.

(4)

Includes information related to the 1999 Non-Qualified Employee Stock Purchase Plan (ESPP). The ESPP was adopted by the Board of Directors of BXP on October 29, 1998. The ESPP has not been approved by BXP’s stockholders. The ESPP is available to all our employees that are employed on the first day of the purchase period. Under the ESPP, each eligible employee may purchase shares of our common stock at semi-annual intervals each year at a purchase price equal to 85% of the average closing prices of BXP common stock on the NYSE during the last ten business days of the purchase period. Each eligible employee may contribute no more than $25,000 per year to purchase our common stock under the ESPP.

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11›	PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 4:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. The Audit Committee has selected and appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2022. PricewaterhouseCoopers LLP has audited our consolidated financial statements continuously since our initial public offering in June 1997. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the PricewaterhouseCoopers LLP’s lead engagement partner, the Audit Committee and its Chair were directly involved in the selection of PricewaterhouseCoopers LLP’s lead engagement partner. The members of the Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of BXP and its stockholders.

Although ratification by stockholders is not required by law or by our By-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of BXP and its stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider that fact, together with such other factors it deems relevant, in determining its next selection of independent auditors.

We expect that a representative of PricewaterhouseCoopers LLP will attend the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022. Properly authorized proxies solicited by the Board of Directors will be voted “FOR” this proposal unless instructions to the contrary are given.

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11›	PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP (“PwC”). Aggregate fees for professional services rendered by PwC for the years ended December 31, 2021 and 2020 were as follows:

	2021	2020
Audit Fees
Recurring audit, quarterly reviews and accounting assistance for new accounting standards and potential transactions	$2,519,781	$2,733,710
Comfort letters, consents and assistance with documents filed with the SEC and securities offerings	200,000	189,000
Subtotal	2,719,781	2,922,710
Audit-Related Fees
Audits required by lenders, joint ventures, tenants and other attestation reports	386,648	416,648
Tax Fees
Recurring tax compliance and REIT and other compliance matters	474,511	524,332	(1)
Tax planning and research	53,445	62,025
State and local tax examinations	4,360	8,937
Subtotal	532,316	595,294
All Other Fees
Software licensing fee	4,206	2,756
Total	$3,642,951	$3,937,408

(1)	Includes an annual subscription fee for tax allocation software of $50,000 for 2019 but billed in 2020.

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by PwC, our independent registered public accounting firm. The policy requires that all services provided by PwC to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, relates to a particular category or group of services and is subject to a particular budgeted maximum. In other cases, specific pre-approval is required. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

The Audit Committee approved all audit and non-audit services provided to us by PwC during the 2021 and 2020 fiscal years, and none of the services described above were approved pursuant to Rule 2-01(c)(7)(i)(c) of Regulation S-X, which relates to circumstances where the Audit Committee pre-approval requirement is waived.

VOTE REQUIRED

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the appointment of PwC. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

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11›	PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT

The members of the Audit Committee of the Board of Directors of Boston Properties, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2021 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Boston Properties, Inc. for the fiscal year ended December 31, 2021.

2.

The Audit Committee has discussed with representatives of PwC the matters required to be discussed with the Audit Committee by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

3.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by our Board of Directors. A copy of the Audit Committee Charter is available in the Investors section of our website at https://investors.bxp.com/ under the heading “Governance.”

Submitted by the Audit Committee:

David A. Twardock, Chair

Bruce W. Duncan

Mary E. Kipp

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12›	OTHER MATTERS

OTHER MATTERS

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions must be reviewed and approved by a majority of the independent directors of our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enters into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is promptly reviewed, approved and ratified by a majority of the independent directors of our Board of Directors. If any related person transaction is not approved or ratified by a majority of the independent directors of our Board, then to the extent permitted under applicable law, management shall use all reasonable efforts to amend, cancel or rescind the transaction. In addition, any related person transaction previously approved by a majority of the independent directors of our Board or otherwise already existing that is ongoing in nature shall be reviewed by a majority of the independent directors of our Board annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by such independent directors, if any, and remains appropriate. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner of more than 5% of a class of the Company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed to be immaterial (or would be deemed immaterial if such related person was a director) for purposes of determining director independence pursuant to the Company’s categorical standards of director independence. Please refer to the categorical standards under “Proposal 1: Election of Directors – Director Independence” beginning on page 23.

We lease 2,717 square feet of office space to a start-up company of which Mr. Klein, our Chairman, is the Chief Executive Officer. The start-up company made aggregate payments to the Company of approximately $44,000 during the year ended 2021 and the total amount due to the Company under the lease in 2022 is approximately $220,000.

In January 2018, Mr. Ritchey’s brother became an employee of a real estate firm with which the Company has entered into a contract for services. Since January 1, 2021, the Company has paid this real estate firm approximately $2,231,758. Given current and anticipated leasing activity, the Company expects to pay equivalent or increased leasing commissions to this real estate firm in 2022. Mr. Ritchey is the Senior Executive Vice President of BXP. The Company believes the terms of the related agreements are comparable to similar arrangements with other brokers in relevant markets.

We are partners with affiliates of Norges Bank Investment Management in joint ventures that own Times Square Tower, 601 Lexington Avenue, 100 Federal Street and Atlantic Wharf Office. Based on a Schedule 13G/A filed with the SEC on February 1, 2021, Norges Bank (The Central Bank of Norway), an affiliate of Norges Bank Investment Management, is the beneficial owner of more than 5% of our common stock.

We lease office space at our Santa Monica Business Park property to an entity that was acquired by an affiliate of BlackRock, Inc. in August 2018. Based on a Schedule 13G/A filed with the SEC on January 27, 2022, BlackRock is the beneficial owner of more than 5% of our common stock. Since January 1, 2021, BlackRock paid the Company approximately $1,002,058 in lease payments.

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12›	OTHER MATTERS

STOCKHOLDER NOMINATIONS FOR DIRECTOR AND PROPOSALS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

›  STOCKHOLDER PROPOSALS SUBMITTED FOR INCLUSION IN OUR PROXY STATEMENT

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in BXP’s proxy statement and form of proxy for its 2023 annual meeting of stockholders must be received by BXP on or before December 7, 2022 in order to be considered for inclusion in our proxy statement and form of proxy. The proposals must also comply with the requirements as to form and substance established by the SEC if they are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn.: Secretary.

›  PROXY ACCESS DIRECTOR NOMINATIONS FOR INCLUSION IN OUR PROXY STATEMENT

In order for an eligible stockholder or group of stockholders to nominate a director candidate for election at Boston Properties’ 2023 annual meeting pursuant to the proxy access provision of our By-laws, notice of such nomination and other required information must be received by BXP on or before December 7, 2022, unless our 2023 annual meeting of stockholders is scheduled to take place before April 19, 2023 or after July 18, 2023. Our By-laws state that such notice and other required information must be received by BXP not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the anniversary of the date of the immediately preceding annual meeting, or the annual meeting anniversary date, or more than 60 days after the annual meeting anniversary date, or if no annual meeting was held in the preceding year, the deadline for the receipt of such notice and other required information shall be the close of business on the later of (1) the 180th day prior to the scheduled date of such annual meeting or (2) the 15th day following the day on which public announcement of the date of such annual meeting is first made.

In addition, our By-laws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates. Notices and other required information must be received by our Secretary at our principal executive office, which is currently Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

›  OTHER PROPOSALS OR NOMINATIONS

Stockholder proposals and nominations of directors to be presented at BXP’s 2023 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in BXP’s proxy statement and form of proxy for our 2023 annual meeting or submitted pursuant to the proxy access provision of our By-laws, must be received in writing at our principal executive office not earlier than January 19, 2023, nor later than March 5, 2023, unless our 2023 annual meeting of stockholders is scheduled to take place before April 19, 2023 or after July 18, 2023. Our By-laws state that the stockholder must provide timely written notice of such proposal or a nomination and supporting documentation as well as be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by BXP at its principal executive office not less than 75 days nor more than 120 days prior to the annual meeting anniversary date; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the annual meeting anniversary date or more than 60 days after the annual meeting anniversary date, a stockholder’s notice shall be timely if received by BXP at its principal executive office not later than the close of business on the later of (1) the 75th day prior to the scheduled date of such annual meeting or (2) the 15th day following the day on which public announcement of the date of such annual meeting is first made by BXP. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this

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authority. In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2023. Any such proposals must be received by our Secretary at our principal executive office, which is currently Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

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13›	INFORMATION ABOUT THE ANNUAL MEETING

INFORMATION ABOUT THE ANNUAL MEETING

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by SEC rules, to save money and help conserve natural resources, we are making this proxy statement and our 2021 Annual Report, including a copy of our annual report on Form 10-K and financial statements for the year ended December 31, 2021, available to our stockholders electronically via the Internet instead of mailing them. On or about April 6, 2022, we began mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online, as well as instructions on how to vote. Also on or about April 6, 2022, we began mailing printed copies of these proxy materials to stockholders that have requested printed copies. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Our 2021 annual report is not part of the proxy solicitation material.

PURPOSE OF THE ANNUAL MEETING

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of annual meeting, including the election of directors, an advisory resolution on NEO compensation, the approval of the Boston Properties, Inc. Non-Employee Director Compensation Plan and the ratification of the appointment of our independent registered public accounting firm.

PRESENTATION OF OTHER MATTERS AT THE ANNUAL MEETING

We are not currently aware of any other matters to be presented at the 2022 annual meeting other than those described in this proxy statement. If any other matters not described in this proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

STOCKHOLDERS ENTITLED TO VOTE

If you were a stockholder of record as of the close of business on March 23, 2022, you are entitled to receive notice of the annual meeting and to vote the shares of BXP common stock held as of the close of business on the record date. Each stockholder is entitled to one vote for each share of common stock you held as of the close of business on the record date. Holders of common units, LTIP units and deferred stock units are not entitled to vote those securities on any of the matters presented at the 2022 annual meeting.

ATTENDING THE ANNUAL MEETING

All stockholders of record of shares of BXP common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you hold your shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker or other nominee), then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of

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13›	INFORMATION ABOUT THE ANNUAL MEETING

the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. You may obtain directions to the annual meeting on our website at https://investors.bxp.com/proxy-materials.

We intend to follow applicable local health protocols relating to the COVID-19 pandemic as such protocols exist on the meeting date (e.g., mask wearing and social distancing). You should not attend the meeting if you feel sick, have been recently exposed to COVID-19 or are awaiting COVID-19 test results.

QUORUM FOR THE ANNUAL MEETING

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 156,707,176 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

HOW TO VOTE

›  VOTING IN PERSON AT ANNUAL MEETING

If you are a stockholder of record and attend the annual meeting you may vote your shares of BXP common stock in person at the meeting. If you hold your shares of BXP common stock in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the bank, broker or other nominee that holds your shares to attend, participate in and vote at the annual meeting.

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13›	INFORMATION ABOUT THE ANNUAL MEETING

›  VOTING SHARES REGISTERED DIRECTLY IN THE NAME OF THE STOCKHOLDER OR HELD IN SHAREWORKS

If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is printed on the Notice and also on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 18, 2022. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded.

If you vote via the Internet, you do not need to return your proxy card.

Vote by Telephone. If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 18, 2022. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice.

If you vote by telephone, you do not need to return your proxy card.

Vote by Mail. If you received printed materials, and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

›  VOTING BY PROXY FOR SHARES REGISTERED IN STREET NAME

If your shares of common stock are held in street name, then you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

REVOKING PROXY INSTRUCTIONS

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103;

•	submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or

•	attending the annual meeting and voting by ballot at the annual meeting.

If you are a stockholder of record as of the record date attending the annual meeting, you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.

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13›	INFORMATION ABOUT THE ANNUAL MEETING

ACCESSING PROXY MATERIALS ELECTRONICALLY

This proxy statement and our 2021 annual report are available at https://investors.bxp.com/proxy-materials. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, we encourage you to elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing the proxy materials or Notices of Internet Availability of Proxy Materials to you and help conserve natural resources. You may sign up for electronic delivery by visiting https://investors.bxp.com/proxy-materials.

HOUSEHOLDING

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our 2021 annual report or proxy statement, please send your request to Investor Relations, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103; call us with your request at (617) 236-3822; or visit our website at http://www.bxp.com.

EXPENSES OF SOLICITATION

We will bear the cost of solicitation of proxies. In an effort to have as many votes cast at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, electronic communication or mail by one or more of our employees. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals who are beneficial owners of shares of our common stock. In addition, we retained MacKenzie Partners, Inc., a proxy solicitation firm, to act as proxy solicitor on our behalf. We agreed to pay Mackenzie Partners a fee of $7,500 plus reimbursement of its reasonable out-of-pocket expenses.

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APPENDIX A

DISCLOSURES RELATING TO NON-GAAP FINANCIAL MEASURES

Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to Funds From Operations (FFO) attributable to Boston Properties, Inc. common shareholder

	For the year ended December 31,
	2021	2020
	(unaudited and in thousands, except per share amounts)

Net income attributable to Boston Properties, Inc. common shareholders	$496,223	$862,227

Add:

Preferred stock redemption charge	6,412	—

Preferred dividends	2,560	10,500

Noncontrolling interest—common units of the Operating Partnership	55,931	97,704

Noncontrolling interests in property partnerships	70,806	48,260

Net income	631,932	1,018,691

Add:

Depreciation and amortization	717,336	683,751

Noncontrolling interests in property partnerships’ share of depreciation and amortization	(67,825)	(71,850)

BXP’s share of depreciation and amortization from unconsolidated joint ventures	71,966	80,925

Corporate-related depreciation and amortization	(1,753)	(1,840)

Impairment loss on investment in unconsolidated joint venture(1)	—	60,524

Less:

Gain on sale of real estate included within (loss) income from unconsolidated joint ventures(2)	10,257	5,958

Gains on sales of real estate	123,660	618,982

Noncontrolling interests in property partnerships	70,806	48,260

Preferred dividends	2,560	10,500

Preferred stock redemption charge	6,412	—

Funds from Operations (FFO) attributable to the Operating Partnership common unitholders (including Boston Properties, Inc.)	1,137,961	1,086,501

Less:

Noncontrolling interest—common units of the Operating Partnership’s share of funds from operations	111,975	108,310

Funds from Operations attributable to Boston Properties, Inc. common shareholders	1,025,986	978,191

Boston Properties, Inc.’s percentage share of Funds from Operations—basic	90.16%	90.03%

Weighted average shares outstanding—basic	156,116	155,432

FFO per share basic	$6.57	$6.29

Weighted average shares outstanding - diluted	156,376	155,517

FFO per share diluted(3)	$6.56	$6.29

| 2022 Proxy Statement A-1

(1)

The impairment loss on investment in unconsolidated joint venture consists of an other-than-temporary decline in the fair value below the carrying value of our investment in the Dock 72 unconsolidated joint venture for the year ended December 31, 2020.

(2)

Consists of the portion of income from unconsolidated joint ventures related to the gain on sale of real estate associated with the sale of our ownership interest in the joint venture that owned Annapolis Junction Buildings Six and Seven for the year ended December 31, 2021 and Annapolis Junction Building Eight and two land parcels for the year ended December 31, 2020.

(3)

For the year ended December 31, 2021, includes a loss on extinguishment of debt of $0.25 per share resulting from the early redemption in October 2021 of $1.0 billion of 3.85% unsecured senior notes that were scheduled to mature in February 2023, and $0.05 per share from acquisitions and dispositions. Excluding these transactions, diluted FFO per share for 2021 would be $6.76.

| 2022 Proxy Statement A-2

Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to BXP’s Share of Same Property Net Operating Income (NOI) (excluding termination income)

	For the year ended December 31,
	2021	2020
	(unaudited and in thousands)

Net income attributable to Boston Properties, Inc. common shareholders	$496,223	$862,227

Add:

Preferred stock redemption charge	6,412	—

Preferred dividends	2,560	10,500

Noncontrolling interest—common units of the Operating Partnership	55,931	97,704

Noncontrolling interests in property partnerships	70,806	48,260

Interest expense	423,346	431,717

Losses from early extinguishment of debt	45,182	—

Loss from unconsolidated joint ventures	2,570	85,110

Depreciation and amortization expense	717,336	683,751

Transaction costs	5,036	1,531

Payroll and related costs from management services contracts	12,487	11,626

General and administrative expense	151,573	133,112
Less:

Gains from investments in securities	5,626	5,261

Interest and other income	5,704	5,953

Gains on sales of real estate	123,660	618,982

Direct reimbursements of payroll and related costs from management services contracts	12,487	11,626

Development and management services revenue	27,697	29,641

Net Operating (NOI)	1,814,288	1,694,075
Less:

Termination income	11,482	8,973

NOI from non Same Properties (excluding termination income)	55,499	48,423

Same Property NOI	1,747,307	1,636,679

Less:

Partners’ share of NOI from consolidated joint ventures (excluding termination income and after income allocations to private REIT shareholders)(1)	186,307	161,677

BXP’s share of NOI from non Same Properties from unconsolidated joint ventures (excluding termination income)	26,100	13,193

Add:

Partners’ share of NOI from non Same Properties from consolidated joint ventures (excluding termination income and after income allocations to private REIT shareholders)	5,436	(1,160)

BXP’s share of NOI from unconsolidated joint ventures (excluding termination income)(2)	106,975	94,168

BXP’s Share of Same Property NOI (excluding termination income)	1,647,311	1,554,817

(1)	See “Consolidated Joint Ventures” in this Appendix for additional details.
(2)	See “Unconsolidated Joint Ventures” in this Appendix for additional details.

| 2022 Proxy Statement A-3

Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to BXP’s Share of Same Property Net Operating Income (NOI) – Cash (excluding termination income)

	For the year ended December 31,
	2021	2020
	(unaudited and in thousands)

Net income attributable to Boston Properties, Inc. common shareholders	$496,223	$862,227

Add:

Preferred stock redemption charge	6,412	—

Preferred dividends	2,560	10,500

Noncontrolling interest—common units of the Operating Partnership	55,931	97,704

Noncontrolling interests in property partnerships	70,806	48,260

Interest expense	423,346	431,717

Losses from early extinguishment of debt	45,182	—

Loss from unconsolidated joint ventures	2,570	85,110

Depreciation and amortization expense	717,336	683,751

Transaction costs	5,036	1,531

Payroll and related costs from management services contracts	12,487	11,626

General and administrative expense	151,573	133,112

Less:

Gains from investments in securities	5,626	5,261

Interest and other income	5,704	5,953

Gains on sales of real estate	123,660	618,982

Direct reimbursements of payroll and related costs from management services contracts	12,487	11,626

Development and management services revenue	27,697	29,641

Net Operating (NOI)	1,814,288	1,694,075

Less:

Straight-line rent	106,291	108,355

Fair value lease revenue	4,204	5,102

Termination income	11,482	8,973

Add:

Straight-line ground rent expense adjustment(1)	2,760	3,208

Lease transaction costs that qualify as rent inducements	10,506	9,314

NOI—cash (excluding termination income)	1,705,577	1,584,167

Less:

NOI—cash from non Same Properties (excluding termination income)	63,292	45,541

Same Property NOI—cash (excluding termination income)	1,642,285	1,538,626

| 2022 Proxy Statement A-4

	For the year ended December 31,
	2021	2020
	(unaudited and in thousands)

Less:

Partners’ share of NOI—cash from consolidated joint ventures (excluding termination income and after income allocations to private REIT shareholders)(2)	$184,357	$145,856

BXP’s share of NOI—cash from non Same Properties from unconsolidated joint ventures (excluding termination income)	27,436	16,046

Add:

Partners’ share of NOI—cash from non Same Properties from consolidated joint ventures (excluding termination income and after income allocations to private REIT shareholders)	11,778	(136)

BXP’s share of NOI—cash from unconsolidated joint ventures (excluding termination income)(3)	98,870	91,431

BXP’s Share of Same Property NOI—cash (excluding termination income)	1,541,140	1,468,019

(1)

In light of the front-ended, uneven rental payments required by the Company’s 99-year ground and air rights lease for the 100 Clarendon Street garage and Back Bay Transit Station in Boston, MA, and to make period-to-period comparisons more meaningful to investors, the adjustment does not include the straight-line impact of approximately $156 and $559 for the year ended December 31, 2021 and 2020, respectively. As of December 31, 2021, the Company has remaining lease payments aggregating approximately $25.4 million, all of which it expects to incur by the end of 2023 with no payments thereafter. Under GAAP, the Company is recognizing expense of $(348) per year on a straight-line basis over the term of the lease. However, unlike more traditional ground and air rights leases, the timing and amounts of the rental payments by the Company correlate to the uneven timing and funding by the Company of capital expenditures related to improvements at Back Bay Transit Station. As a result, the amounts excluded from the adjustment each quarter through 2023 may vary significantly. Excludes $(23.0) million of prepaid ground rent expense in connection with the ground lease at Sumner Square located in Washington, DC.

(2)	See “Consolidated Joint Ventures” in this Appendix for additional details.
(3)	See “Unconsolidated Joint Ventures” in this Appendix for additional details.

| 2022 Proxy Statement A-5

Consolidated Joint Ventures

for the year ended December 31, 2021

(unaudited and dollars in thousands)

		Norges Joint Ventures
		Times Square Tower

	767 Fifth Avenue (The GM Building)	601 Lexington Avenue / One Five Nine East 53rd Street 100 Federal Street Atlantic Wharf Office	Total Consolidated Joint Ventures

Revenue

Lease(1)	$290,894	$393,385	$684,279

Write-offs associated with accounts receivable, net	—	3	3

Straight-line rent	9,887	2,327	12,214

Write-offs associated with straight-line rent, net	—	(217)	(217)

Fair value lease revenue	(1,405)	352	(1,053)

Termination income	(5)	—	(5)

Total lease revenue	299,371	395,850	695,221

Parking and other	—	4,255	4,255

Insurance proceeds	—	5,250 (2)	5,250

Total rental revenue	299,371	405,355	704,726

Expenses

Operating	112,543	139,091	251,634

Restoration expenses related to insurance claim	—	5,335 (2)	5,335

Total expenses	112,543	144,426	256,969

Net Operating Income (NOI)	186,828	260,929	447,757

Other income (expense)

Development and management services revenue	—	9	9

Interest and other income	1	216	217

Loss from early extinguishment of debt	—	(104)	(104)

Interest expense	(84,712)	(29,951)	(114,663)

Depreciation and amortization expense	(63,589)	(89,903)	(153,492)

General and administrative expense	(230)	(394)	(624)

Total other income (expense)	(148,530)	(120,127)	(268,657)

Net income	$38,298	$140,802	$179,100

BXP’s nominal ownership percentage	60.00%	55.00%

Partners’ share of NOI (after income allocation to private REIT shareholders)(3)	$72,213	$114,091	$186,304

| 2022 Proxy Statement A-6

		Norges Joint Ventures
		Times Square Tower

	767 Fifth Avenue (The GM Building)	601 Lexington Avenue / One Five Nine East 53rd Street 100 Federal Street Atlantic Wharf Office	Total Consolidated Joint Ventures

BXP’s share of NOI (after income allocation to private REIT shareholders)	$114,615	$146,838	$261,453

Unearned portion of capitalized fees(4)	$1,122	$3,597	$4,719

Reconciliation of Partners’ share of Net Operating Income (NOI)(3)

Rental revenue	$119,749	$182,410	$302,159

Less: Termination income	(2)	(1)	(3)

Rental revenue (excluding termination income)	119,751	182,411	302,162

Less:

Operating expenses (including partners’ share of management and other fees)	47,536	68,361	115,897

Income allocation to private REIT shareholders	—	(42)	(42)

NOI (excluding termination income and after income allocation to private REIT shareholders)	$72,215	$114,092	$186,307

Rental revenue (excluding termination income)	$119,751	$182,411	$302,162

Less:

Straight-line rent	3,955	948	4,903

Fair value lease revenue	(562)	157	(405)

Add:

Lease transaction costs that qualify as rent inducements	(118)	2,666	2,548

Subtotal	116,240	183,972	300,212

Less:

Operating expenses (including partners’ share of management and other fees)	47,536	68,361	115,897

Income allocation to private REIT shareholders	—	(42)	(42)

NOI - cash (excluding termination income and after income allocation to private REIT shareholders)	$68,704	$115,653	$184,357

(1)	Lease revenue includes recoveries from tenants and service income from tenants.
(2)	Amounts relate to damage at one of the Company’s properties in New York City due to a water main break.
(3)	Amounts represent the partners’ share based on their respective ownership percentage.
(4)	Capitalized fees are eliminated in consolidation and recognized over the life of the asset as depreciation and amortization are added back to the Company’s net income.

| 2022 Proxy Statement A-7

Consolidated Joint Ventures

for the year ended December 31, 2020

(unaudited and dollars in thousands)

		Norges Joint Ventures
		Times Square Tower

		601 Lexington Avenue / One Five Nine East 53rd Street
	767 Fifth Avenue (The GM Building)	100 Federal Street Atlantic Wharf Office	Total Consolidated Joint Ventures

Revenue

Lease(1)	$250,939	$363,728	$614,667

Write-offs associated with accounts receivable, net	(1,652)	(8,330)	(9,982)

Straight-line rent	47,831	18,988	66,819

Write-offs associated with straight-line rent, net	(1,357)	(21,938)	(23,295)

Fair value lease revenue	(1,013)	436	(577)

Termination income	1,845	1,049	2,894

Total lease revenue	296,593	353,933	650,526

Parking and other	2	4,092	4,094

Total rental revenue	296,595	358,025	654,620

Expenses

Operating	120,426	139,088	259,514

Net Operating Income (NOI)	176,169	218,937	395,106

Other income (expense)

Development and management services revenue	—	2	2

Interest and other income	404	883	1,287

Loss from early extinguishment of debt	—	—	—

Interest expense	(85,138)	(19,848)	(104,986)

Depreciation and amortization expense	(69,429)	(90,946)	(160,375)

Other	(45)	(258)	(303)

Total other income (expense)	(154,208)	(110,167)	(264,375)

Net income	$21,961	$108,770	$130,731

BXP’s nominal ownership percentage	60.00%	55.00%

Partners’ share of NOI (after income allocation to private REIT shareholders)(2)	$67,787	$95,100	$162,887

BXP’s share of NOI (after income allocation to private REIT shareholders)	$108,382	$123,837	$232,219

| 2022 Proxy Statement A-8

		Norges Joint Ventures
		Times Square Tower

		601 Lexington Avenue / One Five Nine East 53rd Street
	767 Fifth Avenue (The GM Building)	100 Federal Street Atlantic Wharf Office	Total Consolidated Joint Ventures

Unearned portion of capitalized fees(3)	$294	$1,537	$1,831

Reconciliation of Partners’ share of Net Operating Income (NOI)(2)

Rental revenue	$118,639	$161,111	$279,750

Less: Termination income	738	472	1,210

Rental revenue (excluding termination income)	117,901	160,639	278,540

Less:

Operating expenses (including partners’ share of management and other fees)	50,852	66,053	116,905

Income allocation to private REIT shareholders	—	(42)	(42)

NOI (excluding termination income and after income allocation to private REIT shareholders)	$67,049	$94,628	$161,677

Rental revenue (excluding termination income)	$117,901	$160,639	$278,540

Less:

Straight-line rent	18,589	(1,327)	17,262

Fair value lease revenue	(406)	196	(210)

Add:

Lease transaction costs that qualify as rent inducements	294	937	1,231

Subtotal	100,012	162,707	262,719

Less:

Operating expenses (including partners’ share of management and other fees)	50,852	66,053	116,905

Income allocation to private REIT shareholders	—	(42)	(42)

NOI - cash (excluding termination income and after income allocation to private REIT shareholders)	$49,160	$96,696	$145,856

(1)	Lease revenue includes recoveries from tenants and service income from tenants.
(2)	Amounts represent the partners’ share based on their respective ownership percentage.
(3)	Capitalized fees are eliminated in consolidation and recognized over the life of the asset as depreciation and amortization are added back to the Company’s net income.

| 2022 Proxy Statement A-9

Unconsolidated Joint Ventures

for the year ended December 31, 2021

(unaudited and dollars in thousands)

	Boston	Los Angeles	New York	San Francisco	Seattle	Washington, DC	Total Unconsolidated Joint Ventures
Revenue

Lease(1)	$54,721	$123,020	$11,598	$45,920	$8,988	$101,167	$345,414

Write-offs associated with accounts receivable, net	—	(13)	233	—	—	—	220

Straight-line rent	969	10,918	467	1,252	797	2,852	17,255

Write-offs associated with straight-line rent	—	(81)	—	—	—	(186)	(267)

Fair value lease revenue	—	1,307	—	168	1,526	—	3,001

Termination income	1,600	(41)	—	—	—	—	1,559

Total lease revenue	57,290	135,110	12,298	47,340	11,311	103,833	367,182

Parking and other	75	9,848	—	4	365	4,639	14,931

Total rental revenue	57,365	144,958	12,298	47,344	11,676	108,472	382,113
Expenses

Operating	24,268	49,795	14,309 (2)	18,518	4,257	46,433	157,580

Net operating income/(loss)	33,097	95,163	(2,011)	28,826	7,419	62,039	224,533
Other income/(expense)

Development and management services revenue	—	—	1,260	245	—	3	1,508

Interest and other income	—	20	—	8	—	—	28

Interest expense	(11,958)	(47,760)	(8,869)	(6)	(2,105)	(38,186)	(108,884)

Transaction costs	—	—	(463)	—	—	(7)	(470)

Depreciation and amortization expense	(22,235)	(50,855)	(10,738)	(22,584)	(6,783)	(33,926)	(147,121)

General and administrative expense	(43)	(459)	(75)	(4)	(2)	(335)	(918)

Total other income/(expense)	(34,236)	(99,054)	(18,885)	(22,341)	(8,890)	(72,451)	(255,857)

Net income/(loss)	$(1,139)	$(3,891)	$(20,896)	$6,485	$(1,471)	$(10,412)	$(31,324)

| 2022 Proxy Statement A-10

	Boston	Los Angeles		New York	San Francisco		Seattle	Washington, DC		Total Unconsolidated Joint Ventures

Reconciliation of BXP’s share of Net Operating Income/(Loss)

BXP’s share of rental revenue	$28,685	$77,957	(3)	$6,148	$23,861	(4)	$3,931	$41,131	(5)	$181,713

BXP’s share of operating expenses	12,134	26,315		6,812	9,710		1,433	17,554	(5)	73,958

BXP’s share of net operating income/(loss)	16,551	51,642	(3)	(664)	14,151	(4)	2,498	23,577	(5)	107,755

Less:

BXP’s share of termination income	801	(21)		—	—		—	—		780

BXP’s share of net operating income/(loss) (excluding termination income)	15,750	51,663		(664)	14,151		2,498	23,577	(5)	106,975

Less:

BXP’s share of straight-line rent	485	6,419	(3)	350	685	(4)	268	801	(5)	9,008

BXP’s share of fair value lease revenue	—	1,956	(3)	—	(829	)(4)	514	—		1,641

Add:

BXP’s share of straight-line ground rent expense adjustment	—	—		821	—		—	—		821

BXP’s share of lease transaction costs that qualify as rent inducements	—	565		1,222	—		22	(86	)(5)	1,723

BXP’s share of net operating income/(loss) - cash (excluding termination income)	$15,265	$43,853	(3)	$1,029	$14,295	(4)	$1,738	$22,690	(5)	$98,870

(1)	Lease revenue includes recoveries from tenants and service income from tenants.
(2)	Includes approximately $1,643 of straight-line ground rent expense.
(3)	The Company’s purchase price allocation under ASC 805 for Colorado Center differs from the historical basis of the venture resulting in the majority of the basis differential for this region.
(4)	The Company’s purchase price allocation under ASC 805 for Gateway Commons differs from the historical basis of the venture resulting in the majority of the basis differential for this region.
(5)	Reflects the allocation percentages pursuant to the achievement of specified investment return thresholds as provided for in the joint venture agreement of 901 New York Avenue.

| 2022 Proxy Statement A-11

Unconsolidated Joint Ventures

for the year ended December 31, 2020

(unaudited and dollars in thousands)

	Boston	Los Angeles	New York	San Francisco	Washington, DC	Total Unconsolidated Joint Ventures
Revenue

Lease(1)	$32,359	$136,162	$2,608	$44,946	$90,896	$306,971

Write-offs associated with accounts receivable, net	(1,440)	(352)	—	(628)	(596)	(3,016)

Straight-line rent	7,253	6,411	12,990	1,338	10,583	38,575

Write-offs associated with straight-line rent	(1,789)	(4,056)	(15,190)	96	(27,740)	(48,679)

Fair value lease revenue	—	3,642	—	261	—	3,903

Termination income	—	870	—	—	—	870

Total lease revenue	36,383	142,677	408	46,013	73,143	298,624

Parking and other	156	12,948	264	8	5,244	18,620

Total rental revenue	36,539	155,625	672	46,021	78,387	317,244
Expenses

Operating	16,988	51,982	9,690 (2)	17,351	47,423	143,434

Net operating income/(loss)	19,551	103,643	(9,018)	28,670	30,964	173,810
Other income/(expense)

Development and management services revenue	—	—	313	16	125	454

Interest and other income	1,278	202	135	7	241	1,863

Interest expense	(10,869)	(48,014)	(4,925)	2	(34,246)	(98,052)

Transaction costs	—	—	(340)	—	(687)	(1,027)

Depreciation and amortization expense	(18,225)	(57,514)	(6,025)	(27,366)	(32,723)	(141,853)

General and administrative expense	(90)	(520)	(10)	(148)	(145)	(913)

Gain on sale of real estate	—	—	215	—	11,522	11,737

Total other income/(expense)	(27,906)	(105,846)	(10,637)	(27,489)	(55,913)	(227,791)

Net income/(loss)	$(8,355)	$(2,203)	$(19,655)	$1,181	$(24,949)	$(53,981)

Reconciliation of BXP’s share of Net Operating Income/(Loss)

BXP’s share of rental revenue	$18,270	$85,324 (3)	$332	$24,479 (4)	$35,011 (5)	$163,416

BXP’s share of operating expenses	8,494	27,428	4,846	9,549	18,160 (5)	68,477

BXP’s share of net operating income/(loss)	9,776	57,896 (3)	(4,514)	14,930 (4)	16,851 (5)	94,939

| 2022 Proxy Statement A-12

	Boston	Los Angeles		New York	San Francisco		Washington, DC		Total Unconsolidated Joint Ventures

Reconciliation of BXP’s share of Net Operating Income/(Loss)

Less:

BXP’s share of termination income	$—	$771		$—	$—		$—		$771

BXP’s share of net operating income/(loss) (excluding termination income)	9,776	57,125		(4,514)	14,930		16,851	(5)	94,168

Less:
BXP’s share of straight-line rent	2,731	3,163	(3)	(1,099)	815	(4)	(2,683	)(5)	2,927
BXP’s share of fair value lease revenue	—	3,743	(3)	—	(741	)(4)	—		3,002

Add:

BXP’s share of straight-line ground rent expense adjustment	—	—		398	—		—		398

BXP’s share of lease transaction costs that qualify as rent inducements	261	646		1,233	—		654	(5)	2,794

BXP’s share of net operating income/(loss) - cash (excluding termination income)	$7,306	$50,865	(3)	$(1,784)	$14,856	(4)	$20,188	(5)	$91,431

(1)	Lease revenue includes recoveries from tenants and service income from tenants.
(2)	Includes approximately $785 of straight-line ground rent expense.
(3)	The Company’s purchase price allocation under ASC 805 for Colorado Center differs from the historical basis of the venture resulting in the majority of the basis differential for this region.
(4)	The Company’s purchase price allocation under ASC 805 for Gateway Commons differs from the historical basis of the venture resulting in the majority of the basis differential for this region.
(5)	Reflects the allocation percentages pursuant to the achievement of specified investment return thresholds as provided for in the joint venture agreement of 901 New York Avenue.

| 2022 Proxy Statement A-13

APPENDIX B

BOSTON PROPERTIES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

SECTION 1.     PURPOSE OF THE DIRECTOR PLAN

This Non-Employee Director Compensation Plan (the “Director Plan”) is intended to establish the cash compensation and equity grants payable to members of the board of directors of Boston Properties, Inc. (the “Company”), as constituted from time to time (the “Board”), who are not employees of the Company or any subsidiary of the Company (“Non-Employee Directors”). All equity grants made under the Director Plan shall be made pursuant to the Boston Properties, Inc. 2021 Stock Incentive Plan (as amended from time to time, the “2021 Plan”) or any other equity plan of the Company designated by the Board pursuant to which the grants provided for herein may be made (the “Incentive Plan”). Except as otherwise noted herein, the cash compensation and equity grants described in the Director Plan shall be paid or be made, as applicable, to each Non-Employee Director automatically and without any further action by the Board. All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the 2021 Plan.

SECTION 2.    ADMINISTRATION OF THE DIRECTOR PLAN

The Director Plan shall be administered by the Compensation Committee of the Board (the “Committee”). All decisions and interpretations of the Committee shall be made in the Committee’s sole and absolute discretion and shall be final and binding on all persons, including the Company and Non-Employee Directors.

SECTION 3.    BOARD AND COMMITTEE SERVICE FEES

a.

Board Service. Each Non-Employee Director shall receive an annual cash retainer of $85,000 for serving on the Board. Non-Employee Directors shall not receive meeting attendance fees for any meeting of the Board or a committee thereof that he or she attends.

b.

Chairman of the Board/Lead Independent Director. A Non-Employee Director serving as Chairman of the Board shall receive an annual cash retainer of $125,000 for such service. A Non-Employee Director serving as Lead Independent Director shall receive an annual cash retainer of $50,000 for such service.

c.

Compensation Committee. Each Non-Employee Director who serves on the Committee shall receive an annual cash retainer of $10,000 for such service. In addition, the Non-Employee Director serving as the chair of the Committee shall receive an additional annual cash retainer of $15,000 for service as chair.

d.

Audit Committee. Each Non-Employee Director who serves on the Audit Committee shall receive an annual cash retainer of $15,000 for such service. In addition, the Non-Employee Director serving as the chair of the Audit Committee shall receive an additional annual cash retainer of $20,000 for service as chair.

e.

Nominating and Corporate Governance Committee. Each Non-Employee Director who serves on the Nominating and Corporate Governance (“NCG”) Committee shall receive an annual cash retainer of $10,000 for such service. In addition, the Non-Employee Director serving as the chair of the NCG Committee shall receive an additional annual cash retainer of $15,000 for service as chair.

f.

Other Standing Committees. Each Non-Employee Director who serves on any other standing committee of the Board that may be established from time to time by the Board shall receive an annual cash retainer of $10,000 for such service. In addition, the Non-Employee Director serving as the chair of such standing committee, if any, shall receive an additional annual cash retainer of $15,000 for service as chair.

g.

Payment and Deferral of Service Fees. Unless otherwise deferred pursuant to the Director Deferral Program (as defined below), the sum of all annual cash retainers to which each Non-Employee Director is entitled pursuant to Sections 3(a)-(f) shall be paid quarterly in arrears, subject to proration for periods of service less than a full quarter or full year in length, as applicable.

| 2022 Proxy Statement B-1

SECTION 4.    EQUITY COMPENSATION

a.

Annual Equity Award. Unless otherwise deferred pursuant to the Director Deferral Program, on the fifth business day after each annual meeting of the Company’s stockholders (or, if any annual meeting is not completed on a single date, the date on which the polls are closed for voting on the election of directors at such annual meeting) (the “Annual Meeting”), each Non-Employee Director continuing to serve as a member of the Board immediately following the election and qualification of the directors elected at such Annual Meeting shall be granted, at his or her election, either a number of LTIP Units in Boston Properties Limited Partnership, or any successor thereto, or a number of restricted shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) (or a combination of LTIP Units and Common Stock), pursuant to the Incentive Plan equal to $165,000 divided by the closing market price of the Company’s Common Stock on the New York Stock Exchange on the grant date, which grant will vest on the earlier of (i) the first anniversary of the grant date and (ii) the date of the next Annual Meeting (the “Annual Equity Award”), subject to potential acceleration as set forth in the Incentive Plan or the applicable award agreement.

b.

Initial Equity Awards. Unless otherwise deferred pursuant to the Director Deferral Program, on the fifth business day after the appointment of any new Non-Employee Director, such Non-Employee Director shall be granted, at his or her election, either a number of LTIP Units in Boston Properties Limited Partnership, or any successor thereto, or a number of restricted shares of Common Stock (or a combination of LTIP Units and Common Stock), pursuant to the Incentive Plan equal to $165,000 (prorated based on the number of months from the effective date of the appointment of the Non-Employee Director to the Board to the first anniversary of the most recent prior Annual Meeting) divided by the closing market price of the Company’s Common Stock on the New York Stock Exchange on the grant date, which grant will vest on the earlier of (i) the first anniversary of the grant date and (ii) the date of the next Annual Meeting (the “Initial Equity Award”), subject to potential acceleration as set forth in the Incentive Plan or the applicable award agreement.

c.

Form of Equity Awards. Notwithstanding Sections 4(a) and (b), prior to the grant date of any Annual Equity Award or Initial Equity Award, the Committee may, in its sole discretion, determine to (i) grant such Annual Equity Award or Initial Equity Award in the form of any full value Award (as defined in the Incentive Plan) issuable from time to time pursuant to the Incentive Plan (i.e., an Award other than an option or stock appreciation right) or (ii) discontinue any ability for the Non-Employee Directors to elect to receive the form of equity for any such grants, in which case all equity awards granted hereunder shall be in the form of restricted shares of Common Stock. All equity awards granted hereunder shall be made pursuant to forms of award agreement having terms consistent with those set forth herein, as approved by the Committee or the Board from time to time for such purpose.

d.

Availability of Awards. All equity grants made hereunder shall be subject to the availability of shares of Common Stock reserved for issuance pursuant to the Incentive Plan, and the Director Plan does not increase such number of available shares. To the extent insufficient shares of Common Stock are reserved and available to make the equity grants set forth herein, or at the discretion of the Board, any portion of any equity grant to which a Non-Employee Director is entitled shall be added to the next cash payment of annual cash retainers payable pursuant to Section 3 in an amount equal to the Fair Market Value of any such ungranted equity compensation, to be paid at such times and in the manner set forth in Section 3, unless otherwise determined by the Board.

SECTION 5.    TAX WITHHOLDING

Except to the extent required by applicable law, each Non-Employee Director shall be solely responsible for any tax obligations he or she incurs as a result of any compensation received under the Director Plan.

SECTION 6.    DEFERRAL

Each Non-Employee Director may elect, in accordance with the Boston Properties, Inc. Amended and Restated Rules and Conditions for Directors’ Deferred Compensation Program or any other plan of the Company designated or established by the Board for such purpose, as (the “Director Deferral Program”), to defer the cash compensation described in the Director Plan.

| 2022 Proxy Statement B-2

SECTION 7.    SECTION 409A

The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A of the Code and the payment of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to any Non-Employee Director or any other person if any payments under any provisions of the Director Plan are determined to constitute deferred compensation under Section 409A of the Code that are subject to the twenty percent (20%) additional tax under Section 409A of the Code.

SECTION 8.    AMENDMENTS AND TERMINATION

The Board reserves the right to amend or terminate the Director Plan at any time in its sole discretion.

SECTION 9.    NON-EXCLUSIVITY; NO BOARD SERVICE RIGHTS

The Director Plan is not intended to be exclusive and nothing contained in the Director Plan shall prevent the Board from adopting other or additional compensation arrangements with respect to any Non-Employee Directors or otherwise. The adoption of the Director Plan and the payment of compensation hereunder shall not confer upon any Non-Employee Director any right to continued service on the Board.

SECTION 10.    EFFECTIVE DATE OF DIRECTOR PLAN

The Director Plan shall become effective upon stockholder approval in accordance with Delaware law.

SECTION 11.    GOVERNING LAW

The Director Plan and all actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

DATE OF APPROVAL OF DIRECTOR PLAN BY BOARD: January 18, 2022

DATE OF APPROVAL BY STOCKHOLDERS:

| 2022 Proxy Statement B-3

MIX
Paper from responsible sources
FSC® C132107
FSC
www.fsc.org

BOSTON PROPERTIES, INC.

800 BOYLSTON STREET, SUITE 1900

BOSTON, MA 02199

ATTN: INVESTOR RELATIONS

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 18, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 18, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D76781-P67225	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOSTON PROPERTIES, INC.

The Board of Directors recommends you vote FOR all of the nominees for director listed.

1.   Election of Directors

Nominees:	For	Against	Abstain

1a. Joel I. Klein	☐	☐	☐

1b. Kelly A. Ayotte	☐	☐	☐

1c. Bruce W. Duncan	☐	☐	☐

1d. Carol B. Einiger	☐	☐	☐

1e. Diane J. Hoskins	☐	☐	☐

1f. Mary E. Kipp	☐	☐	☐

1g. Douglas T. Linde	☐	☐	☐

1h. Matthew J. Lustig	☐	☐	☐

1i. Owen D. Thomas	☐	☐	☐

1j. David A. Twardock	☐	☐	☐

1k. William H. Walton, III	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2.	To approve, by non-binding, advisory resolution, the Company’s named executive officer compensation.	☐	☐	☐

3.	To approve the Boston Properties, Inc. Non-Employee Director Compensation Plan.	☐	☐	☐

4.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2022:

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

— — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — —  — — — — — — — — — — —

D76782-P67225

BOSTON PROPERTIES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2022

The undersigned hereby appoints Douglas T. Linde and Frank D. Burt, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the 2022 Annual Meeting of Stockholders of Boston Properties, Inc. (the “Annual Meeting”) to be held at Metropolitan Square, 655 15th Street NW, 2nd Floor, Washington, DC 20005 on May 19, 2022 at 9:00 AM EDT, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders and revokes any proxy heretofore given with respect to the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL FOR DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

Continued and to be signed on reverse side